As filed with the Securities and Exchange Commission on January 7, 2019.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Anchiano Therapeutics Ltd.
(Exact Name of Registrant as Specified in its Charter)
Not Applicable
(Translation of Registrant’s Name to English)
State of Israel	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Anchiano Therapeutics Ltd.
1/3 High-Tech Village, Givat Ram, P.O. Box 39264
Jerusalem, 9139102 Israel
+972 (2) 548-6555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Anchiano Therapeutics, Inc.
One Kendall Square, Building 600, Suite 6-106
Cambridge, MA 02139
+1 (857) 259-4622
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anna T. Pinedo Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 Tel: (212) 506-2500	Aaron M. Lampert, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: +972 (3) 608-9999	Ivan K. Blumenthal Cliff M. Silverman Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center, 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000	Shy S. Baranov Oded Har-Even Zysman, Aharoni, Gayer & Co. 41-45 Rothschild Boulevard Tel Aviv 6578401, Israel Tel: +972 (3) 795-5555
Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee
Ordinary shares, no par value, as represented by American Depositary Shares	$35,000,000	$4,242.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares granted pursuant to the underwriters’ over-allotment option.

(3)
American Depositary Shares, or ADSs, issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.           ). Each ADS represents    ordinary share(s).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 7, 2019
PRELIMINARY PROSPECTUS
American Depositary Shares
Anchiano Therapeutics Ltd.
Representing      Ordinary Shares
This is the initial public offering of American Depositary Shares, or ADSs. We are offering        ADSs, and each ADS represents        of our ordinary shares, no par value. The ADSs will be evidenced by American Depositary Receipts, or ADRs.
Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “ANCN.” The last reported sale price of our ordinary shares on the TASE on January 6, 2019 was NIS 9.70, or $2.61, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00).
We have applied to list the ADSs on the Nasdaq Capital Market, or the Nasdaq, under the symbol “ANCN.”
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, are eligible for reduced public company reporting requirements.
Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in the ADSs.
	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to      additional ADSs solely to cover over-allotments, if any, at the initial public offering price, less underwriting discounts and commissions.
Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The underwriting discount for the ADSs sold to such shareholders in this offering will be the same as the underwriting discount for ADSs sold to the public.
The underwriters expect to deliver the ADSs on or about            , 2019.
Sole Bookrunner
Oppenheimer & Co.
Lead Manager
Ladenburg Thalmann
Prospectus dated            , 2019.

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment to this prospectus or in any free writing prospectus prepared by us or on our behalf. When you make a decision about whether to invest in the ADSs, you should not rely upon any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these ADSs in any circumstances under which the offer or solicitation is unlawful.
Until and including            , 2019, 25 days after the date of this prospectus, all dealers that buy, sell or trade the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.
For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Potential market size information included in this prospectus is based on market data, including independent research that we commissioned in 2017 from The Nemetz Group LLC, a third-party advisory firm focused on the life sciences industry. The data involves a number of assumptions, estimates and limitations, and we have not independently verified the accuracy or completeness of such data. Accordingly, you are cautioned not to place undue reliance on such data.
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Prospectus Summary
This summary does not contain all of the information you should consider before investing in the ADSs. You should read this summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our unaudited condensed consolidated interim financial statements and consolidated financial statements and the related notes included at the end of this prospectus, before making an investment in the ADSs. All references to “Anchiano Therapeutics,” “we,” “us,” “our,” the “Company” and similar designations refer to Anchiano Therapeutics Ltd., together with its consolidated subsidiaries. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS to $1.00, based on the exchange rates reported by the Bank of Israel on January 6, 2019. We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements presented in this prospectus were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.
Overview
We are a clinical-stage biotechnology company committed to engineering a targeted gene therapy to improve the standard treatment for early-stage bladder cancer, which is one of the most prevalent forms of cancer. We have discovered and are developing a biologic agent called inodiftagene vixteplasmid, or inodiftagene, that we believe can deliver a new treatment to patients who have options that are limited in efficacy and problematic in toxicity. Bladder cancer is a disease that typically causes symptoms early in its course and consequently presents the patient and the treating physician with an opportunity to gain control of the malignancy. However, the limitations of existing therapies, developed in the 1970s, often result in a prolonged series of unsuccessful treatments that can end in the radical removal of the bladder.
Our lead product candidate, inodiftagene, is a recombinant DNA construct that will be administered to patients whose therapy for early stage bladder cancer has failed: this is gene therapy for bladder cancer. Preclinical studies and clinical trials completed so far have demonstrated that our product candidate can deliver a lethal gene specifically to bladder cancer cells in a patient’s bladder. Based on our Phase 1 and Phase 2 clinical trial results, we believe our product candidate, inodiftagene, has the potential to improve patient outcomes substantially by delaying or in some cases eliminating disease progression, and consequently may significantly improve patients’ quality of life. Although there can be no assurance, based on our interactions with the U.S. Food and Drug Administration, or FDA, and other international regulators, we also believe the clinical trial program we have accomplished to date provides a foundation for the regulatory pathway to approval for commercialization and wide distribution of our product candidate. The patient population that is the subject of our development program exhibits a significant unmet need for more effective and safe treatments. Our proposed clinical development plan includes two pivotal clinical studies designed to address related but distinct indications that together may provide access to a large share of this affected population. This differentiates us from competitive approaches.
Bladder cancer affects a large population in the United States as well as worldwide. In 2018, it was expected that approximately 81,000 new cases of bladder cancer would be diagnosed in the United States. Nearly 141,000 new cases in the European Union are expected to be diagnosed in 2020. Of these cases, approximately 75% will be non-muscle invasive bladder cancer, or NMIBC. This is the earliest stage in bladder cancer classification. Bladder cancer usually causes symptoms as soon as it develops. Its diagnosis leads to a cycle of cystoscopic evaluation, surgical resection, and medical therapy, that is repeated as treatments fail successively and additional treatments are attempted. The standard medical treatment is Bacillus Calmette-Guerin, or BCG, which is live tuberculosis bacteria administered into the bladder. Most treatments with BCG ultimately fail. The effect of this is tumor recurrence. As a consequence of the prolonged natural history of early presentation and repeated treatment failures, it was estimated that in the United States in 2015, the latest year good estimates were available, about 710,000 patients were living with bladder cancer. Moreover, it is the most costly cancer to treat in the United States, with annual costs that have been estimated at over $4 billion in 2010, and costs of care for an individual nearing $200,000. Despite the need for new approaches to therapy for this disease, no drug has been approved by the FDA for the treatment of NMIBC since 1998. Patients with bladder cancer whose therapies have failed make up a large population that is in desperate need of new therapies.
Our lead product candidate, inodiftagene, is a biological agent designed and formulated to deliver a toxic gene to bladder cells in a manner that results in the gene’s being active only in the bladder tumor with consequent killing of only the malignant cells. The engineered gene has been compounded with an agent that enhances and optimizes the efficiency of its delivery to tissue. In experiments, we have demonstrated the uptake of inodiftagene by 85% of target cells after a single exposure.
We have tested inodiftagene in six clinical trials, three of which involved NMIBC patients, and we have observed substantial anti-tumor activity. The data from the three NMIBC Phase 1/2 and Phase 2 trials demonstrate that inodiftagene causes complete responses in 33% of bladder cancer patients with unresected measurable tumors; that one-year and two-year recurrence-free survivals are 46% and 33%, respectively; and that we can administer inodiftagene with BCG, the standard of care for NMIBC, with recurrence-free outcomes of 95% and 78% at three and six months, respectively.
We believe that these studies strongly support the potential for inodiftagene to provide new therapies for NMIBC patients. There are two distinct populations of unmet need in the field of NMIBC treatment: those patients for whom two treatments with standard BCG have failed (who are termed BCG-unresponsive), and those for whom one BCG treatment has failed. Accordingly, we are conducting two pivotal clinical trials in NMIBC patients: a single-arm study of inodiftagene in patients with BCG-unresponsive disease, and a randomized trial in patients whose disease has recurred after a single course of standard BCG therapy. Both of these studies have been reviewed by the FDA and other international regulatory bodies. The FDA has granted our program Fast Track designation for regulatory review. Additionally, the Phase 3 study has been granted a special protocol assessment, or SPA, by the FDA. This is a competitive area for drug development, and other companies are seeking to bring treatments for NMIBC to regulatory submission and to market. Although there are several planned and ongoing trials by our competitors that address the BCG-unresponsive patient population, in our view, our clinical development program in patients whose disease recurs after a first course of BCG treatment differentiates us from our competitors. Based on market data, including a commissioned independent research study, we believe the potential market for inodiftagene, should it achieve regulatory approval for both indications in the United States, the European Union and Japan, is over $1.5 billion.
We believe that the inodiftagene development program in early-stage bladder cancer may potentially allow us to meet the regulatory requirements for the development of a new therapy for this malignancy.

Our Pipeline
The following table summarizes the clinical development program of our product candidate, inodiftagene:
	PRODUCT CANDIDATE	TRIAL			RESULTS
INDICATION		Phase 1	Phase 2	Phase 3
NMIBC	Inodiftagene	Phase 1/2			No DLT, no MTD; 22% CR, 22% PR
			Phase 2		33% CR; 1-yr RFS 46%
			Pivotal Phase 2 Codex Clinical Trial		Initiation 4Q2018
	Inodiftagene with BCG		Phase 2		Feasible; 3 month RFS 95%; 6 month RFS 78%
				Pivotal Phase 3 Leo Clinical Trial	Planned for 2019
Pancreatic cancer	Inodiftagene	Phase 1/2			2 PR in inodiftagene alone patients
	Inodiftagene with gemcitabine		Phase 2		1 PR; median PFS 7.6-9.3 months
Ovarian cancer	Inodiftagene		Phase 2		1 CR of malignant ascites in compassionate use
CR: complete response; DLT: dose-limiting toxicity; MTD: maximum tolerated dose; PFS: progression-free survival; PR: partial response; RFS: recurrence-free survival
The emphasis of our development program is on NMIBC, and at this time, we do not plan additional studies in pancreatic or ovarian cancer. The six completed trials detailed above were conducted in leading academic medical centers in Israel, and the two pivotal studies, the Codex Clinical Trial and Leo Clinical Trial, will be conducted in the United States and internationally.
The Problem: Lack of Effective Medical Therapies for Recurrent NMIBC Patients
Of the approximately 81,000 new cases of bladder cancer expected to be diagnosed in the United States in 2018, approximately 75% will be NMIBC. Bladder cancer is more common in men than in women, and in the United States, it is the fourth most common cancer diagnosed in men. When incidence in the European Union and Japan is also considered, the combined worldwide population affected by bladder cancer encompasses an estimated 260,000 new cases per year. The disease tends to progress from its early stages to local recurrence, metastasis, and ultimately potentially death. The general goal of therapy is to detect and treat the disease in its early stages so as to prevent such progression. NMIBC is a cancer that is situated superficially in the lining of the bladder. Typically NMIBC is detected early in its course, when tumors are small, and because it is superficial, the most frequent first symptom is blood in the patient’s urine. Evaluation by the physician involves visual examination of the inner surface of the bladder using a cystoscope, and diagnosis entails urine cytology, biopsy and pathological examination. The urologist surgically removes the evident tumors that are resectable. If the tumor characteristics lead it to be classified as of intermediate or high-risk for recurrence and progression, additional medical therapies are introduced through a catheter into the bladder. We estimate that, in the United States, the European Union, and Japan, annually there are over 285,000 cases of NMIBC that are eligible for medical therapy.
Unmet Need in NMIBC
The FDA-approved standard of medical care for intermediate and high-risk NMIBC is BCG, which is a strain of live tuberculosis that has been attenuated or weakened in the laboratory. It is given over a one to three year course of treatment. Although initial results with BCG are good, side effects can be substantial, including, on rare occasions, the contraction by the patient of actual tuberculosis. Eventual relapse rates from the first course of BCG therapy are estimated by experts in the field to be 50% by four years and as high as 70% by ten years. After a failed first treatment, urologic practice guidelines recommend that a second course of BCG be attempted. When used a second time, the efficacy of BCG falls. The relapse rate after a second course of BCG is estimated to be approximately 65% at two years. Most patients therefore experience a failure of BCG treatment. We believe there are two populations of unmet need in NMIBC treatment: (1) patients who have experienced recurrence following two courses of BCG, and (2) patients who have experienced recurrence following one course of BCG.
For the patient who has been treated with two courses of BCG and has then experienced recurrence, there are no other medical therapies that are recommended as the standard of care. Chemotherapy, immunotherapy and experimental treatments have been tested in these patients, but these are not approved. Patients whose NMIBC has failed to respond after two treatments with BCG are considered to have what is formally termed BCG-unresponsive NMIBC. Lacking a standard, FDA-approved medical treatment, treatment guidelines recommend that these patients undergo radical cystectomy, or bladder removal. Thus, the first major unmet need in the NMIBC population is for new therapies for patients whose two courses of BCG treatment have been unsuccessful, who need a third line of therapy, and who face the debility and compromised quality of life that accompany the removal of the bladder. Our first planned registrational clinical trial, the Codex Clinical Trial, will be a Phase 2 study of inodiftagene therapy for patients with BCG-unresponsive NMIBC. This trial is designed to support FDA approval for the indication of BCG-unresponsive NMIBC.
The second unmet need in the treatment of NMIBC is for patients earlier in their journey of treatment, whose first course of BCG therapy has failed. These patients are at very high risk for the subsequent failure of a second BCG treatment, and for becoming BCG-unresponsive. There is an opportunity to treat patients after their first treatment, in the second line, so as to prevent or delay ultimate recurrence and progression. Patients whose treatment has failed a single course of BCG comprise a larger population than those whose BCG treatment has failed twice. Our second planned clinical trial, the Leo Clinical Trial, is a randomized Phase 3 study in patients whose first treatment with BCG has resulted in recurrence. It is a trial of inodiftagene combined with BCG. This study has been granted an SPA by the FDA, an endorsement, but not a guarantee, that the trial’s design and endpoint will support approval in this population if its results are favorable. We believe that our clinical development plan and pivotal clinical trial in patients whose first course of BCG has failed sets us apart as uniquely addressing this aspect of the unmet need of NMIBC therapy.
The FDA and leading urological societies have worked together to formulate an approach to developing new agents for BCG-unresponsive disease, and this approach has been published in several forums, including the FDA’s Guidance for Industry on BCG-unresponsive Nonmuscle Invasive Bladder Cancer (2018). We have developed inodiftagene in close collaboration with leading urologists and experts in the field of bladder cancer, and consequently our clinical research program adheres to the FDA recommendations for the development of new agents to treat BCG-unresponsive NMIBC.
Our Solution
Inodiftagene, formerly known as BC-819, is a biological agent designed and formulated to introduce a toxic gene into cells. It is only activated in malignant cells, and when turned on in those cells, is lethal to them. It is a specifically targeted therapy. It is conceived to optimize efficacy and minimize side effects by focusing its cytotoxic effects in cancer cells only. Inodiftagene’s central technological feature is its incorporation of a portion of a gene from normal human cells known as H19, which is normally turned off in all adult tissues. Importantly, H19 is turned on in cancer cells: in bladder cancer, in pancreatic and ovarian cancer, in leukemias, and in a spectrum of other malignancies. Since inodiftagene is turned on in cancer cells, but not in normal tissues, it can also be exploited to direct other genes to be turned on specifically in cancer cells.
Inodiftagene is an engineered DNA plasmid that links the genetic controls from H19 to a gene from the Diphtheria bacteria called Toxin A, or DTA. The H19 controls serve as a switch to turn DTA on or off. When inodiftagene enters a normal cell, carrying into the cell the engineered H19-DTA gene, the H19 controls are quiescent, and DTA is off. However, when inodiftagene enters a cancer cell where H19 is turned on, the H19 controls activate the DTA gene. The result is the production by the cell of a protein that inhibits the cancer cell’s ability to make other proteins, killing the cell. The clinical result is that inodiftagene is toxic to cancer cells, but not to normal cells.

Inodiftagene has been extensively characterized in the laboratory. It has been combined with an agent that enhances its ability to enter target cells, and is efficiently taken into the cells. Thus, over 85% of cells exposed to its DNA internalize it. We can demonstrate that the gene is turned on in cancer cells, that the DTA protein is made appropriately, and that the DTA kills recipient cells. We have shown in extensive experiments that inodiftagene causes growth inhibition or regression of several different cancer types, including bladder cancer, in tissue cultures and in animal model systems. We believe the experimental data on inodiftagene strongly support its clinical utilization.
Clinical Data and Our Development Plan
To date, we have conducted six clinical trials of inodiftagene therapy for cancer. As noted, three of these trials were conducted in ovarian cancer and pancreatic cancer, for which we do not plan to perform additional studies at this time. However, the results of the studies in these cancers are important in that they validate the inodiftagene mechanism of action in cancer. The other three clinical trials were conducted in NMIBC. Our present focus is on this disease, and our planned pivotal clinical trial program comprises two clinical trials designed to achieve regulatory approvals in NMIBC.
Inodiftagene Clinical Trials
Inodiftagene was initially studied as a compassionate use therapy in several clinical settings, including in bladder cancer and ovarian cancer. The first patient with ovarian carcinoma who was studied had stage IIIC metastatic disease that had become refractory to platinum-containing chemotherapy and involved her abdominal cavity, resulting in the accumulation of malignant fluid called ascites. The patient received ten injections of inodiftagene into her malignant ascites at weekly or bi-weekly intervals. After ten treatments, she experienced complete resolution of her malignant ascites, a finding confirmed by ultrasound.
Inodiftagene was also tested in locally advanced and unresectable pancreatic cancer patients. Nine patients with advanced pancreatic cancer underwent intra-tumoral injection of inodiftagene. A partial response of greater than 30% tumor shrinkage was demonstrated in three patients, one of whom received chemotherapy in conjunction with inodiftagene, and two of whom received inodiftagene alone. A second clinical trial was conducted to test the administration of inodiftagene in combination with gemcitabine chemotherapy in 12 patients with advanced unresectable pancreatic cancer. Median progression-free survival, or PFS (the length of time during and after treatment that a patient lives with the disease, but it does not get worse), in these patients was 9.3 and 7.6 months in two groups, with one patient experiencing a partial response and eight patients experiencing stable disease. As is the case for inodiftagene in ovarian cancer, administration of inodiftagene as monotherapy in advanced pancreatic cancer indicates potent anti-cancer activity.
We have studied inodiftagene in three clinical trials in patients who have NMIBC. For several reasons, NMIBC is an ideal cancer to study clinically with this agent. First, bladder cancer is known to exhibit expression of the H19 gene, which is required for the activation of inodiftagene. Second, experimental work in the laboratory in tissue culture experiments and in animal models shows that inodiftagene has the potent ability to prevent bladder cancer growth. Finally, the ability to instill inodiftagene in a solution into the bladder of the NMIBC patient, much as BCG or chemotherapy is administered, provides the opportunity to expose the cancer to a quantity of inodiftagene that will be lethal to the cancer, in a closed space, over a prolonged period.
The first clinical trial of inodiftagene in NMIBC patients was a Phase 1/2 study. This trial involved patients who had been treated with BCG and whose therapy had failed. A total of 18 patients were enrolled, and they were treated with increasing doses of inodiftagene in a dose-escalation trial design. Each patient underwent surgery prior to treatment, as is standard, but one tumor was left in place, called a marker lesion, so that the effect of inodiftagene therapy could be assessed directly. The results of the trial demonstrated that inodiftagene could be tolerated, and that no toxicity was identified that would limit the dosing of the agent at the doses tested. Importantly, four patients, or 22%, had a complete disappearance of their marker tumor, and an additional four patients had a partial shrinkage of their marker tumor. This study revealed substantial anti-tumor activity in NMIBC patients whose BCG therapy had failed.

The second clinical trial was a Phase 2 study, testing the dose of inodiftagene that had been identified in the preceding Phase 1/2 clinical trial. A total of 47 patients were enrolled into the trial; all had recurrent NMIBC for which prior intravesical therapy had proven ineffective. As was the case in the Phase 1 study, surgery was performed and a marker lesion was left in place. In this study, 33% of evaluable patients had a complete response to inodiftagene therapy, resulting in complete disappearance of the marker tumor and the absence of new cancer. Long-term follow-up demonstrates that 46% of patients remain free of recurrence at one year, and 33% at two years.
We also have studied the administration of inodiftagene in combination with BCG. The third NMIBC trial enrolled 38 patients who were candidates for BCG therapy. Patients were treated with inodiftagene and BCG together in a six-week or 12-week course of induction therapy. At three months, 95% of patients were recurrence-free, and at six months, 78% were recurrence-free. At 24 months, 54% of patients remained recurrence-free, and 76% free of disease progression. We believe this data is consistent with the potential for inodiftagene to improve the results of therapy with BCG, compared with therapy with BCG by itself.
Pathway for Regulatory Approval
There are two clinical scenarios in which the unmet need for new NMIBC treatments is well-defined. First, patients need new agents in the third-line, BCG-unresponsive situation. Second, patients need new drugs in the second-line, failed BCG situation. The treatment algorithm for patients with NMIBC using BCG is shown below.
We have identified two unmet needs, and we address both in our planned product development. Our program has been designed with significant input from thought-leading urologic oncology experts, and in close compliance with regulatory guidance.
Our first study is the Codex Clinical Trial. The Codex Clinical Trial is enrolling patients whose disease has become BCG-unresponsive, and who are in need of third line therapy. These patients will have NMIBC that has recurred twice after standard BCG therapy, and whose standard option is radical bladder resection. The trial will enroll approximately 140 patients in about 50 leading urology centers in the United States, and its primary endpoint will be the complete response rate of the subset of patients who have NMIBC of the carcinoma-in-situ subtype, and its first secondary endpoint will be the proportion of patients who are free of recurrence one year after therapy. Initial data from the study is expected by mid-2019. The trial is designed to gain approval for the indication of the treatment of BCG-unresponsive NMIBC.
Our second study is the Leo Clinical Trial. The Leo Clinical Trial is designed for patients in the second line of therapy, whose disease has failed treatment with a first course of BCG, and who are eligible to receive a second course. Approximately 500 patients will be enrolled in the United States and Europe. The study will randomly assign their therapy to either standard BCG or inodiftagene plus standard BCG, with the primary endpoint being a comparison of the median time to recurrence in the two groups. This study is designed to gain approval for the indication of the treatment of patients whose first course of BCG has failed, and the study has been granted an SPA by the FDA in support of this objective. We anticipate this trial will begin in 2019.
Our Competitive Strengths
Inodiftagene is a targeted therapy. Our product candidate is designed so that its lethal payload is activated specifically in cancer cells. This has two effects. The first is that the anti-tumor effect is concentrated in the cancer. The second is that the cytotoxic effect is limited to the cancer.

Our clinical data strongly support the activity of inodiftagene against cancer. We have completed six clinical trials in patients with cancer: three in NMIBC patients and three in patients with ovarian or pancreatic cancer. We have demonstrated complete responses in unresected bladder cancer, as well as robust evidence of single-agent activity against the difficult-to-treat malignancies of pancreatic and ovarian cancer. The body of clinical data validates the anti-tumor mechanism of action of inodiftagene in multiple tumor types, especially in bladder cancer.
Our Growth Strategy
The key elements of our growth strategy are as follows:
•
Execute the clinical development program of inodiftagene through regulatory approval.   Our first and highest priority is to execute the clinical development program of inodiftagene. We believe that there is a linear path to approval for our agent in two related, but separate, indications. We also believe that our preliminary clinical data in bladder cancer, in addition to evidence of activity in other solid tumors, strongly support our program design. The FDA has provided positive input on our pivotal single arm Codex Clinical Trial, which is underway, and has granted us an SPA endorsing the randomized Leo Clinical Trial. Regulatory agencies in the European Union and Canada have also reviewed our pivotal program with positive feedback (inodiftagene has not yet been approved in any marketing territory). We expect to gain interim data from the Codex Clinical Trial by mid-2019, and to initiate the Leo Clinical Trial in 2019 as well.

•
Develop the capability to commercialize inodiftagene.   We believe that our competitive position in the NMIBC field is strong as a result of our addressing the unmet need of second line patients. We will do this with our randomized and SPA-endorsed Leo Clinical Trial. As the trials near completion, we plan to recruit a commercial team to exploit this advantage. The leadership team has experience and success in taking a company through the transition from a development focus to commercial capability.

•
Expand the potential indications of inodiftagene.   We intend to expand the clinical development program of inodiftagene to explore additional indications in bladder cancer, alone and in combination with BCG and additional novel agents. These are likely to include immunotherapeutic approaches, especially checkpoint inhibitors, as inodiftagene introduces a novel foreign diphtheria antigen against which we are all immunized, into cancer cells. Although our primary focus is the treatment of NMIBC, we also intend to explore other solid tumor indications, including ovarian cancer with malignant ascites, in which inodiftagene has already been demonstrated to be capable of inducing complete response.

•
Expand our pipeline of oncology therapeutic candidates.   We intend to designate new product candidates in our research and development laboratories. We have engineered second-generation versions of inodiftagene, and have demonstrated activity of these molecules in several experimental settings. The second generation molecules have strong intellectual property protection. In addition, we will seek to identify appropriate candidates for licensing.

•
Develop strategic partnerships.   We believe that the commercial potential of inodiftagene renders it an attractive asset for a strategic partnership. We intend to pursue partnership opportunities primarily for ex-U.S. commercialization. We will consider regional partnerships as well, especially in Japan and China. The leadership team has experience in gaining regulatory approval in Japan, and in developing business relationships in Japan, elsewhere in Asia and worldwide.

•
Grow our company into a fully capable biopharmaceutical entity.   Our vision is to build on the initial success of inodiftagene to expand our capabilities to encompass all facets of oncology drug development, approval, and commercialization. Our focus will remain the bringing of novel genetic and targeted therapies to lessen the burden of disease affecting those stricken with cancer.

Risk Factors
Investing in the ADSs involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 14 before making a decision to invest in the ADSs. The following is a summary of some of the principal risks we face:
•
The approach that we have adopted to discover and develop products is new and may never lead to marketable products;

•
We do not have a history of commercial sales and do not anticipate earning operating income over the coming years;

•
Our business depends on the success of our lead product candidate, inodiftagene, the development of which will require significant additional clinical testing before we can seek regulatory approval and potentially launch commercial sales;

•
Scientific or technological difficulties may impede our research and development activities;

•
We will require substantial additional funds to complete our research and development activities;

•
Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product;

•
Any product that we may develop will be required to undergo a time-consuming, costly and burdensome pre-market approval process, and we may be unable to obtain regulatory approval for any of our products;

•
The pharmaceutical and biotechnology market is highly competitive; and

•
Patents that we have licensed exclusively from Yissum Research Development Company of the Hebrew University of Jerusalem, or Yissum, will expire, and if we cannot obtain extended marketing exclusivity, we may face increased competition from third parties.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company, among other things:
•
We are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•
We are permitted to provide less extensive disclosure about our executive compensation arrangements; and

•
We are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of  (1) the last day of the fiscal year in which we have more than $1.07 billion in total annual gross revenues, (2) the date on which we have issued more than $1.0 billion of non-convertible debt securities over a three-year period, (3) December 31, 2024 and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced burdens.

Implications of Being a Foreign Private Issuer
Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K relating to the occurrence of specified significant events.

We intend to take advantage of these exemptions for as long as we qualify as a foreign private issuer.
Corporate Information
We were incorporated on September 22, 2011 under the laws of the State of Israel for the purpose of a reincorporation merger, or Reincorporation, which merged BioCancell Therapeutics Inc., or BTI, with and into a wholly-owned subsidiary of BioCancell Ltd., or BioCancell. BTI was incorporated in the United States under the laws of the State of Delaware on July 26, 2004, and commenced operations on October 1, 2004. The Reincorporation was consummated on August 14, 2012, and BTI survived as a wholly-owned subsidiary of BioCancell until it was formally dissolved in the State of Delaware on December 28, 2012. Following the Reincorporation, BioCancell became a public company with its ordinary shares listed on the TASE. In August 2018, BioCancell changed its name to Anchiano Therapeutics Ltd. and its ordinary shares continue to be traded on the TASE under that name. Our principal executive offices are located at 1/3 High-Tech Village, Givat Ram, P.O. Box 392649, Jerusalem, 9139102 Israel and our telephone number is +972 (2) 548-6555. Our website address is http://www.anchiano.com. The information contained therein shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

THE OFFERING
ADSs we are offering
     ADSs (or     ADSs if the underwriters exercise their option to purchase additional ADSs in full), representing     ordinary shares.
Ordinary shares to be outstanding after this offering
     ordinary shares, including ordinary shares represented by outstanding ADSs (or     ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
The ADSs
Each ADS represents     of our ordinary shares, no par value. The depositary will hold the ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement by and among us, the depositary, and the holders and beneficial owners of ADSs issued thereunder.
If we declare dividends or make any distributions on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.
You may turn in the ADSs to the depositary for cancellation to receive ordinary shares. The depositary will charge you fees for any cancellation.
We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs, you agree to be bound by the deposit agreement as amended.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.
Option to purchase additional ADSs
We have granted the underwriters an option to purchase up to     additional ordinary shares from us within 30 days of the date of this prospectus.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $    , or approximately $     if the underwriters exercise their option to purchase additional ADSs in full, from the sale by us of      ADSs in this offering, based on an assumed initial public offering price of  $     per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds from this offering to develop our therapeutic product candidate, inodiftagene, and for general corporate purposes, including working capital requirements. See “Use of Proceeds” for more information.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Depositary
The Bank of New York Mellon
Proposed Nasdaq Capital Market symbol
“ANCN”
Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The underwriting discount for the ADSs sold to such shareholders in this offering will be the same as the underwriting discount for ADSs sold to the public.
The number of ordinary shares to be outstanding after this offering is based on 15,575,682 ordinary shares outstanding as of November 1, 2018. The number of ordinary shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus excludes:
•
2,167,829 ordinary shares that were issuable upon exercise of incentive options that had been granted and remained outstanding as of November 1, 2018 at a weighted average exercise price of $3.43 per share;

•
4,768,629 ordinary shares that were issuable upon exercise of warrants that had been granted and remained outstanding as of November 1, 2018 at an NIS-denominated weighted average exercise price of NIS 16.20 per share (approximately $4.37 per share as of November 1, 2018); and

•
874,738 ordinary shares reserved for future issuance under our equity incentive plans.

Unless otherwise indicated, all information in this prospectus:
•
assumes an initial public offering price of  $   per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00);

•
no exercise of the outstanding options and warrants described above; and

•
assumes no exercise by the underwriters of their over-allotment option to purchase up to      additional ADSs from us.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth our summary consolidated financial data. You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated interim financial statements and consolidated financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. Our consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB, which differ in certain significant respects from U.S. GAAP. We have prepared our unaudited condensed consolidated interim financial statements on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Interim financial statements are not necessarily indicative of results that may be experienced for the full year or any future reporting period.
The summary consolidated statements of operations for each of the years in the two-year period ended December 31, 2017, and the summary consolidated statements of financial position data as of December 31, 2016 and 2017, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated statements of operations for the nine months ended September 30, 2018 and 2017, and the summary consolidated statement of financial position data as of September 30, 2018 are derived from our unaudited condensed consolidated interim financial statements. Although our functional currency is the NIS, we report our financial results in U.S. dollars.
	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(USD, in thousands, except per share data)
Consolidated Statements of Operations:
Operating expenses:
Research and development expenses	$5,722	$5,222	$6,229	$2,384
General and administrative expenses	4,346	2,288	3,163	2,258
Operating loss	$10,068	$7,510	$9,392	$4,642
Financing expense (income), net	941	138	91	(37)
Loss before taxes on income	$11,009	$7,648	$9,483	$4,605
Income tax	461	210	323	137
Net loss	$11,470	$7,858	$9,806	$4,742
Net loss per ordinary share, basic and diluted(1)	$0.98	$0.89	$1.09	$0.87
Number of shares used to compute basic and diluted loss per ordinary share (thousands of shares)	11,666	8,816	9,025	5,433

(1)
Basic net loss per ordinary share and diluted net loss per ordinary share are the same because outstanding options and derivative financial instruments would be anti-dilutive due to our net losses in these periods and/or, as out-of-money warrants, would likewise not add to the diluted net loss per ordinary share.

	As of September 30, 2018
	Actual	Pro forma(1)(2)
	(USD, in thousands)
Consolidated Statements of Financial Position Data:
Cash and cash equivalents	$10,912	$
Working capital(3)	3,961
Total assets	15,203
Total liabilities	14,970
Total shareholders’ equity	233

(1)
The pro forma consolidated statements of financial position data gives effect to the issuance and sale

of       ADSs by us in this offering at the assumed initial public offering price of  $    per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
(2)
Each $1.00 increase (decrease) in the assumed initial public offering price of  $    per ADS would increase (decrease) our pro forma cash and cash equivalents, working capital, total assets and total shareholders’ equity by $    million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each 100,000 ADS increase (decrease) in the number of ADSs offered by us, as set forth on the cover page of this prospectus, would increase (decrease) our pro forma cash and cash equivalents, working capital, total assets and total shareholders’ equity by $    million, assuming no change in the assumed public offering price per ADS.

(3)
We define working capital as current assets minus current liabilities. See our consolidated financial statements included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

Risk Factors
An investment in the ADSs involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before you decide to buy the ADSs. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of the ADSs would likely decline and you might lose all or part of your investment.
Risks Relating to our Business
We depend completely on the success of inodiftagene, our lead product candidate, and if inodiftagene does not receive regulatory approval or is not successfully commercialized, our business will be harmed.
We currently have no products that are approved for commercial sale and may never be able to develop marketable products. We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to inodiftagene, which is currently our only product candidate in active clinical development. Accordingly, our business depends completely on the successful development, regulatory approval and commercialization of inodiftagene. We cannot be certain that inodiftagene will receive regulatory approval or be successfully commercialized even if we receive regulatory approval for any indication, due in part because inodiftagene remains in early stages of clinical development, and it may be years before we are in a position to seek regulatory approval for inodiftagene in any indication. Moreover, we may not be successful in our efforts to expand the approval, if any, of inodiftagene for other indications. If we were required to discontinue development of inodiftagene for any indication or if inodiftagene does not receive regulatory approval or fails to achieve significant market acceptance, we would be delayed by many years in our ability to achieve profitability, if ever. In addition, our ability to develop additional product candidates in our pipeline could be significantly hindered. We may also need to discontinue our operations as currently contemplated unless we identify other product candidates, advance them through preclinical and clinical development and apply for regulatory approvals, which could be time-consuming and costly, and may adversely affect our business, prospects, financial condition and results of operations.
Further development of inodiftagene will require significant additional clinical testing before we can seek regulatory approval and potentially launch commercial sales.
We do not have any products that have gained regulatory approval. Our business and future success depend on our ability to obtain regulatory approval of, and then successfully commercialize, our lead product candidate, inodiftagene. We are preparing for Phase 2 and Phase 3 trials. Our ability to develop, obtain regulatory approval for, and successfully commercialize inodiftagene effectively will depend on several factors, including the following:
•
successful completion of our clinical trials, which will depend substantially upon the satisfactory performance of third-party contractors;

•
successful achievement of the objectives of planned clinical trial(s), including the demonstration of a non-recurrence benefit and a favorable risk-benefit outcome;

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receipt of marketing approvals for inodiftagene from the FDA, and similar regulatory authorities outside the United States;

•
establishing commercial manufacturing and supply arrangements;

•
acceptance of the product by patients, the medical community and third-party payors;

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establishing market share while competing with other therapies;

•
successfully executing our pricing and reimbursement strategy;

•
a continued acceptable safety and adverse event profile of the product following regulatory approval; and

•
qualifying for, identifying, registering, maintaining, enforcing and defending intellectual property rights and claims covering the product.

Inodiftagene will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates. If we are unable to develop or receive marketing approval for inodiftagene in a timely manner or at all, we could experience significant delays or an inability to commercialize the product, which would materially and adversely affect our business, financial condition and results of operations.
We do not have a history of commercial sales and do not anticipate earning operating income over the coming years, and our failure to receive marketing approval for any of our product candidates or our failure to otherwise achieve and sustain profitability would negatively impact our ability to continue our business operations.
Our predecessor entity, BTI, was formed on July 26, 2004, and since then we have been a development-stage company in the early stage of drug development. We have not yet received marketing approval for our product candidate and, as a result, have not recorded any sales. We expect that we will operate at a loss over the coming years, as we do not expect to generate any revenue from operations in the near term. We may not be able to develop, or receive marketing approval for, drugs from our research and development efforts. In addition, even if we obtain all necessary approvals to market any of our products, there is no certainty that there will be sufficient demand to justify the production and marketing of any such product. The market for any drug based on recombinant DNA plasmids may be small or may not develop, and the creation and growth of a market for any such drug depends on a number of factors including the availability of adequate reimbursement by patients’ third-party insurers for drugs that utilize recombinant DNA plasmids, and marketing efforts and publicity regarding any drug that we may develop utilizing recombinant DNA plasmids.
If our products utilizing recombinant DNA plasmids do not gain wide market acceptance, we may not be able to achieve our anticipated growth, revenues or profitability and we may not be able to continue our business operations.
We will require substantial additional funds to complete our research and development activities and, if additional funds are not available, we may need to significantly scale back or cease our operations.
A significant portion of our research and development activities has been financed by the issuance of equity securities. There is no certainty that we will be able to obtain additional sources of funding for our research and development activities. A lack of adequate funding may cause a cessation of all or part of our research and development activities and business operations.
We will require substantial funds to discover, develop, protect and conduct research and development for our plasmid-based prospective therapies, including clinical trials of any of our products, and to manufacture and market any such product that may be approved for commercial sale. From inception, we have raised approximately $85.7 million. However, these funds may prove to be insufficient for these activities. Our financing needs may change substantially because of the results of our research and development, competition, clinical trials and costs arising from additional regulatory approvals. We may not succeed in raising additional funds if needed. The timing of our need for additional funds will depend on a number of factors, which factors are difficult to predict or may be outside of our control, including:
•
the resources, time and costs required to initiate and complete our research and development and to initiate and complete pre-clinical and clinical studies and to obtain regulatory approvals for our products;

•
progress in our research and development programs;

•
the timing, receipt and amount of milestone, royalty and other payments from future collaborators, if any; and

•
costs necessary to protect our intellectual property.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our operating plan. Additional funds may not be available to us when needed on acceptable terms, or at all.
Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through equity offerings, debt financings, government contracts, government and/or other third-party grants or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. We will require substantial funding in addition to the net proceeds of this offering to fund our commercialization efforts and fund our operating expenses and other activities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of the ADSs. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our clinical research or development programs, which would adversely impact our potential revenues, results of operations and financial condition.
There is substantial doubt as to whether we can continue as a going concern.
Our consolidated financial statements as of September 30, 2018 contain an explanatory paragraph that states that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any measurement or presentation adjustment for assets or liabilities that might result if we would be unable to continue as a going concern. We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our net loss, accumulated during the development stage through September 30, 2018, totaled approximately $74.3 million, and we expect to continue to incur substantial losses in future periods while we continue to test and prepare our product candidate for the market.
Risks Related to Development, Clinical Testing and Regulatory Approval of Our Product Candidate
Any product that we may develop will be required to undergo a time-consuming, costly and burdensome pre-market approval process, and we may be unable to obtain regulatory approval for our product candidate.
Any product that we develop will be subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous pre-clinical testing and clinical trials and extensive regulatory approval processes are required to be successfully completed in the United States and in many foreign jurisdictions such as the European Union and Japan before a new therapeutic product may be offered and sold in any of these countries or regions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays.
In the United States, the products that we intend to develop and market are regulated by the FDA under its drug development and review process. The time required to obtain FDA and other approvals for our products is unpredictable. Before such products can be marketed, we must obtain clearance from the FDA first through submission of an investigational new drug application, or IND, then through successful completion of human testing under three phases of clinical trials and finally through submission of a Biologics License Application, or BLA. Even after successful completion of clinical testing, there is a risk that the FDA may request further information from us, disagree with our findings or otherwise undertake a lengthy review of our BLA submission.

There can be no assurance that the FDA will grant a license for any BLA that we may submit. It is possible that none of the products that we develop will obtain the appropriate regulatory approvals necessary for us to commence the offer and sale of such products. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from a particular prospective product.
Because we intend to market any drug that we develop in jurisdictions in addition to the United States, such as the European Union and Japan, we will likely incur the same costs or more in satisfying foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing and commercialization of our products. Approval by the FDA by itself does not assure approval by regulatory authorities outside the United States. Each of these foreign regulatory approval processes includes all of the risks associated with the FDA approval process, as well as risks attributable to having to satisfy local regulations within each of these foreign jurisdictions. Our inability to obtain regulatory approval outside the United States may adversely compromise our business prospects.
If the clinical studies that we are required to conduct to gain regulatory approval are delayed or unsuccessful, we may not be able to market our product candidate.
We may experience delays in any phase of the development of our product candidate and its commercial launch, including during research and development and clinical trials. Implementing a clinical study is time-consuming and expensive, and the outcome of any clinical study is uncertain. The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:
•
the FDA, institutional review boards, or IRBs, the European Union regulatory authorities (EMA and national authorities), the Israeli Ministry of Health, or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;

•
patients do not enroll in a clinical study or results from patients are not received at the expected rate;

•
patients discontinue participation in a clinical study prior to the scheduled endpoint set forward in the clinical protocol at a higher than expected rate, especially if such discontinuations interfere with our ability to assess the efficacy of our product candidate;

•
patients experience adverse events from our product candidate;

•
patients die during a clinical study for a variety of reasons that may or may not be related to our product candidate, including the advanced stage of their disease and other medical problems;

•
third-party clinical investigators do not perform the clinical studies in accordance with the anticipated schedule or consistent with the clinical study protocol and good clinical practices or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•
third-party clinical investigators engage in activities that, even if not directly associated with our clinical studies, result in their debarment, loss of licensure, or other legal or regulatory sanction;

•
regulatory inspections of manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend the clinical studies;

•
changes in governmental regulations or administrative actions;

•
the interim results of the clinical study, if any, are inconclusive or negative; and

•
the study design, although approved and completed, is inadequate to demonstrate effectiveness and safety.

Our dependence upon clinical trials in developing our product candidate may impede us from reaching advanced stages of development, and might cause termination of all or part of our commercial operations. To date, the aforementioned situations regarding potential delays in research and development activities and clinical trials have yet to occur in a manner that adversely affects our research and development activities.

Clinical trials are expensive, time-consuming and difficult to design and implement.
Clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our product candidate is based on new technologies, we expect that it will require extensive research and development and have substantial manufacturing and processing costs. In addition, costs to treat potential side effects that may result from our product candidate may be significant. Accordingly, our clinical trial costs could be significantly higher than for more conventional therapeutic technologies or drug products.
We have limited experience in conducting and managing clinical trials.
We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals for our product candidate. We may rely on third parties for clinical development activities and our reliance on third parties will reduce our control over these activities. Accordingly, third-party contractors may not complete activities on schedule, or may not conduct clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them, which may delay the affected trial.
We may experience difficulties in identifying and recruiting suitable patients for clinical studies, which may significantly compromise our ability to develop our product candidate.
We may experience difficulties in identifying and recruiting suitable patients for clinical studies because of the high demand for such patients’ involvement in current and future clinical trials for potential drugs or because the supply of suitable patients may be low because of strict inclusion criteria requirements. The realization of any of the foregoing risks may significantly compromise our ability to develop our product candidate, which would adversely impact our potential revenues, results of operations and financial condition.
If serious adverse or undesirable side effects are identified during the development of our product candidate, we may need to abandon or limit our development of our product candidate.
Our product candidate is in clinical development and its risk of failure is high. It is impossible to predict when or if our product candidate will prove effective or safe in humans or will receive regulatory approval. If our product candidate is associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon its development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In our Phase 1/2 clinical pilot trial with 47 treated patients suffering from NMIBC who had failed previous treatment, three patients experienced serious adverse events while receiving treatment: one reported myocardial infection, one reported hematuria (blood in urine), and one reported urinary retention, urinary tract infection and transurethral prostatectomy (a type of resection of the prostate gland). Only the hematuria was considered by the investigator to be possibly related to inodiftagene. In the Phase 1 study of inodiftagene as a monotherapy in 18 patients with NMIBC, one serious adverse event considered possibly related to study treatment, urinary urgency requiring hospitalization, occurred. Serious adverse events not considered to be related to study treatment in that study included one patient who reported hematuria and one patient who reported a broken leg, who also had an infected surgical wound after elective surgery to remove the metal plate used to treat the broken leg. In the Phase 2 study of inodiftagene in combination with BCG with 38 patients suffering from NMIBC, one patient reported a serious adverse event of heart palpitations, which was considered by the investigator not to be related to either study treatment. The serious adverse events did not affect the validity of the study or result in a clinical hold being placed on the IND. In addition, such effects or characteristics could cause an IRB or regulatory authority to interrupt, delay or halt clinical trials of our product candidate, require us to conduct additional clinical trials or other tests or studies, and could result in a more restrictive label, or the delay or denial of marketing approval by the FDA or comparable foreign regulatory authorities.

The commercial value of any clinical study that we may commence and conduct in the future will significantly depend upon our choice of medical indication and our selection of a patient population for our clinical study of an indication, and our inability to commence clinical testing or our choice of clinical strategy may significantly compromise our business prospects.
If we successfully complete a clinical study, the commercial value of any such study will depend significantly upon our choice of indication and our selection of a patient population for that indication. Because our recombinant DNA plasmids are expected to be expressed in various types of cancer, our prototype molecules may have the ability to treat many different kinds of cancer. Thus, we may incorrectly assess the market opportunities of an indication or may incorrectly estimate or fail to appreciate fully the scientific and technological difficulties associated with treating an indication. Furthermore, the quality and robustness of the results and data of any clinical study that we may conduct in the future will depend upon our selection of a patient population for clinical testing. Our inability to commence clinical testing or our choice of clinical strategy may significantly compromise our business prospects.
Our inability to address the chemistry, manufacturing and control concerns of regulatory bodies would significantly compromise our business prospects.
If we commence additional clinical studies for our product candidate, our ability to complete such clinical studies successfully and to apply for and obtain regulatory approval for marketing will depend upon our ability to develop an established manufacturing process assuring consistent production of a therapeutic product of a defined quality for all phases of clinical testing and for commercial production in accordance with current Good Manufacturing Practices, or cGMP. Our inability to satisfy the chemistry, manufacturing and control concerns of regulatory bodies, such as the FDA, would either prevent us from completing clinical studies or prevent us from obtaining regulatory approval for marketing, either of which would significantly compromise our business prospects.
If we, or if our service providers or any third-party manufacturers, fail to comply with regulatory requirements, we or they could be subject to enforcement actions, which could affect adversely our ability to market and sell our product candidate.
If we, or if our service providers or any third-party manufacturers, fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could adversely affect our ability to develop, market and sell our product candidate successfully and could harm our reputation and lead to reduced acceptance of our product candidate. These enforcement actions may include:
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restrictions on, or prohibitions against, marketing our product candidate;

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restrictions on importation of our product candidate;

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suspension of review or refusal to approve new or pending applications;

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suspension or withdrawal of product approvals;

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product seizures;

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injunctions; and

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civil and criminal penalties and fines.

If we, or if our service providers or any third-party manufacturers, fail to comply with laws regulating the protection of the environment and health and human safety, we or they could be subject to enforcement actions and our business prospects could be adversely affected.
Our research and development activities, and the research and development activities of our service providers and third-party manufacturers, may involve the use of hazardous materials and chemicals or the maintenance of various flammable and toxic chemicals. If we, or they, fail to adequately handle and dispose of these materials, we may be held liable for resulting damages, which could be substantial. We also may be subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of bio-hazardous materials. We may incur substantial costs to comply with these laws or regulations, and substantial fines or penalties if we violate any of them, which could significantly compromise our business prospects.
Risks Related to Competition and Commercialization of Our Product Candidate
The pharmaceutical and biotechnology market is highly competitive. If we are unable to compete effectively with existing products, new treatment methods and new technologies, we may be unable to commercialize any therapeutic products that we may develop in the future.
The biotechnology market is highly competitive, is subject to rapid technological change and is significantly affected by existing rival drugs and medical procedures, new product introductions and the market activities of other participants. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations may pursue the research and development of technologies, drugs or other therapeutic products for the treatment of some or all of the diseases that we are targeting, or that we expect to target, including NMIBC. We also may face competition from products that have already been approved and accepted by the medical community for the treatment of these same indications. We believe a number of products are currently under development, and may become commercially available in the future, for the treatment of some or all of the diseases that we are targeting or that we expect to target.
Our competitors may develop products more rapidly or more effectively than us. Many of our competitors have:
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much greater experience and much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

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more extensive experience in pre-clinical testing, conducting clinical trials, obtaining and maintaining regulatory approvals and manufacturing and marketing therapeutic products;

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products that have been approved or are in late stages of development;

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established distribution networks;

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collaborative arrangements in our target markets with leading companies and research institutions; and

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entrenched and established relationships with healthcare providers and payors.

As a result of any of the foregoing factors, our competitors may develop or commercialize products with significant advantages over any therapeutic products that we may develop. If our competitors are more successful in commercializing their products than us, their success could adversely affect our competitive position and harm our business prospects.
We may be unsuccessful in utilizing expedited or other similar regulatory pathways for marketing approval of our product candidate in the United States and Europe.
For our current lead product candidate, we are currently pursuing regulatory pathways that would provide expedited marketing approval in the United States. Although we believe that we have developed our clinical trials based on a framework that would allow for expedited or other similar approval, the FDA may prohibit us from utilizing such regulatory approval pathways or require us to conduct additional, large clinical trials.
In our leading indication, bladder cancer, we face competition from the current standard of care. The current standard of care has severe side effects. However, our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products, treatments or procedures that improve the standard of care and have fewer or less severe side effects. If such products are approved, the demand for our product candidate may be significantly reduced.

Even if we receive regulatory approval to market our product candidate, the market may not be receptive to our product candidate upon its commercial introduction, which would prevent us from becoming profitable.
We may have difficulties convincing the medical community and third-party payors to accept and use any of our products that may be approved for commercialization in the future. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept therapies utilizing recombinant DNA plasmids. Even if such therapies are accepted by these participants, the medical community may not consider effectiveness and safety alone as a sufficient basis for prescribing our product in lieu of other alternative treatment methods and medications that are available.
Any therapeutic products that we may develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby adversely affecting the profitability of our business.
The regulations that govern pricing for new medical products vary widely from country to country. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to pricing regulations in that country that delay the commercial launch of the product and negatively impact the revenues we are able to generate from the sale of the product in that country. In addition, our ability to commercialize any approved products successfully will depend in part on the extent to which reimbursement for these products will be available from government health administration authorities, private health insurers and other organizations. Even if we succeed in bringing one or more therapeutic products to market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell them on a competitive basis. If the price we are able to charge for therapeutic products is inadequate in light of our development and other costs, our profitability could be adversely affected.
Risks Related to Our Dependence on Third Parties
We rely on a limited number of third parties for the supply of plasmids and other key raw materials required for our research and development activities. If we are unable to reach agreements with these third parties, or if we are unable to maintain our contractual relationships with these third parties, our research and development activities would be delayed.
We rely on third parties to provide materials required for our research and development activities. Obtaining these materials requires various approvals as well as reaching a purchase or commercial agreement on acceptable terms with the provider of the materials. We may not be able to reach agreements with a sufficient number of suppliers or do so on terms acceptable to us. If we are unable to reach acceptable agreements with a sufficient number of suppliers of materials, our research and development activities will be delayed and our ability to implement our business plan will be compromised.
The manufacture of recombinant DNA plasmids in particular is a complicated and expensive process, which requires months of advance planning. We rely on a limited number of manufacturers for our supply. If we are unable to acquire the necessary amount of plasmids to complete our clinical trials, our progress could be delayed substantially.
We have no manufacturing experience or resources and we must incur significant costs to develop this expertise or rely on third parties to manufacture our product candidate.
We have no manufacturing experience. In order to develop our product candidate, apply for regulatory approvals and commercialize our product candidate, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities. Manufacturing of our product must comply with the current cGMP requirements set forth in the FDA’s Code of Federal Regulations. The manufacturing process for our product candidate is an element of the FDA approval process and we will need to contract with manufacturers who can satisfy the FDA requirements on an ongoing basis before we seek to obtain FDA approval. In addition, if we receive the necessary regulatory approval for our product candidate, we also expect to rely on third parties, including our collaborators, to manufacture our therapeutic products in quantities sufficient for clinical trials and commercial marketing. We may experience difficulty in obtaining adequate and timely manufacturing capacity for clinical trials and our commercial needs. If we are unable to obtain or maintain contract manufacturing for our product candidate, or are unable to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our product candidate.
Risks Related to Our Operations
If we are unable to retain qualified employees, our ability to implement our business plan may be adversely affected.
The loss of the service of employees, such as Dr. Frank Haluska, our Chief Executive Officer, Jonathan Burgin, our Chief Financial and Operating Officer, Dr. David Kerstein, our Chief Medical Officer, Dr. Ron Knickerbocker, our Senior Vice President of Clinical Development and Data Sciences, Sean Daly, our Vice President of Clinical Operations, or Dr. Michal Gilon Ohev-Zion, our Vice President of Research and Development, would likely delay our achievement of product development and our other business objectives. Although we have employment agreements with our key employees, some of these employment agreements provide for at-will employment, which means that the employee could terminate their employment with us at any time and, for certain employees, without notice. We do not carry key man life insurance on any of our executive officers.
Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.
Under applicable employment laws, we may not be able to enforce covenants not to compete.
Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work. For example, Israeli courts have required employers seeking to enforce covenants not to compete to demonstrate that the competitive activities of a former employee will harm one of a limited number of material interests of the employer, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such an interest will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our competitiveness may be diminished.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
Many of our employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our potential competitors. Some of these employees may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

We are exposed to a risk of substantial loss due to claims that may be filed against us in the future because our insurance policies may not fully cover the risk of loss associated with our operations.
We are exposed to the risk of having claims seeking monetary damages being filed against us for loss or harm suffered by participants of our clinical studies or for loss or harm suffered by users of any drug that may receive approval for commercialization in the future. In either event, the FDA or the regulatory authorities of other countries or regions may commence investigations of the safety and effectiveness of any such clinical trial or commercialized drug, the manufacturing processes and facilities or marketing programs utilized in respect of any such trial or drug, and may result in mandatory or voluntary recalls of any commercialized drug or other significant enforcement action such as limiting the indications for which any such drug may be used, or suspension or withdrawal of approval for any such drug. Investigations by the FDA or any other regulatory authority in other countries or regions also could delay or prevent the completion of any of our other clinical development programs. In the event that we are required to pay damages for any such claim, we may be forced to seek bankruptcy or to liquidate because our asset and revenue base may be insufficient to satisfy the payment of damages and any insurance that we have obtained or may obtain for product or clinical trial liability may not provide sufficient coverage against potential liabilities. Our current clinical trials insurance policy provides coverage in the amount of up to $10 million in the aggregate.
Our business and operations would suffer in the event of system failures.
Despite the implementation of security measures, our internal computer systems and those of our contract research organizations, or CROs, and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product could be delayed.
Risks Related to Government Regulation
We may be subject to U.S. federal and state and also foreign healthcare fraud and abuse laws and regulations and other regulatory reforms, and a finding of our failure to comply with such laws, regulations and reforms could have a material adverse effect on our business.
Our operations may be directly or indirectly affected by various broad U.S. federal and state healthcare fraud and abuse laws. These include the U.S. federal anti-kickback statute, which prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under U.S. federal healthcare programs, such as the Medicare and Medicaid programs. The U.S. federal anti-kickback statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, many states have adopted laws similar to the U.S. federal anti-kickback statute, and some of these laws are broader than that statute in that their prohibitions are not limited to items or services paid for by a U.S. federal healthcare program but, instead, apply regardless of the source of payment. Violations of these laws could result in fines, imprisonment or exclusion from government-sponsored programs.
Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, program exclusion, contractual damages, reputational harm and diminished profits and future earnings.
Healthcare providers, physicians and third-party payors play a primary role in the recommendation of any product for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:
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the federal healthcare anti-kickback statute, as mentioned above, prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

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the federal False Claims Act imposes civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under the Health Care Reform Law will require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to Our Intellectual Property and Potential Litigation
Patents that we have licensed exclusively from Yissum will expire, and if we cannot obtain extended marketing exclusivity, whether through the use of additional patents or government exclusivity regulations, we may face increased competition from third parties who will be able to use the patents that we have used in our research and development activities.
Significant patents underlying our lead product candidate, inodiftagene, included in the exclusive license that Yissum granted to us began expiring in 2017, after which time, any one or more of our competitors could develop generic alternatives to our prospective drugs, to the extent that these are not subject to additional protections, such as exclusivity of biological drugs in the United States and elsewhere, and patent restoration.
We are required, and may be required in the future, to license patent rights from third-party owners in order to develop our products. If we cannot obtain such licenses, or if such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.
We currently license patents in conducting our research and development activities, and may be required to obtain additional licenses in the future if we believe it is necessary or useful for our business and our research and development efforts to use third-party intellectual property or if our efforts would infringe upon the intellectual property rights of third parties.
Should we succeed in obtaining any such license, our business prospects will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property. Our licensors may terminate our license, may not successfully prosecute or may fail to maintain their patent applications that we have licensed, may determine not to pursue litigation against other persons that are infringing these patents or may pursue such litigation less aggressively than we would. Without protection for the intellectual property that we have licensed and that we may license in the future, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive position and harm our business prospects.
If we fail to comply with our obligations under our license with Yissum or other licenses or related agreements to which we are currently a party or may be in the future, we could lose license rights that may be necessary for developing our plasmid-based therapeutic products.
The exclusive license granted to us by Yissum and any license that we may enter into in the future in connection with our efforts to develop drugs utilizing recombinant DNA plasmids may impose various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. Our obligations under any of these license agreements could include, without limitation:
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royalty payments;

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annual maintenance fees;

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providing progress reports;

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maintaining insurance coverage;

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paying fees related to prosecution, maintenance and enforcement of patent rights;

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minimum annual payments; and

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undertaking diligent efforts to develop and to introduce therapeutic products into the commercial market as soon as practicable.

If we were to breach any of our material obligations as described above, the licensor may have the right to terminate the license which could result in our being unable to develop, manufacture and sell products that are covered by the licensed technology or a competitor gaining access to the licensed technology. Under the terms of the exclusive license granted to us by Yissum, Yissum has the right to terminate the license if we become bankrupt or insolvent, or if our business is placed in the hands of a receiver, assignee or trustee. In addition, Yissum has the right to terminate the license for any material breach of the license by us if we fail to remedy such material breach within ninety days of Yissum’s notice of our material breach, provided that the material breach is curable within 90 days. If the material breach cannot be remedied within 90 days, Yissum may not terminate the license if we take reasonable commercial action to cure such breach as promptly as practicable. The Israeli Contract Law (Remedies for Breach of Contract) 1970, defines the term “material breach” as a breach, with regards to which, it may be assumed that a reasonable person would not have entered into the specific agreement had that person foreseen the breach and the outcome thereof, or a breach which is specifically defined as material in the agreement. Acts that may constitute a material breach of the license agreement by us may include, for example: the granting of sublicenses not in compliance with the provisions of the license agreement, a breach of our obligations to pay royalties and provide the necessary reports with respect thereto, a breach of our obligations not to disclose or misuse certain confidential information of Yissum, and a breach of our obligations to develop and commercialize the licensed technology (including our obligation to fund certain research and development activities) and to conduct patent prosecution and maintenance, as further described below.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We currently rely, and intend to rely in the future, on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position and harm our business prospects.
If we are unable to obtain and enforce patent protection for our inventions, our ability to develop and commercialize our product will be harmed.
Our success depends, to a considerable extent, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we may prevent others from unlawfully using our inventions and proprietary information. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the U.S. Patent and Trademark Office, or the PTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and may change. There also is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Even if our rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed with respect to any patents issued to us or to others. Additionally, the mere issuance of a patent does not guarantee that it is valid or enforceable against third parties.
We may become involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.
A third party may sue us for infringing its patent rights or may claim that we have improperly obtained or used its confidential or proprietary information. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third-party proprietary rights. In addition, during an infringement proceeding, a court may decide that the patent rights we are asserting are invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, our licensors may have rights to file and prosecute such claims and we are reliant on them. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be significant, and the litigation would divert our management’s efforts. From a financial perspective, there is a risk that we would not be able to sustain the costs of any such litigation and would be forced to seek bankruptcy or to liquidate because of our limited asset and revenue base.
We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
A significant portion of our intellectual property has been developed by our employees in the course of their employment with us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Recent decisions by the Committee (which have been upheld by the Israeli Supreme Court on appeal) have created uncertainty in this area, as it held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. However, a recent decision by the Committee held that such right can be waived by the employee. The Committee further held that an explicit reference to the waived right is not necessary in every circumstance in order for the employee’s waiver of such right to be valid. Such waiver can be formalized in writing or orally or be implied by the actions of the parties in accordance with the rules of interpretation of Israeli contract law. We generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:
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Others may be able to make products that are similar to ours, but that are not covered by the claims of the patents that we own or have exclusively licensed.

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We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

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We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions.

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Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

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It is possible that our pending patent applications will not lead to issued patents.

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Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

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Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

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We may not develop additional proprietary technologies that are patentable.

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The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.
Risks Related to Our Operations in Israel
If there are significant shifts in the political, economic and military conditions in Israel, it could have a material adverse effect on our operations.
Our corporate headquarters and research and development facilities are located in Israel. In addition, certain of our employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. In recent years, these have included hostilities from Hezbollah in Lebanon and between Israel and Hamas in the Gaza Strip, which resulted in rockets being fired into Israel, causing casualties and disruption of economic activities. In addition, Israel faces threats from the civil war in Syria and from Iran. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any armed conflict involving Israel could adversely affect our operations and results of operations, and any losses or damages incurred by us as the result of such a conflict could have a material adverse effect on our business.
Furthermore, our operations could be disrupted by the obligations of our personnel to perform military service. Some of our employees based in Israel may be called upon to perform military reserve duty and, in emergency circumstances, may be called to immediate and unlimited active duty. Our operations could be disrupted by the absence of a significant number of employees due to military service, which could materially adversely affect our business and results of operations.
Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise.
Because a substantial portion of our revenues is expected to be generated in currencies other than our functional currency, we will be exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition.
In the future, we expect that a substantial portion of our revenues will be generated in currencies other than our functional currency. We currently maintain our financial records in NIS, which is our functional currency, and report our financial results in U.S. dollars. As a result, our revenues for financial statement purposes might be affected by fluctuations in the exchange rates of currencies in the countries in which our products may be sold.
Any Israeli government funding that we receive for research and development expenditures limit or prohibit our ability to manufacture products and transfer know-how outside of Israel and require us to satisfy specified conditions.
We have received royalty-bearing funding from the Israeli government through the Israel Innovation Authority (formerly the Office of the Chief Scientist of the Ministry of Economy), or the IIA, for a

significant portion of our research and development expenditures. Israeli law requires that products developed with government funding be manufactured in Israel, unless the IIA approves otherwise. Such approval, if given, is generally conditioned on an increase in the maximum amount of royalties to be paid to the IIA, with the exact ceiling dependent on the extent of the manufacturing to be conducted outside of Israel. Although products based on IIA-funded technologies and know-how may be sold freely, the transfer of or grant of any right (including liens) in the underlying IIA-funded technologies and know-how is restricted. Any such transfer is subject to the approval of the IIA and if the transfer is made outside of Israel, then it is generally conditioned on payment of a redemption fee, which may be substantial.
If we fail to comply with the restrictions and conditions imposed in connection with IIA funding, we may be subject to the sanctions that are set forth under Israeli law, including the possible refund of any payments previously received together with interest and penalties, and in certain circumstances we may also be subject to criminal charges. The difficulties and cost of obtaining the approval of the IIA for the transfer of manufacturing rights, technology or know-how outside of Israel could prevent us from entering into strategic alliances or other transactions that provide for such a transfer, which in turn could adversely affect our business, results of operations and financial condition.
Currency exchange controls may restrict our ability to utilize our cash flows.
We expect to receive proceeds from sales of any product we may develop, and also to pay a portion of our operational costs and expenses, in U.S. dollars, Euros and other foreign currencies. However, we may be subject to existing or future rules and regulations on currency conversion. In 1998, the Israeli currency control regulations were liberalized significantly, and there are currently no currency controls in place. Legislation remains in effect, however, pursuant to which such currency controls could be imposed in Israel by administrative action at any time. We cannot assure that such controls will not be reinstated, or if reinstated, that they would not have an adverse effect on our operations.
Enforcing a U.S. judgment against us and our executive officers and directors, or asserting U.S. securities law claims in Israel, may be difficult.
We are incorporated in Israel. Some of our executive officers and directors reside in Israel and most of our assets are located outside of the United States. Therefore, a judgment obtained against us or any of these persons in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It may also be difficult to affect service of process on these persons in the United States or to assert U.S. securities laws claims in original actions instituted in Israel.
Even if an Israeli court agrees to hear such a claim, it may determine that Israeli, and not U.S., law is applicable to the claim. Under Israeli law, if U.S. law is found to be applicable to such a claim, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would be governed by Israeli law. There is little binding case law in Israel addressing these matters. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce civil claim against us and our executive officers and directors.
Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.
Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. corporations. In particular, each of our shareholders has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations toward us and other shareholders and to refrain from abusing its power in, among other things, voting at shareholder meetings on certain matters, such as an amendment to our articles of association, an increase of our authorized share capital, a merger and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders vote or to appoint or prevent the appointment of an office holder has a duty to act in fairness toward us. Israeli law does not clearly define the substance of these duties, but these provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.
Provisions of Israeli corporate and tax law may deter acquisition transactions.
The provisions of Israeli corporate law governing mergers, tender offers and other acquisition transactions differ in significant respects from analogous provisions of U.S. federal and state law, and may make such transactions difficult to effect. The need for IIA approval and the potential redemption fee payable if an acquiror wishes to transfer IIA-funded technologies and know-how outside of Israel may deter certain potential acquirors. Furthermore, Israeli tax considerations may make potential acquisition transactions unappealing to us, to our Israeli shareholders or to those of our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of various conditions, such as a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.
These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.
Risks Related to the ADSs and the Offering
The ADSs have no prior trading history in the United States, and an active market may not develop, which may limit the ability of our investors to sell the ADSs in the United States.
There is no public market for the ADSs or our ordinary shares in the United States. An active trading market for the ADSs may never develop or may not be sustained if one develops. If an active market for the ADSs does not develop, it may be difficult for you to sell your ADSs.
You will experience immediate and substantial dilution in the net tangible book value of the ADSs you purchase in this offering.
The initial public offering price of the ADSs will substantially exceed the net tangible book value per share of our ordinary shares immediately after this offering. Therefore, based on an assumed initial public offering price of  $    per ADS (the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00)), if you purchase the ADSs in this offering, you would suffer, as of            , 2019, immediate dilution of  $     per ADS, or $     if the underwriters exercise their option to purchase additional ADSs, in net tangible book value after giving effect to the sale of      ADSs in this offering at an initial public offering price of  $     per ADS less underwriting discounts and commissions and the estimated expenses payable by us, and the application of the net proceeds as described in “Use of Proceeds.” As a result of this dilution, as of            , 2019, investors purchasing ADSs from us in this offering will have contributed     % of the total amount of our total gross funding to date but will own only     % of our equity. In addition, if outstanding options and warrants to purchase our ordinary shares are exercised in the future, you will experience additional dilution. Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The underwriting discount for the ADSs sold to such shareholders in this offering will be the same as the underwriting discount for ADSs sold to the public. The foregoing discussion does not reflect any purchases by these shareholders. See “Dilution.”

Participation in this offering by certain of our existing principal shareholders would reduce the available public float for the ADSs.
Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. If such shareholders purchase all of the ADSs they have indicated an interest in purchasing in this offering, such shareholders would beneficially own approximately        % of our outstanding voting securities after this offering. The purchase of ADSs in this offering by our existing shareholders will reduce the available public float for our ADSs because a substantial majority of such shareholders will be restricted from selling the ADSs by a lock-up agreement they have entered into with our underwriters and/or by restrictions under applicable securities laws. As a result, any purchase of ADSs by such shareholders in this offering may reduce the liquidity of the ADSs relative to what it would have been had these ADSs been purchased by investors that were not affiliated with us.
Our shares will be listed for trading on more than one stock exchange, and this may result in price variations.
Our ordinary shares are currently traded on the TASE and following the offering, the ADSs, representing our ordinary shares, will be listed for trading on the Nasdaq. This may result in price variations. The ADSs and ordinary shares will be traded on these markets in different currencies, U.S. dollars on the Nasdaq and New Israeli Shekels on the TASE. These markets have different opening times and close on different days. Different trading times and differences in exchange rates, among other factors, may result in our shares being traded at a price differential on these two markets. In addition, market influences in one market may influence the price at which our shares are traded on the other.
The ADS price may be volatile, and you may lose all or part of your investment.
The initial public offering price for the ADSs sold in this offering will be determined by negotiation between us and the representative of the underwriters. This price may not reflect the market price of the ADSs following this offering and the price of the ADSs may decline. In addition, the market price of the ADSs could be highly volatile and may fluctuate substantially as a result of many factors, including:
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actual or anticipated fluctuations in our results of operations;

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variance in our financial performance from the expectations of market analysts;

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announcements by us or our competitors of significant business developments, changes in distributor relationships, acquisitions or expansion plans;

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changes in the prices of our raw materials or the products we sell;

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our involvement in litigation;

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our sale of ADSs, ordinary shares or other securities in the future;

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market conditions in our industry;

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changes in personnel;

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the trading volume of the ADSs;

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changes in the estimation of the future size and growth rate of our markets; and

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general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the ADSs, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade the ADSs, the price of the ADSs could decline.
The trading market for the ADSs will rely in part on the research and reports that equity research analysts publish about us and our business. The price of the ADSs could decline if one or more securities analysts downgrade the ADSs or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
As a foreign private issuer whose ADSs are listed on the Nasdaq, we intend to follow certain home country corporate governance practices instead of certain Nasdaq requirements.
As a foreign private issuer whose ADSs will be listed on the Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of the Nasdaq. As permitted under the Israeli Companies Law 1999, or Companies Law, pursuant to our articles of association to be effective upon closing of this offering, the quorum for an ordinary meeting of shareholders shall be the presence of at least two shareholders present in person, by proxy or by a voting instrument, who hold at least 25% of the voting power of our shares (and in an adjourned meeting, with some exceptions, a minimum of one shareholder) instead of 33 1∕3% of our issued share capital as required under the Nasdaq corporate governance rules. We also intend to adopt and approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions. We intend to follow Israeli corporate governance practices instead of the Nasdaq requirements with regard to, among other things, the composition of our board of directors and nominating committee, and director nomination procedures. In addition, we will follow Israeli corporate governance practice instead of the Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company). Accordingly, our shareholders may not be afforded the same protection as provided under the Nasdaq corporate governance rules. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on the Nasdaq may provide less protection than is accorded to investors of domestic issuers. See “Management — Corporate Governance Practices.”
As a foreign private issuer, we will not be subject to U.S. proxy rules and will be exempt from certain Exchange Act reports.
We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. As a foreign private issuer, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Furthermore, although under regulations promulgated under the Companies Law, as an Israeli public company listed on the Nasdaq, we will be required to disclose the compensation of our five most highly compensated officers on an individual basis, this disclosure will not be as extensive as that required of U.S. domestic reporting companies. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC, as frequently or as promptly as U.S. domestic reporting companies whose securities are registered under the Exchange Act. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.
If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant legal, accounting and other expenses that we would not incur as a foreign private issuer.
We would lose our foreign private issuer status if a majority of our shares are owned by U.S. residents and a majority of our directors or executive officers are U.S. citizens or residents or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. We cannot assure you that at June 30, 2019, the next determination date of our foreign private issuer status, we will qualify as a foreign private issuer. If we cease to qualify as a foreign private issuer at this determination date, we will be required to begin reporting as a domestic issuer on January 1, 2020. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and we will be required to present our financial statements in accordance with U.S. GAAP instead of in accordance with IFRS as we currently do. We may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain Nasdaq corporate governance requirements that are available to foreign private issuers.
We have broad discretion as to the use of the net proceeds from this offering and may not use such proceeds effectively.
We currently intend to use the net proceeds from this offering to develop our therapeutic and diagnostic products, namely inodiftagene, and for general corporate purposes, including working capital requirements. For more information, see “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.
The market price of the ADSs could be negatively affected by future sales of the ADSs.
Immediately after this offering, there will be      ordinary shares and     ADSs outstanding. Sales by us or our shareholders of a substantial number of our ordinary shares or ADSs in the public markets following this offering, or the perception that these sales might occur, could cause the market price of the ADSs to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Of our issued and outstanding shares, all of the ADSs sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or Rule 144.
Following the closing of this offering, approximately      of our outstanding ordinary shares and     ADSs will be beneficially owned by shareholders that have agreed with the underwriters that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares or ADSs, or cause a registration statement covering any ADSs to be filed, without the prior written consent of Oppenheimer & Co., which may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the corresponding lock-up agreements. After the expiration of the lock-up period, these shares can be resold into the public markets in accordance with the requirements of Rule 144, subject to certain volume limitations.
Upon the filing of the registration statements and following the expiration of the lock-up restrictions described above, the number of ordinary shares or ADSs that are potentially available for sale in the open market will increase materially, which could make it harder for the value of our ordinary shares and ADSs to appreciate unless there is a corresponding increase in demand for our ordinary shares and ADSs. This increase in available shares could result in the value of your investment in the ADSs decreasing.
In addition, a sale by us of additional ordinary shares, ADSs or similar securities in order to raise capital might have a similar negative impact on the share price of our ordinary shares. A decline in the price of our ordinary shares or ADSs might impede our ability to raise capital through the issuance of additional ordinary shares, ADSs or other equity securities, and may cause you to lose part or all of your investment in our ordinary shares or ADSs.
We do not intend to pay dividends in the foreseeable future.
We do not anticipate paying any cash dividends on the ADSs. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be the investors’ sole source of gain for the next several years. In addition, Israeli law limits our ability to declare and pay dividends, and may subject us to certain Israeli taxes.
You may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended, or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to affect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the depositary may deduct from such dividends or distributions its fees and may withhold an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. This means that you may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive any value for such distributions or dividends if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our ordinary shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one that is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may augur different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.
Holders of ADSs must act through the depositary to exercise their rights as our shareholders.
Holders of the ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement for the ADSs. Under Israeli law and our articles of association, the minimum notice period required to convene a shareholders’ meeting is no less than 35 or 14 calendar days, depending on the proposals on the agenda for the shareholders meeting. When a shareholder meeting is convened, holders of the ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their ordinary shares to allow them to cast their vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of the ADSs or carry out their voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to holders of the ADSs in a timely manner, but we cannot assure holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their ADSs. Furthermore, the depositary and its agents are not responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of the ADSs may not be able to exercise their right to vote and they may lack recourse if their ADSs are not voted as they requested. In addition, in the capacity as a holder of ADSs, they will not be able to call a shareholders’ meeting.
You may be subject to limitations on transfer of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.
We will incur significant additional increased costs as a result of the listing of the ADSs for trading on the Nasdaq and thereby becoming a public company in the United States as well as in Israel, and our management will be required to devote substantial additional time to new compliance initiatives as well as to compliance with ongoing U.S. and Israeli reporting requirements.
Upon the successful completion of this offering and the listing of the ADSs on the Nasdaq, we will become a publicly traded company in the United States. As a public company in the United States, we will incur significant additional accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC and the Nasdaq, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, to introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Furthermore, if we cease to qualify as a foreign private issuer, we would incur significant additional legal, accounting and other expenses in order to comply fully with the reporting requirements of the Exchange Act and Nasdaq applicable to U.S. domestic issuers. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and the Nasdaq, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, if any, or as executive officers.
Our U.S. shareholders may suffer adverse tax consequences if we are characterized as a passive foreign investment company, or PFIC.
Generally, if for any taxable year, 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a PFIC for U.S. federal income tax purposes. We believe that we were a PFIC in 2017 and, based on estimates of our gross income and gross assets, our intended use of the proceeds of this offering, and the nature of our business, we believe that we will be classified as a PFIC for the taxable year ending December 31, 2018. Because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine with certainty whether we will be characterized as a PFIC for the 2018 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests that are factual in nature, and our status in future years will depend on our income, assets and activities in those years. In any taxable year in which we are characterized as a PFIC for U.S. federal income tax purposes, a U.S. Holder, as defined in “Taxation and Government Programs — U.S. Federal Income Tax Consequences,” that owns ADSs could face adverse U.S. federal income tax consequences, including having gains realized on the sale of the ADSs classified as ordinary income, rather than as capital gain, the loss of the preferential rate applicable to dividends received on the ADSs by individuals who are U.S. Holders, and having interest charges apply to distributions by us and the proceeds of ADS sales. Certain elections exist that may alleviate some adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment) of the ADSs. If we are a PFIC in any year, U.S. Holders may be subject to additional Internal Revenue Service, or IRS, filing requirements, including the filing of IRS Form 8621, as a result of directly or indirectly owning stock of a PFIC. See “Taxation and Government Programs —  U.S. Federal Income Tax Consequences.”
We may be treated as a U.S. corporation for U.S. federal income tax purposes.
For U.S. federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. We are incorporated under the laws of the State of Israel and, therefore, we should be a non-U.S. corporation under this general rule. However, Section 7874 of the Internal Revenue Code of 1986, as amended, or the Code, contains rules that may result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex and there is little guidance regarding certain aspects of their application.
Under Section 7874 of the Code, a corporation created or organized outside the United States will be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) the former shareholders of the acquired U.S. corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of incorporation relative to its expanded affiliated group’s worldwide activities. For this purpose, “expanded affiliated group” generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value, and “substantial business activities” generally means at least 25% of employees (by number and compensation), assets and gross income of our expanded affiliated group are based, located and derived, respectively, in the country of incorporation.
We do not believe that we should be treated as a U.S. corporation as a result of the Reincorporation under Section 7874 of the Code because we believe that we have substantial business activities in Israel. However, the IRS may disagree with our conclusion on this point. In addition, there could be legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could result in us being treated as a U.S. corporation.

If it were determined that we should be treated as a U.S. corporation for U.S. federal income tax purposes, we could be liable for substantial additional U.S. federal income tax on our taxable income since the Reincorporation. In addition, payments of dividends to non-U.S. holders may be subject to U.S. withholding tax.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of the ADSs.
Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of the ADSs. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.
As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make the ADSs less attractive to investors.
For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:
•
an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act; and

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

We will be an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of  $1.07 billion or more, (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, (iii) December 31, 2024 or (iv) the date on which we are deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act.
We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the market price of the ADSs may be more volatile.

Cautionary Note Regarding Forward-Looking Statements
We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•
We do not have a history of commercial sales and do not anticipate earning operating income over the coming years;

•
Our business depends on the success of our lead product candidate, inodiftagene, the development of which will require significant additional clinical testing before we can seek regulatory approval and potentially launch commercial sales;

•
Scientific or technological difficulties may impede our research and development activities;

•
We will require substantial additional funds to complete our research and development activities;

•
Raising additional capital may dilute holdings of our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or products;

•
Any product that we may develop will be required to undergo a time-consuming, costly and burdensome pre-market approval process, and we may be unable to obtain regulatory approval for any of our products;

•
The pharmaceutical and biotechnology market is highly competitive; and

•
Patents that we have licensed exclusively from Yissum will expire, and if we cannot obtain extended marketing exclusivity, we may face increased competition from third parties.

The preceding list is not intended to be an exhaustive list. Forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the results expressed or implied by the forward-looking statements. In particular, you should consider the rules provided under “Risk Factors” in this prospectus.
You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in the ADSs. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Price Range of Our Ordinary Shares
Prior to this offering, there has been no public market for the ADSs. We cannot assure you that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market subsequent to this offering at or above this initial public offering price. Each ADS will represent      ordinary shares. We have applied to list the ADSs for trading on the Nasdaq Capital Market under the symbol “ANCN.”
Our ordinary shares have been trading on the TASE since August 14, 2012. Our ordinary shares traded under the symbol “BICL” until August 2018 when the symbol was changed to “ANCN.” No trading market currently exists for our ordinary shares in the United States. The average daily trading volume of our ordinary shares on the TASE is 4,071.
Trading History of our Ordinary Shares
The following table sets forth, for the annual, quarterly and monthly periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. On January 6, 2019, the last reported sale price of our shares on the TASE was NIS 9.70 per share ($2.61 per share).
	NIS		U.S. dollar ($)
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual
2019 (through January 6, 2019)	9.70	9.57	2.61	2.56
2018	17.10	9.36	4.93	2.50
2017	16.82	7.75	4.83	2.19
2016	9.40	6.66	2.44	1.71
2015	13.23	8.18	3.36	2.15
2014	28.65	10.32	8.23	2.61
Quarterly
First Quarter 2019 (through January 6, 2019)	9.70	9.57	2.61	2.56
Fourth Quarter 2018	11.76	9.36	3.25	2.50
Third Quarter 2018	15.57	11.13	4.28	3.09
Second Quarter 2018	13.64	11.50	3.78	3.20
First Quarter 2018	17.10	12.14	4.93	3.45
Fourth Quarter 2017	16.82	8.50	4.83	2.41
Third Quarter 2017	9.55	7.95	2.67	2.26
Second Quarter 2017	13.53	7.75	3.73	2.19
First Quarter 2017	14.20	8.40	3.93	2.19
Most Recent Six Months
January 2019 (through January 6, 2019)	9.70	9.57	2.61	2.56
December 2018	11.49	9.36	3.08	2.50
November 2018	11.48	10.41	3.09	2.80
October 2018	11.76	10.75	3.25	2.89
September 2018	13.06	11.13	3.60	3.09
August 2018	15.37	12.87	4.14	3.55
July 2018	15.57	13.24	4.28	3.62
As of the date of this prospectus, there is one shareholder of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares, as all shares we have issued are currently recorded in the name of our Israeli share registrar, Mizrahi-Tefahot Nominees Co. Ltd. As of the date of this prospectus, there were no record holders of our ordinary shares in the United States.

Exchange Rates
Since inception, our functional and presentation currency was the NIS. We recently adopted the U.S. dollar as our presentation currency and have presented all of our financial information in U.S. dollars. No representation is made that NIS amounts referred to in this prospectus could have been or could be converted into dollars at any particular rate, the rates stated below or at all.
Fluctuations in the exchange rates between the NIS and the dollar will affect the dollar amounts received by owners of our ordinary shares on payment of dividends, if any, paid in NIS.
The following table sets forth information regarding the exchange rates of NIS per dollars as reported by the Bank of Israel for the periods indicated. Average rates are calculated by using the average of the exchange rates on the last day of each month as reported by the Bank of Israel for the periods presented.
	NIS per dollar
	High	Low	Average	Period End
Year Ended December 31,
2019 (through January 6, 2019)	3.746	3.720	3.736	3.720
2018	3.781	3.388	3.597	3.748
2017	3.860	3.467	3.600	3.467
2016	3.983	3.746	3.841	3.845
2015	4.053	3.761	3.884	3.902
2014	3.994	3.402	3.577	3.889
	NIS per dollar
	High	Low
Month
January 2019 (through January 6, 2019)	3.746	3.720
December 2018	3.781	3.718
November 2018	3.743	3.668
October 2018	3.721	3.620
September 2018	3.627	3.564
August 2018	3.710	3.604
July 2018	3.667	3.618
On January 6, 2019, the representative rate was $1.00 to NIS 3.720, as reported by the Bank of Israel.

Use of Proceeds
We estimate that our net proceeds from this offering will be approximately $    million, or approximately $    million if the underwriters exercise in full their option to purchase additional ADSs, based on an assumed initial public offering price of  $    per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds we receive from this offering by $    , assuming that the number of ADSs offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of ADSs we are offering. Each 100,000 ADS increase (decrease) in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering by approximately $    million, assuming no change in the assumed initial public offering price per ADS.
The primary purposes of this offering are to raise additional capital to further the development of our pipeline projects, general research and development and for general corporate purposes, as well as to create a U.S. public market for the ADSs, to allow potential future access to the U.S. public markets should we need more capital in the future and to increase the profile and prestige of our company with existing and possible strategic partners.
We expect the net proceeds from this offering to meet our capital requirements for at least the next          years. Specifically, we intend to use approximately     % of the net proceeds from this offering to advance our Phase 2 and Phase 3 programs for our lead product candidate, inodiftagene.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress of our clinical studies and changes we may make to our clinical development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.
Pending their use, we plan to invest the net proceeds from this offering in investment-grade instruments and/or to hold such proceeds as cash or interest-bearing deposits in the currencies in which we expect to make payment.

Dividend Policy
We have never declared or paid any cash dividends on our shares and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years. If we decide to pay any cash dividend, the depositary has agreed to pay the ADS holders the dividends it receives, after deducting fees and expenses. See “Description of American Depositary Shares — Dividends and Other Distributions.”
The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. In the event that we do not meet such earnings criteria, we may seek the approval of the court in order to distribute a dividend. As of September 30, 2018, we did not have distributable earnings pursuant to the Companies Law. Our articles of association provide that dividend distributions may be determined by our board of directors, without the need for shareholder approval.
Payment of dividends may be subject to Israeli withholding taxes. See “Taxation and Government Programs — Israeli Tax Considerations and Government Programs.”

Capitalization
The following table sets forth our total capitalization, together with our cash and cash equivalents, as of September 30, 2018, as follows:
•
on an actual basis; and

•
on an as adjusted basis to reflect the issuance and sale of ADSs in this offering at an assumed initial public offering price of  $    per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The as adjusted column below is illustrative only. Our cash and cash equivalents and capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at the pricing of this offering. You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus, as well as the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of September 30, 2018
	Actual	As Adjusted(1)
	(USD, in thousands, except share data)
Cash and cash equivalents	$10,912	$
Shareholders’ equity:
Ordinary shares, no par value: 30,000,000 shares authorized, 15,575,682 shares issued and outstanding (actual); shares issued and outstanding (as adjusted)	—
Additional paid-in capital	70,469
Accumulated losses	(74,346)
Share premium and other reserves	4,110
Total shareholders’ equity	$233
Total capitalization	$11,145	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of  $    per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization by approximately $    million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering. Each 100,000 ADS increase (decrease) in the number of ADSs we are offering would increase (decrease) our as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $    million, assuming no change in the assumed initial public offering price per ADS, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The outstanding share information in the table above excludes:
•
2,167,476 ordinary shares that were issuable upon exercise of options that had been granted and remained outstanding as of September 30, 2018 at a weighted average exercise price of  $3.44 per share;

•
4,768,629 ordinary shares that were issuable upon exercise of warrants that had been granted and remained outstanding as of September 30, 2018 at a weighted average exercise price of NIS 16.20 per share (approximately $4.47 per share as of September 30, 2018); and

•
875,091 ordinary shares reserved for future issuance under our equity incentive plans.

Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price.

Dilution
If you invest in the ADSs in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per ADS and the pro forma net tangible book value per ADS after this offering. Dilution results from the fact that the attributed initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our consolidated net tangible book value as of September 30, 2018 was approximately $0.2 million, or $0.015 per ordinary share or $    per ADS (using the ratio of      ordinary shares to one ADS), as of such date.
Consolidated net tangible book value per ordinary share or ADS was calculated by:
•
subtracting our consolidated liabilities from our consolidated tangible assets; and

•
dividing the difference by the number of ordinary shares or ADSs outstanding, as applicable.

After giving effect to adjustments relating to this offering, our consolidated pro forma net tangible book value on September 30, 2018 would have been approximately $     million, equivalent to $     per ordinary share or $    per ADS. The adjustments made to determine our consolidated net tangible book value are as follows:
•
an increase in consolidated tangible assets to reflect the net proceeds of this offering received by us as described under “Use of Proceeds”; and

•
the addition of the ADSs offered in this prospectus, assuming an initial public offering price of $     per ADS, which represents the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00).

The following table illustrates the immediate increase in our consolidated net tangible book value of $    per ADS and the immediate pro forma dilution to new investors:
Assumed initial public offering price per ADS	$
Consolidated net tangible book value per ADS as of September 30, 2018	$
Increase in consolidated net tangible book value per ADS attributable to this offering	$
Pro forma as adjusted net tangible book value per ADS after this offering	$
Dilution per ADS to new investors	$
Percentage of dilution per ADS to new investors
A $1.00 increase (decrease) in the assumed initial public offering price of  $    per ADS, the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), would increase (decrease) the consolidated net tangible book value attributable to this offering by $    per ADS, the consolidated net tangible book value after giving effect to this offering by $    per ADS and the dilution per ADS to new investors in this offering by $    assuming that the number of ADSs offered remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of ADSs we are offering. Each increase (decrease) of       in the number of ADSs we are offering would increase (decrease) our pro forma net tangible book value by $    per ordinary share and would increase (decrease) dilution to investors in this offering by $    per ADS, assuming no change in the assumed initial public offering price per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters’ over-allotment option to purchase additional ADSs from us is exercised in full, and assuming an initial public offering price of  $     per ADS, the last reported sale price of our ordinary shares on the TASE on January 6, 2019 (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.72 = $1.00), the consolidated net tangible book value attributable to this offering would be $     per ADS, the consolidated net tangible book value after giving effect to this offering would be $     per ADS and the dilution per ADS to new investors in this offering would be $    , after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table below summarizes, on a pro forma as adjusted basis as of September 30, 2018, the differences for our existing shareholders and new investors in this offering, with respect to the number of ADSs purchased from us, the total consideration paid to us and the average per ADS price paid in this offering in the purchase of the ADSs from us, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ADSs does not include ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.
	ADSs purchased		Total consideration		Average price per share
	Number	%	Amount	%
Existing shareholders
New investors
Total

If the underwriters exercise their option to purchase additional ADSs in full, the total consideration paid by new investors and the average price per ADS paid by new investors would be approximately $    million and $    per ADS, respectively.
Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The underwriting discount for the ADSs sold to such shareholders in this offering will be the same as the underwriting discount for ADSs sold to the public. The foregoing discussion and tables do not reflect any purchases by these shareholders.
The above tables and discussions are based on our ordinary shares outstanding as of September 30, 2018, which gives effect to the pro forma transactions described above and excludes:
•
2,167,476 ordinary shares that were issuable upon exercise of options that had been granted and remained outstanding as of September 30, 2018 at a weighted average exercise price of  $3.44 per share;

•
4,768,629 ordinary shares that were issuable upon exercise of warrants that had been granted and remained outstanding as of September 30, 2018 at a weighted average exercise price of NIS 16.20 per share (approximately $4.47 per share as of September 30, 2018); and

•
875,091 ordinary shares reserved for future issuance under the Company’s equity incentive plans.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

Selected Consolidated Financial Data
The following tables set forth our selected consolidated financial data. You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated interim financial statements and consolidated financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements have been prepared in accordance with IFRS as issued by the IASB. We have prepared our unaudited condensed consolidated interim financial statements on the same basis as our audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Interim financial statements are not necessarily indicative of results that may be experienced for the full year or any future reporting period.
The selected consolidated statements of operations data for each of the years in the two-year period ended December 31, 2017, and the consolidated statements of financial position data as of December 31, 2017 and 2016, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated statements of operations for the nine months ended September 30, 2018 and 2017, and the consolidated statement of financial position data as of September 30, 2018 are derived from our unaudited condensed consolidated interim financial statements. Although our functional currency is the NIS, we report our financial results in U.S. dollars.
	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(USD, in thousands, except per share data)
Consolidated Statements of Operations:
Operating expenses:
Research and development expenses	$5,722	$5,222	$6,229	$2,384
General and administrative expenses	4,346	2,288	3,163	2,258
Operating loss	$10,068	$7,510	$9,392	$4,642
Financing expense (income), net	941	138	91	(37)
Loss before taxes on income	$11,009	$7,648	$9,483	$4,605
Income tax	461	210	323	137
Net loss	$11,470	$7,858	$9,806	$4,742
Net loss per ordinary share, basic and diluted(1)	$0.98	$0.89	$1.09	$0.87
Number of shares used to compute basic and diluted loss per ordinary share (thousands of shares)	11,666	8,816	9,025	5,433

(1)
Basic net loss per ordinary share and diluted net loss per ordinary share are the same because outstanding options and derivative financial instruments would be anti-dilutive due to our net losses in these periods and/or, as out-of-money warrants, would likewise not add to the diluted net loss per ordinary share.

	As of September 30,	As of December 31,
	2018	2017	2016	2015
	(USD, in thousands)
Consolidated Statements of Financial Position Data:
Cash and cash equivalents	$10,912	$1,454	$4,564	$2,203
Working capital	3,961	(842)	3,073	1,993
Total assets	15,203	2,087	5,655	3,506
Total liabilities	14,970	2,696	2,359	1,367
Total shareholders’ equity (deficiency)	233	(609)	3,296	2,139

Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The following discussion and analysis should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of the prospectus contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to treat cancer-related diseases. Our most advanced product candidate, inodiftagene, is under development as a treatment for non-muscle invasive bladder cancer, or NMIBC.
Recent Developments
In June 2018, certain institutional and other accredited investors purchased an aggregate of 5,960,787 ordinary shares at a per share purchase price of approximately $3.842 per share, for aggregate proceeds of approximately $22.9 million. The investors also received warrants to purchase 4,768,629 additional ordinary shares at an exercise price of  $4.47 per share based on the exchange rate as of September 30, 2018, as well as price protections and certain other rights. See “Capitalization” and “Certain Relationships and Related Party Transactions” for additional details. We are using the proceeds from this financing primarily to further our clinical development of inodiftagene as well as for general corporate purposes.
The consideration was allocated to two derivative financial instruments: financial instrument —  warrants; and financial instrument — price protection mechanism for securities, or collectively, the Derivative Financial Instruments. These instruments constitute Level 3 derivative financial instruments and were measured at fair value on the date of the transaction using the Probability-Weighted Expected Return Method. The main assumptions underlying their valuation are a share price of NIS 13.20 (approximately $3.62 at the time of allocation), expected volatility of 52%, cost of capital of 14%, a risk-free interest rate range of 0.21% to 1.58% and no dividend payments during the valuation period.
As of September 30, 2018, the fair value of the Derivative Financial Instruments (warrants and price protection mechanism) was approximately $5.0 million and $7.0 million, respectively. Changes in fair value are recognized in the statement of operations as financing expense (income). The main assumptions underlying the valuation as of September 30, 2018, were a share price of NIS 11.13 (approximately $3.07), expected volatility of 49%, cost of capital of 14%, a risk-free interest rate range of 0.23% to 1.68% and no dividend payments during the valuation period.
In December 2018, we initiated our Codex Clinical Trial.
Components of Our Results of Operations
We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our net loss, accumulated during the development stage through September 30, 2018 and December 31, 2017, totaled approximately $74.3 million and $62.9 million, respectively, and we expect to continue to incur substantial losses in future periods while we continue to develop inodiftagene and other potential product candidates. Our ability to continue as a going concern is dependent on various factors, and there is no assurance that we will be successful in our efforts to maintain a sufficient cash balance, or report profitable operations in the future, any of which could impact our ability to continue as a going concern. Any such inability to continue as a going concern may result in our shareholders losing their entire investment.
Revenue
To date, we have not generated any revenue. We do not expect to receive any revenue from our product candidate unless and until we obtain regulatory approval and commercialize our product candidate or enter into agreements with third parties to commercialize them. There can be no assurance that we will receive such regulatory approvals, and if our product candidate is approved, that we will be successful in commercializing them.

Operating expenses
Our operating expenses consist of two components: research and development expenses and general and administrative expenses. We anticipate that the costs for developing our product candidate will increase as we progress into registrational trials of our product candidate, inodiftagene.
Research and development expenses
Research and development activities are our primary focus. Products in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will increase as we prepare for, and commence, registrational clinical trials of inodiftagene. A key activity in progressing inodiftagene toward registrational trials is the development of large-scale manufacturing processes that are tailored specifically to our product candidate. In order to confirm the suitability of a new manufacturing facility and/or process, numerous experiments are needed. Moreover, the regulatory requirements in preparation for manufacturing a drug to be used in a registrational trial or for commercial use involve validation activities and extensive updates to our regulatory files, all of which are lengthy and costly activities. For these reasons, the development of manufacturing processes currently represents the largest portion of our research and development expenses.
Research and development expenses include the following:
•
employee-related expenses, such as salaries and share-based compensation;

•
expenses of developing manufacturing processes;

•
expenses relating to outsourced and contracted services, such as external laboratories and consulting and advisory services;

•
costs associated with pre-clinical activities;

•
patent application and maintenance expenses;

•
expenses incurred in operating our laboratories and small-scale equipment; and

•
clinical development expenses, which include:

•
supply, development and manufacturing costs relating to clinical trial materials;

•
employee-related expenses, including salaries and share-based compensation and other expenses; and

•
costs associated with clinical activities and regulatory compliance.

We have received grants from the IIA in the framework of research and development programs for inodiftagene. These grants are subject to repayment through future royalty payments on any products resulting from these research and development programs. We must pay royalties of 3.0% to 5.0% on the revenues derived from sales of products developed in whole or in part using these IIA grants. The maximum aggregate royalties paid generally cannot exceed 100% of the grants we have received, plus annual interest generally equal to the 12-month LIBOR applicable to U.S. dollar deposits, as published on the first business day of each calendar year. However, the transfer of production out of Israel, in whole or in part, could increase the royalty payment up to 200% of the total liability. The total amount of grants we have received from the IIA, including accrued LIBOR interest, as of September 30, 2018 and December 31, 2017, is approximately $4.0 million. We have not paid any royalties to the IIA. For more information, see “Business — Government Regulation — Regulations in Israel.”
We recognize research and development expenses as we incur them. We do not account separately for research and development costs by product. An intangible asset arising from the development of our product candidate is recognized if certain capitalization conditions are met. As of September 30, 2018, we did not have any capitalized development costs.
General and administrative expenses
General and administrative expenses consist primarily of salaries, including share-based compensation and related personnel expenses, professional service fees for accounting, legal and bookkeeping, facilities, maintenance and insurance, board of directors’ fees and business development expenses.

Share-based compensation is based on the fair value of the options granted, as measured by the Black-Scholes option pricing model, with expected volatility determined based on the historical volatility of our share price, duration to maturity equal to the expected life of the options, and the risk-free interest rate determined based on the yield to maturity of government bonds (U.S. Treasury securities and bonds for options with U.S. dollar-denominated exercise prices, and Israeli bonds for options with NIS-denominated exercise prices).
We anticipate that our general and administrative expenses will increase following the completion of this offering principally associated with the costs of being a public company in the United States, including increased legal, consulting and tax-related service fees associated with maintaining compliance with SEC and Nasdaq requirements, accounting and audit fees, investor relation expenses, director fees and director and officer insurance premiums.
Financing expense (income), net
Financing expense (income), net consists of interest earned on our cash, cash equivalents and short-term bank deposits, bank fees and costs and interest expenses. In addition, we record expense or income resulting from fluctuations of currencies we hold, primarily U.S. dollars and Euros, against the NIS (our functional currency). A portion of our assets are held in foreign currency and a portion of our liabilities is denominated in these currencies.
We issued derivative financial instruments in the second quarter of 2018, the issuance costs of which were included as a financing expense. As the derivative financial instruments are measured at fair value at the end of every reporting period (fluctuating mainly due to changes in share price and its expected volatility, and assessments of the probabilities of future events), and the differences in fair value are recognized in our statement of operations as financing expense (income), we expect financing expense (income), net to continue to fluctuate.
Income taxes
The standard corporate tax rate in Israel was 24% for the 2017 tax year, and is 23% for the 2018 tax year and thereafter. The annual tax rate for 2017 applicable to our U.S. subsidiary is up to 40%. On December 22, 2017, the U.S. Tax Reform Act was signed into law. The legislation significantly changes U.S. tax law, inter alia, by lowering the U.S. federal corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. Therefore, the aggregate annual federal and state tax rate applicable for our U.S. subsidiary in 2018 is up to 32%.
We have not generated taxable income since inception, and have operating tax loss carryforwards resulting from the liquidation of BioCancell Therapeutics Inc., following our reorganization as an Israeli corporation. As of September 30, 2018, our operating tax loss carryforwards were approximately $5.0 million and capital loss carryforwards were approximately $12.7 million. Our operating tax loss carryforwards as of December 31, 2017 were approximately $3.7 million and capital loss carryforwards were approximately $13.3 million.
Our wholly-owned Israeli subsidiary, Anchiano Therapeutics Israel Ltd., had operating tax loss carryforwards of approximately $55.0 million as of September 30, 2018 and capital loss carryforwards of approximately $1.5 million. It had operating tax loss carryforwards of approximately $50.5 million as of December 31, 2017 and capital loss carryforwards of approximately $1.4 million.
We anticipate that we will be able to carry forward these tax losses indefinitely. Accordingly, we do not expect to pay taxes in Israel until we have taxable income after the full utilization of our carryforward tax losses.
We recognize deferred tax assets on losses for tax purposes carried forward to subsequent years if utilization of the related tax benefit against a future taxable income is expected. We have not created deferred taxes on our tax loss carryforward since their utilization is not expected in the foreseeable future.
Our wholly-owned U.S. subsidiary, Anchiano Therapeutics, Inc., provides us with general and clinical trial management services. For these services, the subsidiary is compensated on a cost-plus basis, and records income taxes accordingly.

Functional and Presentation Currency
The NIS is the currency that represents the principal economic environment in which we operate and thus is our functional currency. However, for financial reporting purposes, our financial statements, which are prepared using the functional currency, have been translated into a different presentation currency, the U.S. dollar. As we intend to raise funds and list our shares on Nasdaq, we believe presentation in U.S. dollars will facilitate U.S. investors’ understanding of our financial statements. Our assets and liabilities are translated at the exchange rates at the balance sheet date; our income and expenses are translated at average exchange rates and shareholders’ equity is translated based on historical exchange rates. Translation adjustments are not included in determining net loss but are included in foreign exchange translation adjustment to other comprehensive loss, a component of shareholders’ equity.
Results of Operations
Below is a summary of our results of operations for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2018	2017	2017	2016
	(USD, in thousands)
Operating expenses:
Research and development expenses	$1,372	$1,125	$5,722	$5,222	$6,229	$2,384
General and administrative expenses	1,133	777	4,346	2,288	3,163	2,258
Operating loss	$2,505	$1,902	$10,068	$7,510	$9,392	$4,642
Financing income	(12)	(36)	(12)	(38)	(1)	(44)
Financing expense	72	2	953	176	92	7
Financing expense (income), net	60	(34)	941	138	91	(37)
Loss before taxes on income	$2,565	$1,868	$11,009	$7,648	$9,483	$4,605
Income tax	68	57	461	210	323	137
Net loss	$2,633	$1,925	$11,470	$7,858	$9,806	$4,742

Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017
Research and development expenses
Research and development expenses increased by approximately $0.2 million, or 22%, to approximately $1.4 million for the three months ended September 30, 2018, compared to approximately $1.1 million for the three months ended September 30, 2017. This increase was mainly due to an increase in clinical trial initiation expenses and an increase in manpower.
General and administrative expenses
General and administrative expenses increased by approximately $0.4 million, or 46%, to approximately $1.1 million for the three months ended September 30, 2018, compared to approximately $0.8 million for the three months ended September 30, 2017. This increase was mainly due to an option grant to our Chief Executive Officer and increases in payroll provisions, professional and consulting expenses and rent expenses.
Financing expense (income), net
Financing expense (income), net was approximately $60 thousand for the three months ended September 30, 2018, compared to approximately ($34) thousand for the three months ended September 30, 2017, a change of  $94 thousand, or 276%. This change was due to changes in derivative financial instrument fair values and exchange rate fluctuations.

Income tax
Income tax increased by approximately $11 thousand, or 19%, to approximately $68 thousand for the three months ended September 30, 2018, compared to approximately $57 thousand for the three months ended September 30, 2017. This increase was primarily due to an increase in activity in our U.S. subsidiary and in share-based compensation, which may be deductible for tax purposes in the future.
Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017
Research and development expenses
Research and development expenses increased by approximately $0.5 million, or 10%, to approximately $5.7 million for the nine months ended September 30, 2018, compared to approximately $5.2 million for the nine months ended September 30, 2017. This increase was mainly due to increased clinical trial initiation expenses and manpower expenses, offset by decreased production expenses.
General and administrative expenses
General and administrative expenses increased by approximately $2.1 million, or 90%, to approximately $4.3 million for the nine months ended September 30, 2018, compared to approximately $2.3 million for the nine months ended September 30, 2017. This increase was mainly due to an option grant to our Chief Executive Officer, and increases in payroll, professional and consulting expenses and issuance costs.
Financing expense (income), net
Financing expense (income), net increased by approximately $0.8 million, or 582%, to approximately $0.9 million for the nine months ended September 30, 2018, compared to approximately $0.1 million for the nine months ended September 30, 2017. This increase was caused by issuance costs related to the derivative financial instruments issued in the second quarter of 2018, changes in fair value of derivative financial instruments, interest accrued on bridge loans, and exchange rate fluctuations.
Income tax
Income tax increased by approximately $0.3 million, or 120%, to approximately $0.5 million for the nine months ended September 30, 2018, compared to approximately $0.2 million for the nine months ended September 30, 2017. This increase was primarily due to an increase in activity in our U.S. subsidiary and in share-based compensation, which may be deductible for tax purposes in the future.
Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Research and development expenses
Research and development expenses increased by approximately $3.8 million, or 161%, to approximately $6.2 million for the year ended December 31, 2017, compared to approximately $2.4 million for the year ended December 31, 2016. The increase resulted mainly from an increase in production expenses, expenses related to the development of our production processes, purchases of additional materials and expenses related to the preparation for our clinical trials.
General and administrative expenses
General and administrative expenses increased by approximately $0.9 million, or 40%, to approximately $3.2 million for the year ended December 31, 2017, compared to approximately $2.3 million for the year ended December 31, 2016. The increase was mainly due to our engaging our current Chief Executive Officer and establishing an office in the United States during 2016, as well as increased investor relations and business development expenses.

Financing expense (income), net
Financing expense (income), net decreased by approximately $0.1 million, or 346%, to an expense of approximately $91 thousand for the year ended December 31, 2017, compared to income of approximately ($37) thousand for the year ended December 31, 2016. The decrease resulted primarily from foreign currency fluctuations against our functional currency.
Income tax
Income tax increased by approximately $0.2 million, or 136%, to approximately $0.3 million for the year ended December 31, 2017, compared to approximately $0.1 million for the year ended December 31, 2016, due to an increase in activity in our U.S. subsidiary and to share-based compensation, which is deductible for tax purposes at a different point in time.
Selected Quarterly Results of Operations
The following table sets forth our unaudited consolidated quarterly results of operation for the periods indicated. You should read the following table in conjunction with our audited consolidated financial statements. We have prepared the unaudited consolidated quarterly financial information on the same basis as our consolidated financial statements. The unaudited consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our operating results for the quarters presented.
	For the three months ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(USD, in thousands)
Operating expenses:
Research and development expenses	1,372	1,875	2,475	1,007	1,125	2,873	1,224
General and administrative expenses	1,133	2,287	926	875	777	734	777
Operating loss	2,505	4,162	3,401	1,882	1,902	3,607	2,001
Financing expense (income), net	60	806	75	(47)	(34)	(22)	194
Loss before taxes on income	2,565	4,968	3,476	1,835	1,868	3,585	2,195
Income tax	68	330	63	113	57	96	57
Net loss	2,633	5,298	3,539	1,948	1,925	3,681	2,252

Our quarterly research and development expenses fluctuate in accordance with the scope of preparations in each quarter for our upcoming registrational clinical trials, primarily consisting of inodiftagene manufacturing activity. We expect research and development expenses to continue to increase as we commence our upcoming registrational trials.
Changes to our general and administrative expenses are mainly caused by the recognition of share-based compensation expenses, notably with regard to an options grant during the second quarter of 2018, of which half of the expense was recognized in that quarter, and increased leasing expenses. We expect our general and administrative expenses to continue to increase beyond the average over the last seven quarters, primarily due to expenses associated with being a Nasdaq-traded company, recognition of share-based compensation expenses and leasing expenses.
Changes to our income tax expenses result from an increase in activity in our U.S. subsidiary and from share-based compensation, which is deductible for tax purposes at a different point in time. We expect income tax expenses to continue to increase beyond the average over the last six quarters, primarily due to continued increase in activity in our U.S. subsidiary.
Changes to financing expense (income), net are caused by exchange rate fluctuations within each quarter, bank fees and interest from deposits. In the second quarter of 2018, financing expense (income), net also reflects issuance costs relating to derivative financial instruments issued that quarter. As the derivative financial instruments are measured at fair value at the end of every reporting period and the difference in fair value will be recognized in our statement of operations as financing expense (income), net, we expect financing expense (income), net to continue to fluctuate.

Liquidity and Capital Resources
We are a clinical-stage company and have not generated revenue since our formation. We have incurred operating losses for each year since our inception in 2004. To achieve operating profit, we must successfully identify, develop and market products, alone or together with others. Our principal activities since inception have been research and product development and capital-raising in order to support our research and development activities. We have financed our operations from inception primarily through various private placement transactions, public offerings of our ordinary shares in Israel, grants from the IIA and option exercises.
As we are in the clinical stage and our planned activities depend on future events, including our ability to raise additional funds through offerings, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. We expect net proceeds from this offering will provide us with enough capital to fund our planned Phase 2 and Phase 3 clinical trials for inodiftagene.
In the near term, we expect to continue to incur significant and increasing operating losses as a result of the research and development expenses as we further the development of inodiftagene. We do not anticipate generating operating income until our product candidate is successfully commercialized given that we will incur significant costs associated with clinical trials and there is no assurance that we will obtain marketing approval for our product candidate and that, if such approval is obtained, our product candidate will achieve market acceptance.
Cash flows
The table below shows a summary of our cash flow activities for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2018	2017	2017	2016
	(USD, in thousands)
Net cash used in operating activities	$(6,627)	$(1,383)	$(11,223)	$(6,626)	$(8,515)	$(3,732)
Net cash provided by (used in) investing activities	(154)	(24)	(312)	(26)	(34)	78
Net cash provided by (used in) financing activities	(1,739)	(297)	21,162	5,235	5,242	6,063
Net increase (decrease) in cash and cash equivalents	$(8,520)	$(1,704)	$9,627	$(1,417)	$(3,307)	$2,409

Operating activities
Net cash used in operating activities increased by approximately $5.2 million, or 379%, to approximately $6.6 million for the three months ended September 30, 2018 compared to approximately $1.4 million for the three months ended September 30, 2017, due mainly to payment of accrued payables in previous quarters for production process development, purchase of materials, preparation for clinical trials and investor relations expenses.
Net cash used in operating activities increased by approximately $4.6 million, or 69%, to approximately $11.2 million for the nine months ended September 30, 2018 compared to approximately $6.6 million for the nine months ended September 30, 2017. This increase is mainly due to an increase in payables related to production process development, purchase of materials, preparation for clinical trials and investor relations expenses.
Net cash used in operating activities increased by approximately $4.8 million, or 128%, to approximately $8.5 million for the year ended December 31, 2017 compared to approximately $3.7 million for the year ended December 31, 2016, due mainly to an increase in manufacturing process development expenses, drug production, purchase of materials, preparation for clinical trials, investor relations expenses and payroll expenses.

Investing activities
Net cash used in investing activities increased by $0.1 million, or 542%, to approximately $0.2 million for the three months ended September 30, 2018 compared to $24 thousand for the three months ended September 30, 2017. Net cash used in investing activities increased by $0.3 million, or 1,100%, to approximately $0.3 million for the nine months ended September 30, 2018 compared to $26 thousand for the nine months ended September 30, 2017. These increases were due to equipment purchases for our laboratory and an investment in a secured deposit in 2018.
Net cash used in investing activities was approximately $34 thousand for the year ended December 31, 2017. This cash was invested in equipment purchases for our laboratory.
Net cash provided by investing activities was approximately $78 thousand for the year ended December 31, 2016. This cash was provided by withdrawal of short-term bank deposits.
Financing activities
Net cash used in financing activities increased by $1.4 million, or 486%, to approximately $1.7 million for the three months ended September 30, 2018 compared to $0.3 million for the three months ended September 30, 2017. This increase was due to payment for issuance costs from a private offering of our ordinary shares and for deferred issuance expenses from previous fundraisings.
Net cash provided by financing activities increased by $16.0 million, or 304%, to approximately $21.2 million for the nine months ended September 30, 2018 compared to $5.2 million for the nine months ended September 30, 2017. This increase was due to a private investment that was consummated in the second quarter of 2018. See “Certain Relationships and Related Party Transactions” for additional details.
Net cash provided by financing activities was approximately $5.2 million for the year ended December 31, 2017, from a public offering of our ordinary shares, and approximately $6.1 million for the year ended December 31, 2016, due to a private offering of our ordinary shares.
Contractual Obligations
The following table summarizes our significant contractual obligations* at September 30, 2018:
	Payment due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	(USD, in thousands)
Operating lease obligations	1,700	490	840	370	—
Other long-term clinical liabilities**	11,820	4,027	6,850	943	—

*
Not including prospective repayments to the IIA of grants, valued at approximately $4.0 million as of September 30, 2018, which we do not record as liabilities, due to the uncertainty regarding whether we will be required to repay them.

**
An agreement with Syneos Health, or Syneos, to act as our clinical research organization (CRO) and to manage our Codex Clinical Trial. The scope of the agreement (direct and indirect expenses) is $12.5 million. In accordance with the terms of the agreement, we paid Syneos an advance of $1 million, to be offset against expenses during the course of the trial. This agreement is governed by a Master Services Agreement with INC Research, LLC (now Syneos) dated October 25, 2017.

Other substantial liabilities are as follows:
•
Manufacturing expenses payable to Boehringer-Ingelheim, or BI, with whom we have contracted to supply us with inodiftagene drug substance for registrational clinical trials. For more information, see “Business — Manufacturing.”

Off-Balance Sheet Arrangements
We have not entered into any transactions with unconsolidated entities as to which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that would expose us to material continuing risks, contingent liabilities or any other obligation under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.
Related Parties
For a description of our related party transactions, see “Certain Relationships and Related Party Transactions.”
Quantitative and Qualitative Disclosure about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
Foreign currency exchange risk
Our market risk exposure is primarily a result of foreign currency exchange rates. We are exposed to currency exchange risk mainly from manufacturing and clinical development expenses that are denominated in Euros or U.S. dollars. Our functional currency at present is the NIS. Fluctuations in exchange rates between the NIS and other currencies, especially the Euro and U.S. dollar, may affect our results. We take action to reduce such currency exchange risks by retaining liquid resources in currencies compatible with our future needs and in the future, we may take additional measures to decrease the risk of financial exposure from fluctuations in exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.
The following table presents information about the representative exchange rate of the U.S. dollar and the Euro against the NIS, as published by the Bank of Israel, as of September 30, 2018 and 2017, and December 31, 2017 and 2016:
	As of September 30,		As of December 31,
	2018	2017	2017	2016
	(NIS value)		(NIS value)
1 U.S. dollar	3.627	3.529	3.467	3.845
1 Euro	4.216	4.157	4.153	4.044
Equity price risk
As we have not invested in securities riskier than high-quality liquid debt and monetary instruments as an alternative to short-term bank deposits, we do not believe that changes in equity prices pose a material risk to our holdings. However, decreases in the market price of our ordinary shares or ADSs could make it more difficult for us to raise additional funds in the future or require us to raise funds at terms unfavorable to us.
Inflation risk
We do not believe that inflation has had a material effect on our business, financial condition or results of operations in the last two fiscal years. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through hedging transactions. Our inability or failure to do so could harm our business, financial condition and results of operations.
Critical Accounting Policies and Estimates
We describe our significant accounting policies and estimates in Note 3 to our annual consolidated financial statements contained elsewhere in this prospectus. We believe that these accounting policies and estimates are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB.
In preparing these consolidated financial statements, management has made judgments, estimates and assumptions that affect the application of our accounting policies and the reported amounts recognized in our consolidated financial statements. On a periodic basis, we evaluate our estimates, including those related to share-based compensation and derivatives. We base our estimates on historical experience, authoritative pronouncements and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.
Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value at the end of each reporting period. Changes in the fair value of derivative financial instruments are recognized in the statement of operations within financing income or expenses. The fair value of derivatives is measured using the Probability-Weighted Expected Return Method. Measurement inputs include share price on the measurement date, cost of capital, expected volatility, expected dividends and the risk-free interest rate.
Derivative financial instruments issued by us include warrants and price protection mechanisms for securities.
The grant date fair value of share-based payment awards granted to employees is recognized as salary expense with a corresponding increase in equity over the period that the employees become eligible for the awards. The fair value of share-based compensation is measured using the Black-Scholes option pricing model. Measurement inputs include share price on the measurement date, the exercise price of the option, expected volatility, expected life of the option, expected dividends and the risk-free interest rate.
Recently Adopted Accounting Pronouncements
See Note 3 to our annual consolidated financial statements included elsewhere in this prospectus regarding the impact of the IFRS standards as issued by the IASB that we will adopt from the financial year beginning January 1, 2019 in our consolidated financial statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that we currently report and expect to continue to report our financial results under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on other exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 and, (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company.” We would cease to be an emerging growth company upon the earliest to occur of  (1) the last day of the fiscal year in which we have more than $1.07 billion in annual gross revenues, (2) the date on which we have issued more than $1.0 billion of non-convertible debt securities over a three-year period, (3) the last day of 2024 and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. As a result of these elections, our future financial statements may not be comparable to those of public companies that are not emerging growth companies and are required to comply with public company effective dates for new or revised accounting standards.

Business
Overview
We are a clinical-stage biotechnology company committed to engineering a targeted gene therapy to improve the standard of care for early-stage bladder cancer. We have discovered and are developing a biologic agent, inodiftagene, that we believe can deliver a new treatment to patients who have options that are limited in effectiveness and problematic in toxicity. Bladder cancer is a disease that typically causes symptoms early in its course and consequently presents the patient and the treating physician with an opportunity to gain control of the malignancy. However, the limitations of existing therapies, developed in the 1970s, often result in a prolonged series of unsuccessful treatments that can end in the radical removal of the bladder.
Our lead product candidate, inodiftagene, is a recombinant DNA construct that will be administered to patients whose therapy for early stage bladder cancer has failed: this is gene therapy for bladder cancer. Preclinical studies and clinical trials completed so far have demonstrated that our product candidate can deliver a lethal gene specifically to bladder cancer cells in a patient’s bladder. We have conducted clinical trials of inodiftagene in several malignancies, including bladder cancer, pancreatic cancer, and ovarian cancer, and observed anti-cancer activity in all of them. Based on our Phase 1 and Phase 2 clinical trial results, we believe its most promising application is in the therapy of NMIBC in which it has the potential to improve patient outcomes substantially by delaying or in some cases eliminating disease progression, and consequently may significantly bettering patient quality of life. Although there can be no assurance, we also believe that the regulatory pathway to approval for commercialization and wide distribution of our product candidate in NMIBC, based on our interactions with the FDA and other international regulators, is an extension of the clinical trial program we have undertaken to date, and that the patient population for which our clinical development program is designed exhibits a significant unmet need for novel therapeutic approaches. Our proposed clinical development plan includes two pivotal clinical studies, either of which we believe may support FDA regulatory approval, and which together will provide access to a large share of this affected population and differentiate us from competitive approaches.
Inodiftagene is a biological agent designed and formulated to deliver a toxic gene to bladder cells in a manner that results in the gene being active only in the bladder tumor with consequent killing of the malignant cells. The engineered gene has been compounded with an agent that enhances and optimizes the efficiency of its delivery to tissue. In experiments we can demonstrate uptake of inodiftagene by 85% of target cells after a single exposure.
We have tested inodiftagene in six clinical trials, three of which involved NMIBC patients, and we have observed substantial anti-tumor activity. The data from the three NMIBC trials demonstrate in Phase 1/2 and Phase 2 studies that: (i) inodiftagene causes complete responses in 33% of bladder cancer patients with unresected measurable tumors; (ii) one-year and two-year recurrence-free survival rates were 46% and 33%, respectively; and (iii) we can administer inodiftagene with BCG, the standard of care for NMIBC, with recurrence-free outcomes of 95% and 78% at three and six months, respectively.
We believe that these studies support the potential for inodiftagene to provide new therapies for NMIBC patients. NMIBC affects a large population in the United States as well as worldwide. In 2018, it was expected that approximately 81,000 new cases of bladder cancer would be diagnosed in the United States. Nearly 141,000 new cases in the European Union are expected to be diagnosed in 2020. 75% of these cases will be NMIBC, the earliest stage in bladder cancer classification. The diagnosis of primary bladder cancer leads to a cycle of cystoscopic evaluation, surgical resection, and medical therapy, that is repeated as treatments fail successively and additional treatments are attempted. The standard medical treatment for NMIBC, BCG, is live tuberculosis bacteria that has been attenuated, or weakened in the laboratory, administered into the bladder. Most treatments with BCG ultimately fail and result in tumor recurrence. Because of this prolonged natural history of early presentation and repeated treatment failures, it was estimated that in the United States in 2015, the latest year good estimates were available, about 710,000 patients will be living with bladder cancer. Moreover, it is the most costly cancer to treat in the United States, with annual costs that were estimated at over $4 billion in 2010, and costs of care for an individual nearing $200,000. Despite the need for new approaches to treat this disease, no drug has been approved by the FDA for the treatment of NMIBC since 1998. Patients with bladder cancer whose therapy has failed make up a large population of patients desperately in need of new therapies.

There are two distinct populations of unmet need in the field of NMIBC treatment: (1) those patients for whom two treatments with standard BCG have failed, who are termed BCG-unresponsive, and (2) those for whom one BCG treatment has failed. Accordingly we are planning two pivotal clinical trials in NMIBC patients: (i) a single-arm Phase 2 study of inodiftagene in patients with BCG-unresponsive disease, or the Codex Clinical Trial, and (ii) a randomized trial in patients whose disease has recurred after a single course of standard BCG therapy, or the Leo Clinical Trial. Both of these studies have been reviewed by the FDA and other international regulatory bodies. The FDA has granted our program Fast Track designation for regulatory review. Additionally, the Phase 3 Leo Clinical Trial has been granted a SPA by the FDA as well. While there are several planned and ongoing trials that address the BCG-unresponsive patient population, in our view our clinical development program in patients whose disease recurs after a first course of BCG sets us apart and differentiates us from competitors. Based on market data, including a commissioned independent research study, we believe the potential market for inodiftagene, should it achieve regulatory approval for both indications in the United States, the European Union and Japan, is over $1.5 billion.
We believe that the inodiftagene development program in early-stage bladder cancer may potentially allow us to meet the regulatory requirements for the development of a new therapy for this malignancy.
Our Product Pipeline
We have studied our product candidate inodiftagene, in patients with pancreatic cancer, ovarian cancer, and NMIBC, and we have studied it as a single agent or in combination with BCG. The following table summarizes the clinical development program of inodiftagene:
	PRODUCT CANDIDATE	TRIAL			RESULTS
INDICATION		Phase 1	Phase 2	Phase 3
NMIBC	Inodiftagene	Phase 1/2			No DLT, no MTD; 22% CR, 22% PR
			Phase 2		33% CR; 1-yr RFS 46%
			Pivotal Phase 2 Codex Clinical Trial		Initiation 4Q2018
	Inodiftagene with BCG		Phase 2		Feasible; 3 month RFS 95%; 6 month RFS 78%
				Pivotal Phase 3 Leo Clinical Trial	Planned for 2019
Pancreatic cancer	Inodiftagene	Phase 1/2			2 PR in inodiftagene alone patients
	Inodiftagene with gemcitabine		Phase 2		1 PR; median PFS 7.6-9.3 months
Ovarian cancer	Inodiftagene		Phase 2		1 CR of malignant ascites in compassionate use
CR: complete response; DLT: dose-limiting toxicity; MTD: maximum tolerated dose; PFS: progression-free survival; PR: partial response; RFS: recurrence-free survival
The emphasis of our development program is on NMIBC, and at this time, we do not plan additional studies in pancreatic or ovarian cancer. The six completed trials detailed above were conducted in leading academic medical centers in Israel, and the two pivotal studies, the Codex Clinical Trial and Leo Clinical Trial, will be conducted in the United States and internationally.
The clinical trial results we have obtained demonstrate that inodiftagene has anti-cancer activity in bladder cancer, pancreatic cancer and ovarian cancer, all difficult-to-treat malignancies. Inodiftagene is well-tolerated, and side effects have been largely mild to moderate, and in bladder cancer patients involved primarily the lower urinary tract. The data suggests that the most promising application of inodiftagene is in the therapy of early-stage bladder cancer. Thus we have focused the development of inodiftagene in NMIBC.

Non-muscle Invasive Bladder Cancer: The Problem
Bladder cancer affects a very large population of patients in the United States and worldwide. It is the fourth most common cancer in men in the United States, being more common in men than in women, and is the fifth most common cancer in Europe overall. When incidence in the European Union and Japan is also considered, the combined global market encompasses an estimated 260,000 new cases per year. Despite being a common malignancy, it has not been the focus of new drug development. The last drug approved by the FDA for NMIBC was registered in 1998. New therapies are needed.
Source: ACS Facts and Figures 2018.
NMIBC is a cancer that is situated superficially in the lining of the bladder. Typically NMIBC is detected early in its course, when tumors are small, and because it is superficial, the most frequent first symptom of bladder cancer is blood in the patient’s urine. Evaluation by the physician involves visual examination of the inner surface of the bladder using a cystoscope, and diagnosis entails urine cytology, biopsy and pathological examination. Tumors are classified according to the depth they penetrate into the bladder, as illustrated below. The NMIBC subset of tumors is shown below, lettered in green.
Non-muscle invasive tumors that involve only the inner surface of the bladder can be flat (Tis, also known as carcinoma-in-situ, or CIS) or raised (Ta). A raised tumor can also begin to invade the next layer of the bladder (classed as a T1 lesion) and still be classified as NMIBC. Once tumors invade the inner or outer muscle layers, they are called muscle invasive bladder cancer, or MIBC. Approximately 75% of bladder cancer cases are initially NMIBC.
The urologist surgically removes the evident tumors that are resectable using the cystoscope by trans-urethral resection, or TUR. Then, if the tumor characteristics lead it to be classified as intermediate or high risk for recurrence and progression, additional medical therapies are introduced through a catheter into the bladder.
The FDA-approved standard therapeutic agent for intermediate and high-risk NMIBC is BCG, administered into the bladder after TUR over a one- to three-year course of treatment. Although initial results with BCG are good, side effects can be substantial, including urinary symptoms, bleeding from the bladder, bladder inflammation, fever, and in rare instances, contraction by the patient of tuberculosis, sepsis and death. The eventual relapse rates from the first course of therapy are estimated by experts in the field to be 50% by four years and as high as 70% by ten years. After a failed first treatment, urologic practice guidelines recommend that a second course of BCG be attempted. When used a second time, the efficacy of BCG falls. The relapse rate after a second course of BCG was approximately 75% at one year in a recent randomized study. Most patients, therefore, experience a failure of BCG treatment.
As a result of the way BCG is used, there are two populations of unmet need in NMIBC treatment: (1) patients who have experienced recurrence following two courses of BCG, and (2) patients who have experienced recurrence following one course of BCG. This is illustrated below:
The first unmet need in the treatment of the NMIBC is for patients who have been treated with two courses of BCG and then experienced recurrence. In this situation, there are no other medical therapies that are recommended as standard of care. Chemotherapy, immunotherapy and experimental treatments have been tested in these patients, but these are not approved. Patients whose NMIBC has failed to respond after two treatments with BCG are considered to have what is formally termed BCG-unresponsive NMIBC. Lacking a standard, FDA-approved therapeutic agent, treatment guidelines recommend that these patients undergo radical cystectomy, or bladder removal. Thus the first major unmet need in the NMIBC population is for new therapies for patients whose two courses of BCG treatment have been unsuccessful, who therefore need a third line of therapy, and who face the debility and compromised quality of life that accompany the removal of the bladder.
The second unmet need in the treatment of the NMIBC is for patients earlier in their course of treatment, those whose first course of BCG therapy has failed. These patients are at very high risk for the subsequent failure of a second BCG treatment, and for becoming BCG-unresponsive. There is an opportunity to treat patients after their first treatment, in the second line, so as to prevent or delay ultimate recurrence and progression. The population of patients whose single course of BCG has failed comprises a larger population than those patients whose BCG therapies have failed twice.
The FDA and leading urological societies have worked together to formulate an approach to developing new therapeutic agents for BCG-unresponsive disease. This approach has been published in several forums, including the FDA’s Guidance for Industry on BCG-unresponsive Nonmuscle Invasive Bladder Cancer (2018). Our pivotal clinical program has been developed in conjunction with key opinion leaders in the field of urological cancer, and in close consultation with the FDA, and is consistent with the published guidance. We believe our program is consistent with the FDA-delineated path to the regulatory approval of inodiftagene in both of these areas of unmet need.
Our Competitive Strengths
Inodiftagene is a recombinant DNA plasmid-based agent designed and formulated to introduce a toxic gene into cells that is only activated in malignant cells, and when turned on in those cells, is lethal to them. It is a specifically targeted therapy. It is conceived to optimize efficacy and minimize side effects by focusing its cytotoxic effects in cancer cells only. Specifically, we believe our competitive strengths to be the following:
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Inodiftagene is a targeted therapy.   Our product candidate is designed so that its lethal payload is activated specifically in cancer cells. This has two effects. The first effect is that the anti-tumor effect is concentrated in the cancer. Inodiftagene delivers a potent toxin when it is internalized by cells. The toxin is not produced where it is not needed, in normal tissues in the bladder or elsewhere in the body. The second effect is that the cytotoxic effect is limited to the cancer. Normal bladder cells do not produce the toxin, and suffer no damage as a result of therapy. Data from our clinical trials are consistent with this proposed mechanism of action of inodiftagene. Side effects are typically mild to moderate, and comprise mainly bladder symptoms, because this is the only place where the toxin is produced.
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Our clinical data strongly support the activity of inodiftagene against cancer.   We have completed six clinical trials in patients with cancer: three in NMIBC patients and three in patients with ovarian or pancreatic cancer. We have demonstrated complete responses in unresected bladder cancer, as well as robust evidence of single-agent activity against the difficult-to-treat malignancies of pancreatic and ovarian cancer. The body of clinical data validates the anti-tumor mechanism of action of inodiftagene in multiple tumors types, and especially in bladder cancer.

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Our development plan addresses two unmet NMIBC needs.   We have expanded our development program so that we can investigate inodiftagene in two clinical settings concurrently. The BCG-unresponsive, third-line clinical setting is the subject of our first trial, the Codex Clinical Trial. This setting is attractive for drug development because it supports a single-arm clinical trial of modest size. The FDA has provided clear guidance for the development of new agents in BCG-unresponsive patients, and our clinical trial has been designed in accordance with FDA input. However, we have taken our agent a step further, studying its activity and safety when administered in combination with BCG. This second-line population is a larger patient population, and the unmet need here is no less substantial than in third-line patients. We plan to undertake a clinical trial in the second-line setting, the Leo Clinical Trial. The demonstration of the feasibility of administering inodiftagene in conjunction with BCG lays the foundation for clinical trials in the large population of newly diagnosed, first-line NMIBC patients who are candidates for standard BCG treatment.

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We have positive FDA input on our pivotal development program.   The FDA has stated that the single-arm Codex Clinical Trial may support approval in the BCG-unresponsive patient population. The FDA has granted us an SPA for the conduct of the Leo Clinical Trial. We believe this demonstrates that the eligible patent population, design, methods, and endpoints of the trial are all in keeping with the requirements for approval in patients whose first treatment with BCG has failed and who can be treated with BCG in combination with inodiftagene. Of note, the SPA does not guarantee that our trial results will be adequate to support approval. Both studies have also been reviewed and are supported by regulatory agencies in Canada and Europe.

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We have experienced accomplished leadership with a history of successful drug development and U.S. and international approvals.   Our leadership team has worked together in the past and has successfully developed two drugs for FDA and international approval. Our SVP and head of clinical development, and the VP and head of clinical operations formerly worked as members of our Chief Executive Officer’s clinical development team at ARIAD Pharmaceuticals, Inc., where they developed for regulatory approval ponatinib (Iclusig) for leukemia, and brigatinib (Alunbrig) for non-small cell lung cancer, both now owned and commercialized by Takeda Pharmaceutical Company Ltd. They conducted Phase 1, Phase 2 and Phase 3 trials in the United States and internationally, and pivotal Phase 2 and Phase 3 studies. They designed and prepared clinical trials, worked with the FDA and other regulatory agencies, and conducted the studies in the United States, Europe, Japan and China. They gathered and analyzed data, and prepared and submitted regulatory submissions for approval.

Our Solution: Gene Therapy for NMIBC with Inodiftagene
The biologically active ingredient of inodiftagene is a recombinant DNA plasmid that directs the expression of a potent toxin specifically in malignant cells but not in normal tissue. It has been designed to enable the delivery of a gene for a lethal bacterial toxin from diphtheria so that the toxin is specifically expressed and activated only in bladder cancer. This focuses the anti-cancer activity of the gene to only the cancer cells, and limits the side effects of the gene mainly to the malignant tissue and the bladder. We do this by exploiting the established biology of the H19 gene, which is turned off in most normal adult cells, but turned on at high levels primarily in malignant cells.

The H19 gene has a restricted pattern of expression rendering it potentially useful for the targeted delivery of therapies to cancer. H19 is an example of a class of molecules called long non-coding RNAs that serve as regulatory elements in normal cells. It is also considered an oncofetal RNA gene and is highly expressed in the placenta during pregnancy, but not normally expressed in adult tissues. However, its expression is turned on in malignancy, in human bladder cancers, as well as in many other tumors, including ovarian cancer, pancreatic cancer, lung cancer, breast cancer, colon cancer, melanoma, brain cancer, leukemia, and others. H19 is a gene of fundamental importance to cancer cells. The abnormal upregulation of H19 expression in malignancy is due to alterations in availability and activity of factors in the cell that turn genes on and off, and the regulatory controls of the H19 gene that respond to these factors, the molecular switches, as it were, have been well characterized. These regulatory switches can be used to control whether a gene is turned on or off in a manner that prevents the gene from being on in normal tissues and that turns it on in malignant cells that express H19.
Diphtheria toxin is a potent cellular toxin and is a favorable choice for anti-cancer targeting. Its biology and mechanisms of action are well understood. It is a toxin that potently and completely inhibits the ability of targeted cells to make normal proteins, thereby killing them. Single copies of this toxin are lethal to a cell. Moreover, the inhibitory activity of the toxin is encompassed entirely in the A chain of the molecule (DTA) while the B chain is necessary for cellular entry. The introduction and expression of the gene encoding DTA, as occurs with inodiftagene, is lethal to the target cell, but because it cannot transfer to neighboring tissue, not to surrounding cells.
The structure of inodiftagene is illustrated below. The H19 regulatory sequences, which control the turning on of DTA expression, are represented in blue in the illustration below. They have been isolated and engineered using recombinant DNA techniques so that they are juxtaposed to the gene for DTA. The DTA gene is represented in green on the right in the illustration.
When inodiftagene enters a tumor containing H19 expressing cells, the engineered gene becomes active, producing the lethal diphtheria toxin. Following administration into the bladder, cellular toxicity due to DTA expression is bladder cancer-specific. H19 is expressed in adults mostly in malignant tissue. Plasmid taken up in normal cells remains unexpressed. In addition, due to the absence of the B chain subunit, if toxin is released from dying cells it is not taken up by other normal cells. As a result, inodiftagene is a specifically targeted therapy for bladder cancer.
Inodiftagene DNA is combined with polylethyleneimine, or PEI. PEI facilitates the entry of inodiftagene into rapidly dividing cells and improves efficiency of transmission. Experiments in the laboratory demonstrate that inodiftagene complexed with PEI is efficiently taken into more than 85% of cells following a single exposure.
Our Pre-clinical Data with Inodiftagene
Laboratory studies have also confirmed that protein synthesis is inhibited in tumor cells treated with inodiftagene, and that inodiftagene attenuates the proliferation of cancer cells in vitro.
In animal models, inodiftagene is active against bladder cancer. Experiments show that DTA is produced in bladder tumors after treatment in the organ. In a rat tumor model, it was shown that bladder tumors growing in the bladder could be effectively treated with two administrations of inodiftagene. In vitro studies with this cell line confirmed that the mechanism of action is via the dose-dependent expression of DTA driven by the H19 regulatory sequences.
Additional studies were performed in a model of bladder carcinogenesis due to the ingestion of nitrosamine by rats. In this experimental model, rats reproducibly develop visible bladder tumors after approximately 20 weeks of nitrosamine dietary supplementation. Administration of inodiftagene is effective in reducing mean tumor dimensions and weight and leads to complete eradication of tumors in some animals. This is illustrated below, in which the animal in the left panel received control (placebo) therapy (see the tumors in the green circles), and the animal in the right panel was treated with inodiftagene. These data formed the basis for the initial clinical development of inodiftagene in patients with bladder cancer.
Clinical studies have demonstrated that inodiftagene DNA is detectable after administration in patients’ bladder tumors and for more than 48 hours after a single two-hour exposure in patients’ urine.
IND-Enabling Studies
IND-enabling studies for inodiftagene included four repeated-dose non-clinical toxicology experiments conducted in accordance with Good Laboratory Practice (GLP) Regulations in mice and rats.
In these studies, intraperitoneal (IP), intravesical, or intravenous (IV) administration of either inodiftagene (plasmid + PEI) or plasmid alone was employed to evaluate the toxicity. Inodiftagene (alone and in combination with PEI) was well tolerated and no mortality occurred in any of the test article-treated animals. In the two studies supporting the bladder cancer indication (inodiftagene administered in complex with PEI via IP or intravesical administration) the “no observed adverse event level” (NOAEL) of inodiftagene plasmid was determined to be >10 mg/kg in both mice and rats. Biodistribution and pharmacokinetics were evaluated as part of the GLP toxicology studies of inodiftagene via intravesical administration. Biodistribution of inodiftagene was primarily limited to the bladder and kidneys.
Chemistry, manufacturing and controls studies are ongoing.
Inodiftagene Clinical Trial Experience
Our development of inodiftagene will focus on its utilization in NMIBC. However, we have also studied inodiftagene in other cancers in the clinic, testing it in patients with ovarian cancer and with pancreatic cancer. In both of these clinical settings, inodiftagene has demonstrated evidence of anti-cancer activity, supporting its mechanism of action against cancer. Clinical trials to date have been carried out in leading academic medical centers in Israel.
Studies in Ovarian Cancer and Pancreatic Cancer
Our initial experience with ovarian cancer involved a patient diagnosed with ovarian cancer that was metastatic to the abdominal cavity and refractory to treatment, resulting in the accumulation of malignant ascites, or fluid. An ultrasound of her abdomen, showing ascites outlined in red, is shown in the first ultrasound below. Cells from her ascites were isolated and were shown to express H19, and thus she was deemed a candidate for compassionate use treatment with inodiftagene. Inodiftagene was instilled into her abdomen weekly for seven treatments, and then every two weeks for treatments eight through ten. Her initial treatment was associated with nausea, fever, and vomiting, but these symptoms resolved after the third instillation. The fluid decreased after treatment, and resolved completely after treatment ten. This is shown in the second ultrasound below, revealing no residual fluid. Although inodiftagene clearly has activity in this clinical circumstance, it is probable that the large volume of ascites present in most patients suffering from this stage of ovarian cancer precludes achieving effective concentrations of inodiftagene in ovarian cancer cells.

We also have tested the drug in patients with pancreatic cancer. We conducted a Phase 1/2 dose-escalation study in patients with unresectable pancreatic cancer. The study enrolled nine patients with pancreatic cancer that had been deemed unresectable. Patients were administered escalating doses of inodiftagene either via computed-tomography (CT) guided injection, or via endoscopic ultrasound injection. Patients were assessed for response and for possible resection after injection. Nine patients completed screening and received treatment. Again the drug injection was well tolerated, and adverse events were mostly mild to moderate, with four adverse events being considered possibly related to the study drug. No serious adverse events occurred in patients treated with inodiftagene. Anti-tumor activity was evident: two of the nine patients, or approximately 22%, demonstrated partial responses following treatment with no other interventions.
We conducted a second study of inodiftagene in patients with advanced localized pancreatic cancer eligible for chemotherapy treatment. In this study, patients were administered standard gemcitabine chemotherapy, and in conjunction received intratumoral injections of inodiftagene. Twelve patients were enrolled. The primary endpoint of the study was PFS, and median PFS was 9.3 months in patients who received 8 milligrams (mg) of inodiftagene, and 7.6 months in patients who received 12 mg of inodiftagene. One of 12 patients demonstrated a partial response, and eight patients had stable disease. In these patients receiving concurrent gemcitabine chemotherapy, Grade 3 (Severe) adverse events were reported in most patients, most attributable to the chemotherapy. Ten patients (83%) reported serious adverse events following treatment in the study, none were considered by the investigator to be related to inodiftagene, and one patient reported a serious adverse event considered to be related to gemcitabine.
Response rates for standard gemcitabine chemotherapy in unresectable pancreatic cancer are typically less than 10%, and PFS is typically in the range of four to six months. Again, activity is present in this difficult-to-treat malignancy. However, it is likely that delivery of inodiftagene uniformly to cells in a large pancreatic tumor will be suboptimal due to the constraints of having to inject the gene into only a subset of tumor cells at any single injection site.
Studies in refractory ovarian cancer and unresectable pancreatic cancer both demonstrated activity of inodiftagene against the malignancy. These data strongly validate the mechanism of directing toxic therapy to tumors using H19.
Studies in NMIBC
NMIBC offers several advantages as a therapeutic target. First, for optimal activity, inodiftagene therapy requires contact with tumors so that the malignant cells internalize the gene. This is difficult to achieve in ovarian cancer with ascites, given the large volume of fluid in the abdomen, or in pancreatic cancer, given the requirement for the injection of inodiftagene into only the part of the tumor that is accessible radiologically. In bladder cancer, inodiftagene can be instilled into the bladder, allowing it to coat the entire lining of the bladder where the tumor resides. Second, the standard of care in bladder cancer is to resect all papillary tumors of grade Ta or T1. The goal of therapy for these tumors is thus not to eradicate established large tumors, but to prevent the emergence of microscopic tumor recurrences; the macroscopic tumor has been removed. Inodiftagene will optimally have access to these microscopic recurrences when it is administered intravesically into the bladder. Third, CIS tumors, which are typically identified but not resected, are flat lesions, only a few cells thick. This tumor geometry is optimal for contact with the DNA of inodiftagene, allowing the gene to access the malignant cells. Finally, the large patient population of NMIBC, coupled with the lack of available new and effective therapeutic agents, creates a substantial unmet need, and an opportunity for the novel approach of inodiftagene. For these reasons, NMIBC is an optimal target for inodiftagene therapy.
We carried out three clinical trials in NMIBC: a Phase 1/2 study and a Phase 2 study of inodiftagene monotherapy, and a Phase 2 study of inodiftagene administered in combination with BCG.
The two monotherapy studies included a unique feature that allowed for assessment of the responses of unresected papillary (Ta and T1) tumors: assessment of marker lesions. The standard approach to treating these tumors is to resect them via TUR so that no residual tumor is left behind. However, following TUR the ability of an investigational agent to cause tumor shrinkage cannot be evaluated directly. The FDA, in its Guidance for Industry on BCG-unresponsive Nonmuscle Invasive Bladder Cancer (2018), recommends that studies should be conducted in which marker lesions are left in place after TUR to assess antitumor activity. This approach was utilized in both the monotherapy studies.
Phase 1/2 Study
The initial Phase 1/2 study of inodiftagene was a dose-escalation study that enrolled patients with recurrent low-grade NMIBC. A total of 18 patients were treated with escalating doses. The mean age of patients was 71 years. Patients had a mean of five prior occurrences (range: one to 15 occurrences). Ten out of the 18 patients, or approximately 56%, had two or fewer recurrences in the past two years. 17 of the 18 patients, or approximately 94%, had received prior BCG, and several patients had also received various chemotherapeutic agents. This was a population of patients with multiple recurrent NMIBC refractory to prior BCG.
At entry in this study, patients underwent resection of all disease except one marker lesion 0.5 to 1.0 centimeter, or cm, in size. Patients were then treated with intravesical inodiftagene. The response of the marker lesion was assessed at 12 weeks, and residual tumor was removed at that time.
The primary efficacy assessment was overall response rate (complete and partial) as directly visualized by cystoscopy at week 12. In four of the 18 patients, or approximately 22%, complete responses were observed. A cystoscopic photograph of a lesion demonstrating complete tumor disappearance is shown above. In an additional four of the 18 patients, or approximately 22%, partial responses (>50% shrinkage) were observed. Total responses were observed in eight out of the 18 patients, or approximately 44%. H19 expression was detected in all patients at baseline. 12 of the 18 patients, or approximately 66.7%, were recurrence-free at three months, and approximately 44.4% and 33.3% were recurrence-free at 12 months and 24 months, respectively.
In the initial Phase 1/2 study, inodiftagene was well-tolerated. No dose-limiting toxicities were observed or reported, and no deaths occurred during the study or during the follow-up period. The most frequently reported adverse events considered to be at least possibly related to inodiftagene for any dose cohort were mild to moderate in severity and were most commonly renal and urinary disorders. Mild bladder discomfort and painful urination, or dysuria, were reported in 11.1% and 16.7% of patients, respectively. Moderate dysuria and urination urgency were reported in 5.6% and 16.7% of the patients, respectively. Severe urination urgency was reported by one patient (5.6%) after the fourth intravesical treatment. In total, approximately 44% of patients had a urinary tract infection during the study, of which 17% were considered related to other investigational procedures such as the video-cystoscopy, catheterization, or surgical resection. Mild diarrhea, hypertension, and asthenia (physical weakness) were reported in 11.1%, 16.7%, and 11.1% of patients, respectively. Laboratory adverse events considered possibly related to treatment included: increased blood creatinine (22.1%); leucopenia, or reduced white blood cells (11.1%); and increased alkaline phosphates, anemia, and leukocytes in the urine (5.6% each). One serious adverse event considered possibly related to study treatment, urinary urgency requiring hospitalization, occurred in the study.
Phase 2 Study
Following the Phase 1/2 study, a Phase 2 study of inodiftagene was completed in patients with superficial bladder cancer of intermediate risk. The primary endpoint in this study was to determine tumor recurrence in resected patients. A secondary endpoint was response rate of marker lesions. Patients with histologically confirmed superficial bladder cancer with recurrent stage Ta (any grade) or T1 (low-grade) NMIBC were eligible to enter the study. Patients with CIS lesions were excluded. All patients had tumors that were H19 positive. Patients must have failed at least one prior conventional therapy including either BCG or chemotherapy and, as in the Phase 1 study, have one tumor ≤1.0 cm in diameter to serve as a “marker” tumor after removal of all other tumors.
A total of 47 patients were treated in this study. Approximately 81%, or 38 patients, had received prior BCG therapy, and more than half of the patients received other therapies as well. 45% of the patients had received two or more prior treatments. Eight patients were not evaluable due to protocol violations and early withdrawal.
At the time of primary assessment, 13 patients, or approximately 33% of the per-protocol treatment population, had complete disappearance of the marker lesion, and no new lesions were reported. 26 patients, or approximately 55%, in the intent-to-treat population and 64% of patients in the per-protocol population had no new lesions at three months (the primary endpoint). Median time to recurrence for both the ITT and per-protocol populations was approximately 11.3 months. As shown in the figure below, approximately 46% and 36% of patients were free of recurrence at 12 and 18 months, respectively, and 33% remained recurrence-free at 24 months. Treatment was very well tolerated. No patients discontinued because of treatment-related adverse events.

The most commonly reported adverse events, similar to those experienced in the Phase 1/2 study, were renal and urinary disorders (29.8%), including urinary frequency (14.9%), painful urination (10.6%), urination urgency (6.4%), and urinary retention (6.4%), as well as urinary tract infections (10.6%). Other adverse events included increased blood potassium (10.6%) and lack of energy, chills, fever and nausea (6.4% each). Serious adverse events included urinary retention and a urinary tract infection in a patient who required TUR of the prostate; a myocardial infarction (heart attack), which was not considered to be related to the administration of inodiftagene; and hematuria (blood in urine) (2.1% each). Only the event of hematuria was considered by the treating investigator to be possibly related to the study treatment, though also probably related to study procedure.
We also tested inodiftagene in combination with BCG. We carried out a Phase 2 study in 38 patients eligible for BCG treatment. Three different combination schedules were evaluated with a primary objective of evaluating the safety of the combination. The administration of inodiftagene in combination with BCG was feasible and well tolerated, with three severe adverse events reported, none of which were considered related to inodiftagene.
Tumor recurrence rate and progressive disease rate were not statistically significantly different among the three regimens. The overall recurrence-free survival rate was 54%, and the progression-free survival (PFS) rate was 76%. At 18 months, the median time to recurrence and its confidence limits could not be calculated according to Kaplan-Meier survival analysis because a large percentage of patients had no recurrence. The overall recurrence-free survival and progression-free survival are illustrated in the table below. The three- and six-month RFS of the combination was 95% and 78%, respectively. These results compare favorably with the historical experience of BCG alone, which report three-month RFS of 51% to 85%.
Administration of inodiftagene and BCG was well tolerated. Overall, 25 of the 38 patients, or approximately 65.8%, experienced adverse events during the study. The incidence of adverse events was similar among the treatment groups and most adverse events were mild. These included urinary tract infection (29%), dysuria (21%) and hematuria (13%). One patient (3%) had a serious event which occurred on the study after initiation of treatment. That patient had heart palpitations that were not considered related to either inodiftagene or BCG nor related to study procedures. Overall, 26% of patients experienced an adverse event related to BCG, while 11% of patients experienced an adverse event related to inodiftagene, which we believe suggests a relative advantage in safety profile of inodiftagene compared to the standard therapy of BCG.
Summary of Results in NMIBC Clinical Trials
We conducted three clinical trials in patients with NMIBC and observed the following significant findings:
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Complete responses of unresected tumors occurred in all three studies. The complete response rates in unresected papillary marker lesions in the Phase 1/2 and Phase 2 trials were 22% and 33%, respectively. Although CIS patients were uncommon in our trials, six out of seven patients, or approximately 86%, exhibited a complete response.

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Recurrence-free survival, or RFS, in the two monotherapy studies was consistent. In both studies the RFS at 24 months was approximately 33%.

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Inodiftagene can be given together with BCG. The combination Phase 2 study demonstrated that co-administration is feasible, and three-month RFS was 95%.

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Inodiftagene is well tolerated when given intravesically. Most adverse events are mild or moderate and involve the lower urinary tract. Systemic adverse events are uncommon.

Although there can be no assurance, taken together and based on our discussions with regulators, we believe positive results in the pivotal clinical trials will likely support a path to FDA and wider regulatory approval for inodiftagene.
Regulatory Pathway
Because of the significant unmet need of patients with NMIBC whose therapy with BCG has failed, the FDA and the American Urological Association, or the AUA, have worked together to devise guidelines for developing new agents for NMIBC. We have closely followed this guidance. Furthermore, we believe that the clear prescriptions provided by the FDA in this arena create a fertile landscape for the development of new agents in general, and inodiftagene in particular.
Most BCG therapy for patients with NMIBC ultimately fails. A subgroup of patients whose BCG treatment fails repeatedly are defined in the literature and by the FDA as “BCG-unresponsive.” BCG-unresponsive patients are those patients with either persistent or recurrent high-grade NMIBC tumors who have been adequately treated, typically twice, with BCG. Apart from BCG therapy, no other standard-of-care medical treatments exist, and the currently recommended therapy for BCG-unresponsive NMIBC is cystectomy, either partial or radical. However, because of concomitant conditions, many patients are not candidates for major surgery such as cystectomy. These patients must currently rely on options with minimal effectiveness in this situation (such as instillations of chemotherapeutic agents or repeat TURs).
The FDA and the AUA together convened a workshop to address the development of new therapies for patients with NMIBC in 2014. The workshop participants addressed the BCG-unresponsive patient population. They agreed that there was no consensus standard-of-care approach for these patients apart from cystectomy and that no therapy could be agreed upon to serve as a control for randomized clinical studies in this setting. Lacking the ability for investigators to conduct randomized controlled clinical trials, the participants recommended that single-arm Phase 2 studies could support regulatory approval for these patients. Moreover, for patients with CIS lesions, guidance on the desired endpoint was provided as well. It was recommended that a study achieving at least a 30% recurrence-free survival at 18 to 24 months, with a sample size with statistical confidence that excluded a lower boundary of 20%, would be appropriate.
A more detailed FDA draft guidance document was published in November 2016 and finalized in February 2018, entitled BCG-Unresponsive Nonmuscle Invasive Bladder Cancer: Developing Drugs and Biologics for Treatment: Guidance for Industry, which re-states and extends the recommendations of the FDA/AUA workshop. The FDA recommends that early-stage development of agents for NMIBC should involve demonstration of activity against extant disease, for example, in marker lesion studies. The guidance defines BCG-unresponsive patients. Furthermore, the guidance states that for patients with unresponsive NMIBC for whom no standard therapy apart from radical cystectomy exists, a single-arm study design is appropriate, and the complete response rate and duration of complete response are relevant efficacy endpoints in patients with CIS. The final guidance further emphasized the study of CIS patients in single-arm trials and provides more detailed definitions of BCG-unresponsive disease and adequate BCG therapy. The definition provided for the BCG-unresponsive population was clarified, with the FDA recommending that the definition of treatment failure apply to patients who had failed one induction and one maintenance course of BCG at a minimum. In addition, it specified that a single-arm trial in the BCG-unresponsive patient population should employ a primary endpoint of complete response in CIS patients.
Finally, the FDA has recommended that a development program that assesses response rate in a single arm trial design may require a confirmatory trial after approval. They commented that a randomized trial in a different population, and a design that tests BCG plus/minus the investigational drug, might be appropriate.
These recommendations have provided, in essence, a road map to drug development and approval in this setting. We have followed this road map. We have employed marker lesions trial designs to demonstrate a complete response rate over 30%. We have also demonstrated RFS of over 30% at 24 months in our two monotherapy trials. Additionally, we have tested inodiftagene in combination with BCG as the foundation for a trial that could be confirmatory. We believe these initial clinical data are suggestive of antitumor activity that could attain FDA approval for BCG-unresponsive disease.
Our Clinical Trial Program
Our pivotal clinical trial program was developed with input from the FDA and from regulatory agencies in Canada, the United Kingdom, France, Spain and Germany.
We submitted our IND application for inodiftagene in 2008. In 2015, the FDA granted Fast Track designation to inodiftagene. We undertook discussion with the FDA regarding our Phase 2 path to development at an “End of Phase 2” meeting in 2014. We also discussed our Phase 3 study of inodiftagene in combination with BCG with the FDA in 2014, and were granted an SPA at that time. In 2016, we discussed our program with Health Canada. We also met with the AEMPS (Spanish Agency of Medicines) in 2015, the Paul Ehrlich Institute in Germany in 2014, the MHRA (Medicines and Healthcare Regulatory Agency) in the United Kingdom in 2017, and the ANSM (French Medicines Regulatory Agency) in 2018. All of these discussions have resulted in concurrence with our proposed development plans.
The feedback from the regulatory agencies on our proposed registrational program in NMIBC has been positive. The Phase 2 Codex Clinical Trial in BCG-unresponsive patients was reviewed by the FDA. In 2014, the FDA indicated that the single-arm trial might provide evidence of effectiveness to support a marketing application. In addition, the FDA’s guidance entitled BCG-Unresponsive Nonmuscle Invasive Bladder Cancer: Developing Drugs and Biologics for Treatment Guidance for Industry (2018), states a single-arm clinical trial with complete response rate and duration of response as the primary endpoint can provide primary evidence of effectiveness to support a marketing application in BCG-unresponsive NMIBC. In September 2018, we updated the endpoint of the trial to reflect this FDA guidance, and the Codex Clinical Trial therefore embodies this design.
The granting of an SPA by the FDA is also important to the proposed clinical development program. While standard protocol review and acceptance by the FDA does not necessarily indicate concurrence by the FDA that the protocol will support a marketing application, an SPA agreement indicates concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for a study intended to support a future marketing application. In granting the SPA in October 2014, the FDA indicated that the Codex Clinical Trial is adequately designed to provide necessary data to support a license application submission. The SPA is not an endorsement of protocol details, does not affect approval, and does not guarantee that our trial results will lead to approval.
European regulators have been supportive of the study conduct as well. The Agencia Española de Medicamentos y Productos Sanitarios, or AEMPS, in Spain (in 2015), Health Canada (in 2016) and

Meidicines and Healthcare Products Regulatory Agency, or MHRA, in the United Kingdom (in 2017) all concurred with the conduct of the trials. The Paul-Ehrlich-Institut, or EI, in Germany stated that depending on robustness of the studies, the combination of studies may form the basis for approval. Additionally, the Agence Nationale de Sécurité du Médicament et des Produits de Santé, or ANSM, in France (in 2018), stated in regard to the Phase 2 Codex Clinical Trial that the single-arm trial design can be considered to support an approval in the pursued indication, and that the same applies to the Phase 3 Leo Clinical Trial.
For both the Codex Clinical Trial and Leo Clinical Trial, approval will ultimately depend on the final results of the studies concerning the efficacy and safety of our product candidate.
Our clinical development program addresses two unmet needs of patients undergoing therapy with BCG for NMIBC. We are studying inodiftagene in the third line, BCG-unresponsive setting, with our Phase 2 Codex Clinical Trial. We are also studying inodiftagene in second line utilization, with our Phase 3 Leo Clinical Trial. These two studies provide pathways to regulatory approval in two discrete indications. The two trials are summarized below.
The Codex Clinical Trial is a single-arm Phase 2 study designed in compliance with the FDA Guidance for Industry. It is a single-arm, open label study. The trial is illustrated below. Patients will be enrolled with BCG-unresponsive disease as defined by the FDA guidance. They will have received prior adequate BCG therapy, also defined in accordance with FDA specifications. Patients will undergo resection of all papillary tumors by TUR, and then receive inodiftagene administered intravesically. The agent will be given once weekly for ten weeks, followed by administration every three weeks for up to two years. The primary endpoint of the trial is complete response in CIS as assessed at 12 weeks and up to 48 weeks, supported by durability of response. Assessments will be performed by cystoscopy every 12 weeks. The trial is enrolling approximately 140 patients.
An interim analysis for futility is planned after the first 35 patients, all of whom will have CIS. At least ten complete responses must be observed to move forward with the trial.
The trial was initiated in December 2018. Open label data is expected to be available in the first half of 2019, and the full interim analysis is expected to be complete approximately in the third quarter of 2019.

The Codex Clinical Trial is designed to gain approval for the indication of patients with high-grade, BCG-unresponsive NMIBC, those with third line disease.
The Leo Clinical Trial is our second pivotal clinical trial, designed for registration in second line patients. It is an open-label randomized controlled clinical trial. It is illustrated below. Patients will be enrolled with intermediate- or high-grade NMIBC that is persistent or recurrent following a single course of BCG. This is a second line patient population. Subjects will be randomly assigned treatment with the standard regimen of BCG, which is the standard of care for their condition, or a regimen of inodiftagene plus BCG. In the latter treatment, they will receive a standard administration of BCG. They will concurrently receive inodiftagene administered once weekly for ten weeks, then every three weeks. The treatment will last up to three years. The primary endpoint will be median time to high-grade recurrence, and the trial is designed to demonstrate an improvement in median time to high-grade recurrence with the combination of inodiftagene and BCG as compared with BCG alone. Assessments will be performed by cystoscopy every 12 weeks. The trial will enroll approximately 495 patients, or 297 patients per arm.

Second-line patients: intermediate or high-risk NMIBC
after one failed course of BCG

N = approximately 495 patients

Phase 3
N = 495
International sites
Inodiftagene
+ BCG
N = 247
N = 247
BCG alone
(open label
interim analysis)
PRIMARY
ENDPOINT
Median time to
recurrence

The trial is expected to begin enrolling patients in 2019. We anticipate enrollment to last approximately 18 months, and to conclude in 2021.
Pivotal Developmental Program Summary
The Codex Clinical Trial and Leo Clinical Trial are designed together to meet the FDA’s published guidance regarding development of novel therapies for NMIBC. The Codex Clinical Trial is directed at the BCG-unresponsive, third line indication. As the FDA has stipulated that a single-arm trial design is appropriate, and has also provided guidance about the requisite response rate that will support approval, this trial is an uncontrolled Phase 2 for approval, and will enroll 140 patients. The results from this trial might ultimately support either full or accelerated approval. We believe that in either instance, our having available an ongoing confirmatory trial will improve the likelihood of approval. Thus we will also conduct the Phase 3 Leo Clinical Trial. The Leo Clinical Trial will thus serve two regulatory aims, providing data for a discrete indication in patients whose first course of BCG has failed, and also confirming the activity of inodiftagene in support of our Phase 2 data from the Codex Clinical Trial.
Our Growth Strategy
The key elements of our growth strategy are as follows:
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Execute the clinical development program of inodiftagene through regulatory approval.   Our first and highest priority is to execute the clinical development program of inodiftagene. We believe that there is a linear path to approval for our agent in two related but separate indications. We also believe that our preliminary clinical data in bladder cancer, in addition to evidence of activity in other solid tumors, support our program design. The FDA has provided positive input on our pivotal single-arm Codex Clinical Trial, which is under way, and has granted us an SPA endorsing the randomized Leo Clinical Trial. Regulatory agencies in the European Union and Canada have also reviewed our pivotal program with positive feedback (inodiftagene has not yet been approved in any marketing territory). We expect to gain interim data from the Codex Clinical Trial by mid-2019, and to initiate the Leo Clinical Trial in 2019.
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Develop the capability to commercialize inodiftagene in the United States.   We believe that our competitive position in the NMIBC fields is strong as a result of our robust clinical data and our addressing the unmet need of second line patients with the unique randomized and SPA-endorsed Leo Clinical Trial. Based on market data, including third-party research that we commissioned, we believe the potential market for inodiftagene in the United States, the European Union and Japan in both third- and second-line patients exceeds $1.5 billion. As the trials near completion, we plan to recruit a commercial team to exploit this advantage, our goal being to commercialize inodiftagene in the United States. At this time, we do not have commercial capability. However, we believe that realizing the full commercial potential of inodiftagene in both third- and second-line patients will require us to develop such a capacity. We will likely concentrate our commercial efforts in the United States, and intend to begin laying the foundation for U.S. commercialization approximately two years before approval and launch. Concomitantly, we will seek non-U.S. commercial partners. The leadership team has experience and success in taking a company through the transition from a research focus to commercial capability, and we believe that the team can translate this to our Company.

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Develop strategic partnerships around inodiftagene development and commercialization.   The commercial potential of inodiftagene renders it an attractive asset for a strategic partnership. We intend to pursue partnership opportunities primarily for non-U.S. commercialization. We intend to consider regional partnerships as well, especially in Japan and China. Our leadership team has experience in gaining regulatory approval in Japan, and in developing business relationships in Japan, elsewhere in Asia and worldwide.

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Expand the potential indications of inodiftagene.   We intend to expand the clinical development program of inodiftagene to explore additional indications in bladder cancer, alone and in combination with BCG and additional novel agents. The most important of these is the use of inodiftagene in the treatment of newly diagnosed NMIBC patients, or first line patients. We intend to extend success in our Leo Clinical Trial in the second-line patient population to a similar trial design in newly diagnosed patients. Additional approaches are likely to include approaches to immunotherapy, especially using checkpoint inhibitors, as inodiftagene introduces a novel foreign diphtheria antigen, against which we are all immunized, into cancer cells. We also intend to explore other solid tumor indications, including ovarian cancer with malignant ascites, in which inodiftagene has already been demonstrated to be capable of inducing complete response.

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Expand the pipeline of oncology therapeutic candidates.   We intend to designate new product candidates in our research and development laboratories. We have engineered second-generation versions of inodiftagene, and have demonstrated activity of these molecules in several experimental settings. The second generation molecules have strong intellectual property protection. In addition, we will seek to identify appropriate candidates for in-licensing. The present clinical development team has experience with a variety of approaches to oncology therapy, including having successfully developed targeted therapies and immune-oncology treatments.

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Grow our company into a fully capable biopharmaceutical company.   Our vision is to build on the initial success of inodiftagene and to expand our capabilities to encompass all facets of oncology drug development, approval, and commercialization. Our focus will remain developing novel genetic and targeted therapies to lessen the burden of disease affecting those stricken with cancer.

Manufacturing
We do not own or operate manufacturing facilities for the production of our product candidate, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We rely on third-party contract manufacturers for all of our required raw materials and finished products for our preclinical research and clinical trials. We do not have any current contractual relationships for the manufacture of commercial supply of our product candidate. However, our current contract manufacturing partners have the ability to manufacture commercial quantities of our product candidate, and have expressed their interest in doing so.
We intend to enter into agreements with third-party contract manufacturers for the commercial production of inodiftagene.
Development and commercial quantities of any products that we develop need to be manufactured in facilities utilizing processes that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors. The manufacturers with whom we have contracted have advised us that they are compliant with cGMP. We and our contract manufacturers are subject to extensive governmental regulation, and must ensure that all of the processes, methods and equipment are compliant with cGMP for drugs on an ongoing basis, in accordance with the requirements relevant for the clinical development phase.
Intellectual Property
Our intellectual property and proprietary technology are crucial to the development, manufacture, and sale of our therapeutic products. We seek to protect our intellectual property, core technologies and other know-how through a combination of patents, trade secrets, non-disclosure and confidentiality agreements, licenses, assignments of invention and other contractual arrangements with our employees, consultants, scientific advisors, contractors and commercial partners. Additionally, we rely on our research and development program, clinical trials and know-how to advance our products.
Patents
Our patent portfolio includes a total of 56 granted patents (including allowed patents), as well as 21 pending national phase applications. We also have 22 patents that have expired.
Patents on the original active formulation of our lead product candidate, inodiftagene, expired during 2017 and 2018. New patent applications have been filed for new formulations that may comprise the active ingredient in inodiftagene, but may alternatively comprise other active materials. A formulation pursued in a priority application filed in 2015, which was followed by an international application that claims priority therefrom under the Patent Cooperation Treaty, or PCT, is based on a new complex, among others, of inodiftagene. This new complex was developed to improve the previous generation of inodiftagene that we had been using. The previous generation drug was administrated after mixing it with Polyethylenimine (PEI) at the patient’s bedside. The procedure demanded strict training and was very sensitive stability-wise. Our new ready to use complex of inodiftagene will make the administration process less complex and improve the stability of the drug. In 2017, the application entered the national phase. Approval of this patent in the selected jurisdictions would ensure product exclusivity until 2036.
Pursuant to a license agreement with Yissum, described below, we have an exclusive, worldwide license for the development, use, manufacture and commercialization of products arising out of patents owned by, and patent applications filed by, Yissum in connection with the H19 gene. All of our patents and patent applications were licensed to us from Yissum and are subject to the Yissum license agreement.
Our patent portfolio includes a total of 56 granted patents in five patent families (including divisional and continuing application patents), as well as 21 pending national phase applications, as follows:
Product under development
Inodiftagene (new formulation complex) — The patents covering the original inodiftagene formulation have expired. Prior to their expiration, we filed a priority application in 2015, which was followed by an international application under the PCT disclosing a new complex, among others, for inodiftagene. The new complex was developed to improve the original formulation of inodiftagene, which was administered after mixing it with Polyethylenimine (PEI) at the patient’s bedside, in order to prevent destabilization. This procedure demanded strict personnel training. The new formulation is distributed ready to use, which simplifies the administration process and improves the stability of the drug. In 2017, the application entered the national phase. It was filed in Australia, Brazil, Canada, China, Hong Kong, Indonesia, Israel, Japan, Malaysia, Mexico, New Zealand, Philippines, Russia, Singapore, South Korea, Thailand, United States, Vietnam and the European Patent Office, or EPO. Following EPO approval, the patent would be granted in each individual EU member state to which we would apply, which would ensure product exclusivity until 2036.
Additional technologies
BC-821 — Composition of matter and/or method claims patents have been granted in Australia, Austria, Belgium, China, Cyprus, France, Germany, Greece, India, Ireland, Israel, Italy, Japan, Latvia, Lithuania, Luxembourg, Monaco, Netherlands, Russia, Slovenia, South Korea, Spain, Sweden, Switzerland, United Kingdom and the United States, and are pending in Brazil and Canada.
Cancer-Specific TNF-α and DTA mutual expression vector — Composition of matter and/or method claims patents were granted in France, Germany, Israel, Switzerland, United Kingdom and the United States.
H19 targeted siRNA for cancer — Composition of matter and/or method claims patents were granted in Australia, Canada, China, France, Germany, India, Ireland, Israel, Italy, Japan, Spain, Switzerland, United Kingdom and the United States.
H19 targeted siRNA for rheumatoid arthritis — Use patents were granted in Canada, France, Germany, Ireland, Israel, Switzerland, United Kingdom, and the United States.
The expected expiration dates for our various patents may also be subject to extensions or adjustments of term available under applicable law that provide for longer periods of protection.
While our policy is to obtain patents by application, license or otherwise, to maintain trade secrets and to seek to operate without infringing on the intellectual property rights of third parties, technologies related to our business have been rapidly developing in recent years. Additionally, patent applications that we may file or license from third parties may not result in the issuance of patents, and our current or future issued patents may be challenged, invalidated or circumvented. Therefore, we cannot predict the extent of claims that may be allowed or enforced against our patents, nor be certain of the priority of inventions covered by pending third-party patent applications. If third parties prepare and file patent applications that also claim technology or therapeutics to which we have rights, we may have to engage in proceedings to determine priority of invention, which could result in substantial costs to us, even if the eventual outcome is favorable. Moreover, because of the extensive time required for clinical development and regulatory review of products we may develop, it is possible that the patent or patents on which we rely to protect such products could expire or be close to expiration by the commencement of commercialization, thereby reducing the value of such patent. Loss or invalidation of certain of our patents, or a finding of unenforceability or limited scope of certain of our intellectual property, could have a material adverse effect on us. See “Risk Factors — Risks Related to Our Intellectual Property and Potential Litigation.”
In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, such agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors or others.
Exclusive license agreement with Yissum
Yissum has granted us an exclusive, worldwide license for the development, use, manufacture and commercialization of products arising out of patents owned by, and patent applications filed by, Yissum in connection with the H19 and IGF2-P4 genes. Our latest patent applications were filed in 2016, and their approval would ensure product exclusivity for all our programs will range from 2026 to 2036.
On November 14, 2005, we entered into a license agreement with Yissum, which was subsequently amended several times, most recently in November 2013. Yissum has granted us an exclusive, worldwide license for the development, use, manufacture and commercialization of products arising out of patents owned by, and patent applications filed by, Yissum in connection with the H19 and IGF2-P4 genes. Yissum retains right, title and interest in the products, technologies or other inventions arising out of our research and development of these patents and patent applications, except for intellectual property developed with funding from the Israel Innovation Authority, or IIA, which will be owned by us and transferred to Yissum only upon our dissolution or upon a decision by the IIA that it no longer requires us to own the intellectual property developed with its funding. We have the right to grant sub-licenses to third parties in accordance with the terms set forth in the Yissum license agreement.
We have agreed to pay Yissum 4% of all “net sales” as royalties and 10% of the income that we receive from granting sub-licenses to third parties. We will pay half of these royalties on sales in countries in which no patent has been granted and a third party is selling identical products.
We are required to indemnify Yissum, the Hebrew University of Jerusalem, their employees, directors, officers, representatives and any other persons acting on their behalf under the license against any liability, including without limitation product liability, damages, losses or expenses, including reasonable legal fees and litigation expenses arising out of our actions or omissions in performing the Yissum license, including the use, development and manufacturing of patents arising out of it and the granting of sub-licenses thereunder, provided that any such loss was not caused by the intentional misconduct or gross negligence of the indemnitees.
We have the right to terminate the Yissum license upon three months’ prior written notice provided that we have paid all amounts owing to Yissum under the license. Yissum has the right to terminate the license in the event that we become bankrupt, liquidated or insolvent, or if our business is placed in the hands of a receiver, liquidator, or trustee. In addition, Yissum has the right to terminate the license for any material breach of it by us in the event that we fail to remedy such material breach within ninety days of Yissum’s notice of our material breach, provided that the material breach is curable within 90 days. In the event that the material breach cannot be remedied within ninety days, Yissum may not terminate the license if we take reasonable commercial action to cure such breach as promptly as practicable. The termination of the license also entails termination of all licenses granted thereunder. Any termination of the license shall not terminate any of our obligations, including our obligation to pay royalties that matured prior to the effective date of termination.
Marketing, Sales and Distribution
Given our stage of development, we do not have any internal sales, marketing or distribution infrastructure or capabilities. In the event we receive regulatory approval for our product candidate, we intend, where appropriate, to pursue commercialization relationships, including strategic alliances and licensing, with pharmaceutical companies and other strategic partners, which are equipped to market and/or sell our product candidate, if any, through their well-developed sales, marketing and distribution organizations in order to gain access to global markets. In addition, we may out-license some or all of our worldwide patent rights to more than one party to achieve the fullest development, marketing and distribution of any products we develop. Over the longer term, we may consider ultimately building an internal marketing, sales and commercial infrastructure.
Competition
The pharmaceutical industry is characterized by rapidly evolving biotechnology and intense competition, which we expect will continue. Many companies are engaged in research and development of products that are similar to ours. In the event that one or more of our competitor’s programs are successful, the market for some of our drug products could be reduced or eliminated. Any product for which we obtain FDA approval must also compete for market acceptance and market share.

We are aware of several products in the development pipeline targeted for NMIBC patients who have failed BCG treatment. Companies including Merck Sharp & Dohme Corp., Sesen Bio Inc., Telesta Therapeutics Inc., Heat Biologics, Inc., Viralytics Limited, AADi, LLC, UroGen Pharma Ltd., Halozyme Therapeutics, Inc., Astellas Pharma Inc., Cold Genesys, Inc., Altor BioScience Corporation, FKD Therapies Oy, Nippon Kayaku Co., Ltd., Spectrum Pharmaceuticals, Inc., Taris Biomedical LLC and Handok Inc. are conducting or have recently conducted clinical trials for products for the treatment of NMIBC. In addition, we are aware of several pharmaceutical companies developing drugs for muscle-invasive bladder cancer. We do not know whether these potential competitors are developing, or plan to develop, treatments or other indications that we are pursuing.
In addition, we face competition from existing standards of treatment for bladder cancer. If we are not able to demonstrate that our products are at least as safe and effective as such courses of treatment, medical professionals may not adopt our products to replace or supplement the existing standard of care.
The biopharmaceutical industry is intensely competitive and subject to rapid and significant technological change. Our potential competitors include large and experienced companies that enjoy significant competitive advantages over us, such as greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition, and more experience and expertise in obtaining marketing approvals from the FDA and foreign regulatory authorities. These companies may develop new drugs to treat the indications that we target, or seek to have existing drugs approved for use for the treatment of the indications that we target.
These potential competitors may therefore introduce competing products without our prior knowledge and without our ability to take preemptive measures in anticipation of their commercial launch. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in this industry. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis products that are more effective, easier to administer or less costly than our products.
Government Regulation
As a clinical-stage company, we are subject to extensive regulation by the various national health regulatory authorities, such as the FDA, Health Canada and other national, state and provincial regulatory agencies.
U.S. Food and Drug Administration.   The research, development, and marketing authorization of drugs and other pharmaceutical products in the United States is subject to the Federal Food, Drug, and Cosmetic Act, or FFDCA, which empowers the FDA to require extensive non-clinical and clinical toxicity testing before a new drug or biologic is deemed safe and effective and receives marketing authorization. Biologic products, including cellular products, gene therapy products, and vaccines, are generally licensed under section 351 of the U.S. Public Health Service Act, or PHSA. Prior to commercialization, section 351 of the PHSA requires biologic manufacturers to submit a biologic license application to the FDA for review and approval. Under section 351 of the PHSA, all FFDCA provisions applicable to drug products also apply to biologic products, with the exception of the requirement to submit a new drug application, or NDA. Following initial laboratory and animal testing that show that investigational use in humans is reasonably safe, biological products (like other drugs), can be studied in clinical trials in humans under an IND in accordance with the regulations at 21 CFR 312. If the data generated by the studies demonstrate that the product is safe and effective for its intended use, the data are submitted as part of the BLA.
As indicated above, the FDA regulates gene therapy products as biologics and assigns primary review authority for such products to the Center for Biologics Evaluation and Research, or CBER. The FDA defines human gene therapy products as all products that mediate their effects by transcription or translation of transferred genetic material, or by specifically altering host (human) genetic sequences. Based on this definition, we believe our product candidate, inodiftagene, is a gene therapy product and will require us to obtain a biologic license through the BLA process prior to commercialization.

In order to satisfy FDA data requirements, an extensive battery of preclinical experiments to assess the safety of such new drugs are conducted, followed by two or three phases of clinical trials before they are considered for widespread human use. We seek to complete our pivotal clinical trials program successfully and to be in a position to manufacture and market our prospective pharmaceutical products. The marketing authorization of our products would be conditional upon obtaining the approval of health authorities in each country in which they would be marketed, including, but not limited to, the FDA and the European Medicines Agency, or EMA. FDA regulations govern the following activities that we may perform, or that have been performed on our behalf, to ensure that drugs that we develop are safe and effective for their intended uses:
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pre-clinical (animal) testing including toxicology studies;

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submission of an IND;

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human testing in clinical trials, Phases 1, 2 and 3;

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recordkeeping and retention;

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pre-marketing review through submission of a BLA;

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drug manufacturing, testing and labeling, which must comply with cGMP regulations;

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drug marketing, sales and distribution; and

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post-marketing study commitments (Phase 4), post-marketing pharmacovigilance surveillance, complaint handling, reporting of deaths or serious injuries, product sample retention, manufacturing deviation reporting and repair or recall of drugs.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
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warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

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disqualification of clinical investigator and/or sponsor from current and future studies;

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clinical hold on clinical trials;

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operating restrictions, partial suspension or total shutdown of production;

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refusal to approve a BLA;

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post-marketing withdrawal of approval; and

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criminal prosecution.

The FDA’s pre-clinical and IND requirements.   The first step to obtaining FDA approval of a new drug involves development, purification and pre-clinical testing of a pharmaceutically active agent in laboratory animals. Once appropriate pre-clinical data has been generated to demonstrate that the drug is reasonably safe for initial testing in humans, an IND can be prepared and submitted to the FDA for review. In the IND review process, FDA physicians and scientists evaluate the proposed clinical trial protocol, chemistry and manufacturing controls, pharmacologic mechanisms of action of the drug and toxicological effects of the drug in animals and in vitro. Within 30 days of the IND submission, the drug review division of the FDA may contact the filer regarding potential concerns and, if necessary, implement a clinical hold until certain issues are resolved satisfactorily. If the FDA does not take any action, the filer may proceed with clinical trials on the 31st day.
Clinical trials.   Clinical trials represent the pre-market testing ground for unapproved drugs, generally taking several years to complete. Before testing can begin, an IRB must have been reviewed and approved for the use of human subjects in the clinical trial. During clinical trials, an investigational compound is administered to humans and evaluated for its safety and effectiveness in treating, preventing or diagnosing a specific disease or condition. The clinical trials generally consist of Phase 1, Phase 2, and Phase 3 testing. During clinical trials, the FDA and IRB closely monitor the studies and may suspend or terminate trials at any time for a number of reasons, such as finding that patients are being exposed to an unacceptable health risk. The results of clinical trials are critical factors in the approval or disapproval of a new drug.

Special Protocol Assessment.    The SPA process is designed to facilitate the FDA’s review and approval of drugs by allowing the FDA to evaluate the proposed design and size of Phase 3 clinical trials that are intended to form the primary basis for determining a drug product’s efficacy. Upon specific request by a clinical trial sponsor, the FDA will evaluate the protocol and respond to a sponsor’s questions regarding, among other things, primary efficacy endpoints, trial design and data analysis plans, within 45 days of receipt of the request.
The FDA ultimately assesses whether the protocol design and planned analysis of the trial are acceptable to support regulatory approval of the drug with respect to effectiveness of the indication studied. All agreements and disagreements between the FDA and the sponsor regarding an SPA must be clearly documented in an SPA letter or the minutes of a meeting between the sponsor and the FDA. Even if the FDA agrees to the design, execution and analyses proposed in protocols reviewed under the SPA process, the FDA may revoke or alter its agreement under the following circumstances:
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public health concerns emerge that were unrecognized at the time of the protocol assessment, or the director of the review division determines that a substantial scientific issue essential to determining safety or efficacy has been identified after testing has begun;

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a sponsor fails to follow a protocol that was agreed upon with the FDA; or

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the relevant data, assumptions or information provided by the sponsor in a request for SPA change, are found to be false statements or misstatements, or are found to omit relevant facts.

A documented SPA may be modified, and such modification will be deemed binding on the FDA review division, except under the circumstances described above, if FDA and the sponsor agree in writing to modify the protocol and such modification is intended to improve the study. We have obtained an SPA with the FDA for our Phase 3 trial of inodiftagene in patients who failed BCG but are eligible for further BCG therapy. Agreement by the FDA to an SPA does not guarantee that the results of a study conducted in accordance with the agreement will be successful.
BLA review.    A BLA, requesting approval to market the drug for one or more indications, may be submitted to the FDA once sufficient data has been gathered through pre-clinical and clinical testing. A BLA includes all animal and human testing data and analyses of the data, as well as information about how the drug behaves in the human body and how it is manufactured. The BLA is reviewed by an interdisciplinary team of FDA physicians, chemists, statisticians, microbiologists, pharmacologists and other experts, who evaluate whether the studies submitted show that the drug is safe and effective for its proposed use. The FDA reviewers may request further information, consult with outside experts or disagree with the filer’s findings or interpretation of the data. Each reviewer prepares a written evaluation, and the reviewing team discusses the evaluations. The FDA may assemble an external Oncology Drug Advisory Committee, or ODAC, to review and provide an opinion on whether the product under review has an acceptable safety and efficacy profile. ODAC’s opinions are not binding on the FDA, but often have significant influence on the final FDA decision. Accelerated approval may be given to some new drugs for serious and life-threatening illnesses that lack satisfactory treatments. At the end of its review, the FDA may approve the new drug to be marketed or provide a “complete response” letter, in which case the filer may meet with FDA officials to discuss and correct deficiencies.
Expedited review and approval.   We have requested and received Fast Track Designation for the development of inodiftagene to treat bladder cancer. NDAs and BLAs receive either standard or priority review. A drug representing a significant improvement in the treatment, prevention or diagnosis of a disease may receive priority review. The FDA has various specific programs, including Fast Track, Breakthrough Therapy, Accelerated Approval and Priority Review, each of which is intended to expedite the process for reviewing drugs, and in certain cases involving Accelerated Review, permit approval of a drug on the basis of a surrogate endpoint. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened.
Fast Track designation facilitates the development and expedites the review of drugs to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Although this designation does not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases, subpopulations, and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require us to conduct Phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and/or effectiveness after BLA approval and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.
Pervasive and continuing regulation in the United States.   After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:
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The FDA’s cGMP regulations require manufacturers, including third-party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing, testing and packing of a drug product;

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Labeling regulations and the FDA prohibitions against the promotion of drug for unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

•
Approval of product modifications or use of the drug for an indication other than approved in the BLA;

•
Adverse drug experience regulations, which require companies to report information on rare, latent or long-term drug effects not identified during pre-market testing;

•
Post-market testing and surveillance requirements, including Phase 4 trials, when necessary, to protect the public health or to provide additional safety and effectiveness data for the drug; and

•
The FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulations.

After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability, will require a new clearance or approval, for which it may be possible to submit a supplemental BLA, referring to pre-clinical and certain clinical studies presented in the drug’s original BLA, accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.
Fraud and abuse laws in the United States.   A variety of U.S. federal and state laws apply to the sale, marketing and promotion of drugs that are paid for, directly or indirectly, by U.S. federal or state healthcare programs such as Medicare and Medicaid. The restrictions imposed by these laws are in addition to those imposed by the FDA, the U.S. Federal Trade Commission and corresponding state agencies. Some of these laws significantly restrict or prohibit certain types of sales, marketing and promotional activities by drug manufacturers. Violation of these laws may result in significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties and exclusion or debarment from United States federal and state healthcare and other programs. Many private health insurance companies also prohibit payment to entities that have been sanctioned, excluded or debarred by U.S. federal agencies.
Anti-kickback statutes in the United States.   The U.S. federal anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of a good or service, for which payment may be made in whole or in part under a United States federal healthcare program such as the Medicare and Medicaid programs. The definition of  “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, the furnishing of supplies or equipment, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that, if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other U.S. federal healthcare programs. In addition, some kickback allegations have been claimed to violate the U.S. False Claims Act (as discussed below).
The federal anti-kickback statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued a series of regulations, known as “safe harbors.” These safe harbors set forth provisions which, if met in form and substance, will assure healthcare providers and other parties that they will not be prosecuted under the federal anti-kickback statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG or the United States Department of Justice.
Many states have adopted laws similar to the U.S. federal anti-kickback statute. Some of these state prohibitions are broader than the U.S. federal statute, and apply to the referral of patients and recommendations for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. Government officials have focused certain enforcement efforts on marketing of healthcare items and services, among other activities, and have brought cases against individuals or entities with sales personnel who allegedly offered unlawful inducements to potential or existing physician customers in an attempt to procure their business.
U.S. False Claims Act.    The U.S. False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment by a federal healthcare program or knowingly making, or causing to be made, a false statement or record in order to have a false claim paid or avoiding, decreasing or concealing an obligation to pay money to the federal government. The federal government’s interpretation of the scope of the law has in recent years grown increasingly broad. Most states also have statutes or regulations similar to the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment. Several drug manufacturers have been prosecuted under the false claims laws for allegedly providing free drugs to physician customers with the expectation that the physician customers would bill federal programs for the product. In addition, several recent cases against drug manufacturers have alleged that the manufacturers improperly promoted their products for “off-label” use, outside of the scope of the FDA-approved labeling.
U.S. Health Insurance Portability and Accountability Act of 1996 (HIPAA).   HIPAA created a new federal healthcare fraud statute that prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. Among other things, HIPAA also imposes new criminal penalties for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, along with theft or embezzlement in connection with a healthcare benefits program and willful obstruction of a criminal investigation involving a federal healthcare offense.
U.S. Affordable Care Act Section 6002 (the Sunshine Act).   Enacted in 2010 under the Affordable Care Act of 2010, Public Law No. 111-148, or ACA, the Sunshine Act is a national disclosure program that promotes transparency by publishing data on the financial relationships between the healthcare industry (applicable manufacturers) and healthcare providers (physicians and teaching hospitals) on a publicly accessible website. The Sunshine Act requires that certain manufacturers of drugs, devices, biologicals, or medical supplies report payments or other transfers of value made to physicians and teaching hospitals as well as certain ownership or investment interests held by physicians or their immediate family members to the Centers for Medicare & Medicaid Services (CMS). A violation of this act may result in fines and/or civil liabilities. Any payment or transfer of value that is currently prohibited under the anti-kickback statute, the U.S. False Claims Act, or other health care fraud and abuse laws may still be subject to fines, sanctions, or lawsuit.

Non-U.S. regulation.   Marketing authorization requests outside of the United States are subject to regulatory approval of the respective authorities in the country in which we would like to market. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved prior to its marketing application approval. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices might not be approved for such product. In Europe, authorization can be obtained through one of the following pathways: (i) the “centralized” procedure, described in greater detail below, with applications made directly to the EMA leading to the grant of a European marketing authorization by the European Commission, (ii) the “decentralized procedure,” whereby companies may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country, or do not fall within the mandatory scope of the centralized procedure, (iii) the “mutual recognition” procedure, in which applications are made to one or more member states, leading to national marketing authorizations mutually recognized by other member states, or (iv) a “national authorization” application made to a single EU member state. Based on the nature of our products, the marketing authorization will be through the centralized procedure.
The EMA is responsible for the centralized procedure, which results in a single marketing authorization that is valid across the European Union. Applications through the centralized procedure are submitted directly to the EMA. The procedure consists of three milestones:
(i)
Evaluation by a scientific committee for up to seven months, at the end of which the committee adopts an opinion on whether the drug should be approved for marketing. During this period, the EMA may send questions to the company, at which time the aforementioned review clock stops until answers are provided.

(ii)
Formal decision by the EMA’s Committee for Medicinal Products for Human Use, which is transmitted to the European Commission, which issues a formal decision on the authorization of the product.

(iii)
Marketing authorization: Once a European Community marketing authorization has been granted, the marketing-authorization holder can begin to make the medicine available to patients and healthcare professionals in all EU countries.

Even after a company receives marketing authorization, EU law regulates the distribution, classification for supply, labeling and packaging, and advertising of medicinal products for human use. The European Union also regulates the manufacture of medicinal products, requiring cGMP, set forth in the EU Guidelines to Good Manufacturing Practice — Medicinal Products for Human and Veterinary Use. EU pharmacovigilance directives and regulations require a company to establish post-market surveillance systems that include individual adverse reaction case reports, periodic safety update reports, and company-sponsored post-authorization safety studies. If a medicinal product’s overall risk and benefit profile is found to have changed significantly for any reason, it may be required to be varied, withdrawn, or have its use suspended.
Regulations in Israel.   Our clinical operations in Israel also are subject to approval by Israel’s Ministry of Health, as well as the Helsinki Committee of each medical institution in which a clinical study is conducted. All phases of clinical studies conducted in Israel must be conducted in accordance with the Public Health Regulations (Medical Studies Involving Human Subjects, 1980), including amendments and addenda thereto, the Guidelines for Clinical Trials in Human Subjects issued by the Israel Ministry of Health, or the Guidelines, and the International Conference for Harmonized Tripartite Guideline for Good Clinical Practice. The regulations and the Guidelines stipulate that a medical study on humans will only be approved after the Helsinki Committee (IRB) at the hospital intending to perform the study has approved the medical study and notified the relevant hospital director in writing. In addition, certain clinical studies require the approval of the Ministry of Health. The Helsinki Committee will not approve the performance of the medical study unless it is satisfied that it has advantages to the study participants and society at large that justify the risk and inconvenience for the participants and that the medical and scientific information justifies the performance of the requested medical study. The relevant hospital director, and the Ministry of Health, if applicable, also must be satisfied that the study is not contrary to the Helsinki Declaration or to other regulations. The Ministry of Health also licenses and regulates the marketing of pharmaceuticals in Israel, requiring the relevant pharmaceutical to meet internationally recognized cGMP standards. A mutual recognition agreement, known as the Conformity Assessment and Acceptance of Industrial Products Agreement, or ACAA, covering inter alia medicinal products for human use, has been signed and became effective in 2013 between Israel and the European Community.
Under the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law, recipients of grants from the IIA, or Recipient Companies, are subject to certain obligations under the Research Law. The pertinent obligations currently are as follows: (i) the Recipient Company, is obligated to pay the IIA royalties from the revenues generated from the sale of products (and related services) or services developed (in all or in part) according to, or as a result of, a research and development program funded by the IIA (at rates which are determined under the Research Law, up to the aggregate amount of the total grants received by the IIA, plus annual interest (as determined in the Research Law)); (ii) products developed as a result of IIA-funded research and development must, as a general matter, be manufactured in Israel. The Recipient Company is prohibited from manufacturing products developed using these IIA grants outside of Israel without receiving the prior approval of the IIA (except for the transfer of less than 10% of the manufacturing capacity in the aggregate). If the Recipient Company receives approval to manufacture the products developed with government grants outside of Israel, it may be required to pay an increased total amount of royalties to the IIA, up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel, as well as at a possibly increased royalty rate. A Recipient Company also has the option of declaring in its IIA grant application its intention to exercise a portion of the manufacturing capacity abroad, thus avoiding the need to obtain additional approval for manufacture abroad and increased royalty amounts. Even where approval has been granted to manufacture outside Israel within the framework of approval of a research and development plan and in the case of the transfer of manufacturing at a rate that does not require the approval of the research committee (i.e., at a rate of up to 10%), a company is obligated to pay increased royalties to the State of Israel, at the rates set forth in the Research Law, with regard to the transfer of manufacturing outside of Israel; (iii) under the Research Law, the Recipient Company is prohibited from transferring IIA-financed technologies and related intellectual property rights outside of Israel except under limited circumstances, and only with the approval of the Research Committee of the IIA and subject to certain payment to the IIA calculated according to formulae provided under the Research Law (as further detailed below); and (iv) any change of control in the Recipient Company and any change of ownership of the Recipient Company’s ordinary shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires a prior written notice to the IIA.
The restrictions under the Research Law will continue to apply even after we repay the full amount of royalties payable pursuant to the grants.
We may not receive the required approvals for any proposed transfer. If we do receive the approvals, we may be required to pay the IIA a portion of the consideration that we receive upon any sale of such technology to a non-Israeli entity. The scope of the support received, the royalties that we have already paid to the IIA, the amount of time that has elapsed between the date on which the know-how was transferred and the date on which the IIA grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payment to the IIA (as further detailed below). No assurances can be made that approval of any such transfer, if requested, will be granted.

In general, the Research Committee may approve transfer of know-how created in whole or in part in connection with IIA-funded projects to third parties outside of Israel, in limited circumstances as follows:
•
The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project to a third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Research Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration. In addition, if the purchaser of the know-how gives the selling Israeli company the right to exploit the know-how by way of an exclusive, irrevocable and unlimited license, the Research Committee may approve such transfer in special cases without requiring a redemption fee payment.

•
The transfer of such know-how to a party outside Israel, where the transferring company ceases to exist as an Israeli entity, is subject to a redemption fee formula that is based, in general, on the ratio between aggregate IIA grants received by the company and the company’s aggregate research and development expenses, multiplied by the transaction consideration.

•
The redemption fee paid to the IIA under the aforementioned formulae is capped and distinguishes between two scenarios: (i) in the event that the company sells its IIA-funded know-how, in whole or in part, or is sold as part of a merger and acquisition transaction, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the aforementioned formulae shall be no more than six times the amount received (plus annual interest) for the applicable know-how being transferred, or the entire amount received, as applicable; and (ii) in the event that following the asset sale of IIA-funded know-how or merger and acquisition transfer transaction, the company continues to conduct its R&D activity in Israel (for at least three years following such transfer with at least 75% of the number of R&D employees employed for the six months prior to the know-how transfer), then the company is eligible for a reduced cap of the redemption fee of no more than three times the amounts received (plus annual interest) for the know-how being transferred, or the entire amount received, as applicable.

•
In the event of an exchange of know-how, such that know-how is transferred outside of Israel in consideration for other know-how transferred to the company in Israel in a manner in which the IIA is convinced that the Israeli economy realizes a greater, overall benefit from the exchange of know-how.

The State of Israel does not own intellectual property rights in technology developed with IIA funding and there is no restriction on the export of products manufactured using technology developed with IIA funding. The technology is, however, subject to transfer of technology and manufacturing rights restrictions as described above. IIA approval is not required for the export of any products resulting from the research or development. In addition, the IIA is in the process of exploring the possibility of promulgating regulations, including the consideration due to the State of Israel for the granting of licenses to use know-how developed as a result of research financed by the IIA. Such regulations may have an effect on us in respect of the amount of our payments to the IIA for the grant of sub-licenses to third parties. We are currently unable to assess the effect, if any, of the promulgation of such regulations on us.
A recent amendment to the Research Law made in August 2015, or Amendment Seven, has made it unclear whether the transfer of manufacturing rights and transfer of know-how will continue to be subject to the same limitations and obligations as described above after 2016. Amendment Seven came into effect on January 1, 2016. There are certain savings provisions under Amendment Seven, which provide that until one year after the members of the new council are appointed (which is created by virtue of Amendment Seven), the Research Law as it was in effect before the effective date of Amendment Seven and certain regulations, including inter alia, the regulations relating to royalty rates and transfer of know-how overseas will remain in effect. It is not possible to assess at this time the effect of Amendment Seven until implementing regulations will be promulgated.
Patent term restoration and extension.   A patent claiming a new drug product may be eligible for a limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984,

or the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of a BLA, plus the time between the submission date of a BLA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The PTO reviews and approves the application for any patent term extension or restoration in consultation with the FDA.
Biosimilar products.   As part of the ACA, under the subtitle of Biologics Price Competition and Innovation Act of 2009, or BPCI, a statutory pathway has been created for licensure, or approval, of biological products that are biosimilar to, and possibly interchangeable with, earlier biological products licensed under the Public Health Service Act. Also under the BPCI, innovator manufacturers of original reference biological products are granted 12 years of exclusive use before biosimilars can be approved for marketing in the United States. The objectives of the BPCI are conceptually similar to those of the Hatch-Waxman Act, which established abbreviated pathways for the approval of drug products. The implementation of an abbreviated approval pathway for biological products is under the direction of the FDA and is currently subject to ongoing development. The FDA has published draft and final guidance documents on biosimilar product development. A biosimilar is defined in the BPCIA and these documents as a biological product that is highly similar to an already approved biological product, notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biosimilar and the approved biological product in terms of safety, purity and potency. Under this proposed approval pathway, biological products are approved based on demonstrating they are biosimilar to, and in addition possibly interchangeable with, a biological product that is already approved by the FDA, which is called a reference product. The approval of a biologic product biosimilar to our prospective products could have a materially adverse impact on our business, may be significantly less costly to bring to the market and may be priced significantly lower than our products, but such approval may only occur after our twelve-year exclusivity period.
Pharmaceutical coverage, pricing and reimbursement.   Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States and other markets, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our prospective products, in addition to the costs required to obtain the FDA approvals. Additionally, our products may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.
In March 2010, a significant healthcare reform was signed into law in the United States. The healthcare reform law substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The comprehensive $940 billion dollar overhaul is expected to extend coverage to approximately 32 million previously uninsured Americans. The healthcare reform law contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse, which will impact existing government healthcare programs and will result in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

Additionally, the healthcare reform law, as limited by the United States Supreme Court’s decision in June 2012:
•
Increases the minimum level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%;

•
Requires collection of rebates for drugs paid by Medicaid managed care organizations; and

•
Imposes a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

There have been proposed in Congress a number of legislative initiatives regarding healthcare, including possible repeal of the healthcare reform law. At this time, it remains unclear whether there will be any changes made to the healthcare reform law, whether to certain provisions or its entirety.
In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after agreeing on a reimbursement price. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug to currently available therapies. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to set their own prices for drug products, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.
Environmental, Health and Safety Matters
We, our agents and our service providers, including our manufacturers, may be subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. We believe that our business, operations and facilities, including, to our knowledge, those of our agents and service providers, are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. All information with respect to any chemical substance is filed and stored as a Material Safety Data Sheet, as required by applicable environmental regulations. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. However, significant expenditures could be required in the future if we, our agents or our service providers are required to comply with new or more stringent environmental or health and safety laws, regulations or requirements.
Property and Infrastructure
Our corporate headquarters are located at 1/3 High-Tech Park, Givat Ram, Jerusalem, Israel, where we lease and occupy approximately 2,600 square feet of space that includes a laboratory where we perform potency assays. We or our lessor may terminate the lease by giving three months’ notice to the other party. The annual rent is approximately $50 thousand. We are also renting a laboratory where most of our research and development activities are conducted, and an office space in Jerusalem’s Har Hotzvim neighborhood where we intend to relocate our Israeli office. The Har Hotzvim laboratory and office space total approximately 15,400 square feet. The lease will expire in 2023, and we have an option to extend another five years. The current annual rent (including management fees) is approximately $0.4 million, and rent increases are linked to the Israeli Consumer Price Index.
Our U.S. subsidiary’s office is located at 1 Kendall Square, Building 600, Suite 6-106, Cambridge, Massachusetts 02139, where we lease and occupy approximately 1,850 square feet of space. The lease term will expire at the end of 2021. The annual rent is approximately $0.1 million.

We believe that our facilities are suitable and adequate for our current needs, however, we may need to obtain additional work area to address growth in the future.
Employees
As of September 30, 2018, we had 17 employees based at our corporate headquarters in Jerusalem, Israel and our U.S. subsidiary in Cambridge, Massachusetts. The following table sets forth the total number of full-time employees as of the periods indicated:
	As of September 30,
	2018	2017
Administrative	7	7
Research and development	10	10
Total	17	17

Local labor laws govern the length of the workday and workweek, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination, Social Security payments or regional equivalents, and other conditions of employment and include equal opportunity and anti-discrimination laws. None of our employees is party to any collective bargaining agreements. We generally provide our employees with benefits and working conditions beyond the required minimums. We have a good relationship with our employees, and have never experienced any employment-related work stoppages.
Legal Proceedings
From time to time, we may be party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

Management
Executive Officers and Directors
The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.
Name	Age	Position
Dr. Frank G. Haluska	60	Chief Executive Officer and Director
Jonathan Burgin	57	Chief Financial Officer and Chief Operating Officer
Dr. David Kerstein	36	Chief Medical Officer
Dr. Ron Knickerbocker	52	Senior Vice President of Clinical Development and Data Sciences
Dr. Michal Gilon Ohev-Zion	40	Vice President of Research and Development
Sean Daly	46	Vice President of Clinical Operations
Dr. Stephen Hoffman	64	Chairman of the Board of Directors
Ruth Alon(1)(2)	67	External Director
Robert Connelly	58	Director
Reginald Hardy(2)	61	Director
Dr. Lawrence Howard	65	Director
Isaac Kohlberg	67	Director
Efrat Makov(1)(2)	50	External Director
Dennison Veru(1)	57	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

A brief biography of each person who serves as an executive officer and/or director of our Company is set forth below:
Dr. Frank G. Haluska has served as our Chief Executive Officer since October 2016. He most recently served as Chief Medical Officer and Senior Vice President of Clinical R&D at ARIAD Pharmaceuticals, Inc., where he held overall responsibility for clinical development strategy. At ARIAD he led the clinical development and approval of ponatinib (marketed as Iclusig) in the United States, European Union and other territories, as well as the development of brigatinib (marketed as Alunbrig) approved in the United States by the FDA. Dr. Haluska graduated from Harvard College and the University of Pennsylvania School of Medicine, undertook medical training at Massachusetts General Hospital (MGH) and the Dana-Farber Cancer Institute (DFCI), and a fellowship at the Massachusetts Institute of Technology Center for Cancer Research. He became assistant professor of medicine at Harvard Medical School, and leader of the melanoma research programs at the MGH Cancer Center and the DFCI through the Dana-Farber Harvard Cancer Center. Subsequently he was deputy director of the Tufts New England Medical Center Cancer Center. He currently serves on the board of directors at Vedantra Pharmaceuticals, Inc.
Jonathan Burgin served as our Chief Financial Officer between June 2011 and June 2012, was our Chief Executive Officer from June 2012 through October 2016, and has served as our Chief Financial Officer and Chief Operating Officer since October 2016. Mr. Burgin was Chief Financial Officer of Radcom Ltd. (Nasdaq: RDCM), a service assurance provider, from 2006 to 2011, and was Chief Financial Officer of XTL Biopharmaceuticals Ltd. (TASE: XTL, Nasdaq: XTLB), a drug development company, from 1999 to 2006. Between 1997 and 1999, he was Chief Financial Officer of YLR Capital Markets Ltd., a publicly-traded Israeli investment bank, and rose to become a Senior Manager at Kesselman & Kesselman, CPA (Israel), the Israeli member of PricewaterhouseCoopers International, Ltd., between 1984 and 1997. He currently serves on the board of directors of Cellect Biotechnology Ltd. (Nasdaq:APOP). Mr. Burgin earned an M.B.A. and a B.A. in accounting and economics from Tel Aviv University and is certified in Israel as a Certified Public Accountant.

Dr. David Kerstein has served as our Chief Medical Officer since November 2018. Prior to joining Anchiano Therapeutics, Dr. Kerstein served as Senior Medical Director of Oncology Clinical Research at Takeda Pharmaceuticals International Co. (OTCMKTS:TKPHF), a global research and development-driven pharmaceutical company, from February 2017 to November 2018. At Takeda, he was the lung cancer clinical portfolio strategy lead and global clinical lead for the anaplastic lymphoma kinase (ALK) inhibitor, brigatinib. From 2014 to 2017, Dr. Kerstein was Medical Director and then Senior Medical Director of Clinical Research at ARIAD Pharmaceuticals, Inc., where he was the medical lead for the brigatinib clinical development program, and led the initial New Drug Application submission and Marketing Authorization Application submissions and approvals for brigatinib. Prior to that, Dr. Kerstein was Director of Clinical Development and Regulatory Affairs at Boston Biomedical, Inc., a wholly-owned subsidiary of Sumitomo Dainippon Pharma Co. Ltd. (OTCMKTS:DNPUF), a Japanese pharmaceutical company, where he led the clinical development of the STAT3 inhibitor napabucasin. Dr. Kerstein received his M.D. from Tufts University School of Medicine and his B.S. in biology, summa cum laude, from Tufts University.
Dr. Ron Knickerbocker has served as our Senior VP of Clinical Development and Data Sciences since March 2018. Prior to this, Dr. Knickerbocker led the Biomedical Data Sciences and Information group at ARIAD Pharmaceuticals from 2012 until its acquisition by Takeda Pharmaceutical Company Ltd. in 2017. At ARIAD, he led statistics and data management functions through multiple successful oncology submissions. Prior to this, Dr. Knickerbocker served as a Vice President at Genzyme Corporation from 2004 to 2012, where his positions included leading the biostatistics, data management, and medical writing functions for the transplant/oncology business and global head of biostatistics and statistical programming. From 1999 to 2004, Dr. Knickerbocker was the statistical site head for Pfizer Inc. in Ann Arbor, MI. From 1993 to 1999, he held positions at Eli Lilly and Company, leading projects in women’s health and oncology. He has a B.S. degree in applied mathematics and his M.S. and Ph.D. degrees in statistics from Texas A&M University.
Dr. Michal Gilon Ohev-Zion has served as our VP Research and Development since February 2013. She was previously an investigator at the Hebrew University of Jerusalem. She holds B.Sc., M.Sc. and Ph.D. degrees, all in biology, from the Hebrew University of Jerusalem, as well as having performed post-doctoral research there.
Sean Daly has served as our Vice President of Clinical Operations since March 2018 and brings more than a decade of experience and an ample network of synergetic relationships to his role. Mr. Daly joined Anchiano Therapeutics from ARIAD Pharmaceuticals, where he most recently served as the Vice President of Clinical Operations. Mr. Daly led the clinical operations group at ARIAD for five years, building upon various operational roles held at ARIAD since 2004. In addition to his experience at ARIAD, he has held positions with Wyeth Research (formerly Genetics Institute) and Agouron Pharmaceuticals, Inc. Mr. Daly is a graduate of the University of California at San Diego where he received his B.S. in biochemistry and cell biology.
Dr. Stephen Hoffman has served as a director and as Chairman of our board of directors since November 2018. Dr. Hoffman currently serves as Chief Executive Officer of Aerpio Pharmaceuticals, Inc. (NASDAQ:ARPO), a biopharmaceutical company focused on advancing treatments for ocular diseases. Prior to that, from February 2014 to November 2017, he served as Senior Advisor of PDL BioPharma, Inc., where he focused on product acquisition and structured debt and royalty monetization opportunities. From 2007 to 2014, Dr. Hoffman served as Managing Director of Skyline Ventures, a venture capital firm, and from 2003 to 2007 as a General Partner at TVM Capital, a venture and growth capital firm focused on biopharmaceuticals. From 1994 to 2002, Dr. Hoffman served as President, Chief Executive Officer and a director of Allos Therapeutics, Inc., a biopharmaceutical company developing and commercializing anti-cancer therapeutics, where he remained as its Chairman until its acquisition by Spectrum Pharmaceuticals, Inc. in 2012. Dr. Hoffman currently serves on the board of directors of Dicerna Pharmaceuticals, Inc. (NASDAQ:DRNA), AcelRx Pharmaceuticals, Inc. (Nasdaq:ACRX), Bicycle Therapeutics Ltd. and Palleon Pharmaceuticals, Inc. Dr. Hoffman completed a fellowship in clinical oncology and a residency and fellowship in dermatology, both at the University of Colorado. He holds a Ph.D. in chemistry from Northwestern University and an M.D. from the University of Colorado School of Medicine.

Ruth Alon has served as an external director since September 2017. Ms. Alon is the founder and Chief Executive Officer of Medstrada Israel, a venture capital fund focusing on food and nutrition technologies. Between 1997 and 2016, Ms. Alon served as a general partner of Pitango Venture Capital. Prior to her tenure at Pitango, Ms. Alon held senior positions with Montgomery Securities from 1981 to 1987, Genesis Securities, LLC from 1993 to 1996, and Kidder Peabody & Co. from 1987 to 1993, as well as managing her own medical device independent consulting business in San Francisco from 1995 to 1996. Ms. Alon was the founder and chairperson of Israel Life Science Industry, a not-for-profit organization then representing the mutual goals of approximately 700 Israeli life science companies. She is also the co-founder of IATI, Israel Advanced Technology Industries, an umbrella organization for all high-tech and life sciences companies in Israel. She has a B.A. in economics from The Hebrew University of Jerusalem, Israel and an M.B.A. from Boston University.
Robert Connelly has served as a director since November 2018. From June 2013 to June 2018, Mr. Connelly was Chief Executive Officer of Axcella Health, Inc., a clinical-stage therapeutics company developing endogenous modulators of metabolism to treat an array of diseases. Also from June 2013 to October 2018, Mr. Connelly served as Venture Partner of Flagship Pioneering, a private equity and venture capital firm specializing in healthcare including biotherapeutics, biotechnology and life sciences. From 2012 to 2013, Mr. Connelly was the founding Chief Executive Officer of WikiCell Designs Inc. and chairman of Aero Designs, which merged in 2013 to form Incredible Foods, Inc. From 2007 to 2012, Mr. Connelly was Chief Executive Officer of Pulmatrix, Inc. (NASD:PULM), a pharmaceutical company developing inhaled drugs for respiratory diseases. Prior to Pulmatrix, Inc., from 2001 to 2007, he was the founding Chief Executive Officer and first employee of Domantis, a U.K.-based biotechnology company building a novel fully-human antibody fragment platform and pipeline. Mr. Connelly currently serves on the board of directors of Vedantra Pharmaceuticals. He received a B.S. in business administration from the University of Florida.
Reginald Hardy has served as a director since August 2016. Mr. Hardy is the co-founder and Chief Executive Officer of Brickell Biotech, Inc., a pharmaceutical company focused on developing novel drugs for the treatment of skin diseases. Prior to Brickell, he was the co-founder and President of Concordia Pharmaceuticals, Inc., an oncology drug development company acquired by Kadmon Corporation in 2011. From 1992 to 1998, he was a co-founder and the president of SANO Corporation, a pharmaceutical company focused on the development of novel transdermal drug delivery systems, that was acquired by Elan Corporation in 1998. Prior to SANO, Mr. Hardy held various corporate roles with IVAX Corporation, Key Pharmaceuticals, and Hoechst-Roussel Pharmaceuticals, Inc. He earned his B.S. in pharmacy from the University of North Carolina, Chapel Hill and an M.B.A. from the University of North Carolina, Greensboro.
Dr. Lawrence Howard has served as a director since September 2016 and served as Chairman of our board of directors from February 2017 to November 2018. He has been a Senior Managing Director of Hudson Ventures since 1996. After practicing medicine from 1981 to 1988, he co-founded Presstek, Inc., a graphic arts technology company whose market value grew from $12 million to over $800 million under his direction. Dr. Howard served as President and Chief Executive Officer of Presstek from 1987 until 1992, and served on the Presstek board of directors for over twenty years. He was a Clinical Professor in the Department of Psychiatry at the Morsani College of Medicine at the University of South Florida, and the Entrepreneur-in-Residence and an Adjunct Professor at the University of South Florida Center for Entrepreneurship. In addition, Dr. Howard has worked since 2012 as a consultant to The Villages, the largest retirement community in the United States, assisting them in building a “state of the art” healthcare delivery system. Dr. Howard currently serves as chairman of the board of directors of iCAD, Inc. (Nasdaq:ICAD), a medical device manufacturer, and the University of New Hampshire Foundation Board of Trustees. He holds a B.S. in animal science from the University of New Hampshire and an M.D. from New York Medical College.
Isaac Kohlberg has served as a director since February 2017. He is the Senior Associate Provost and Chief Technology Development Officer at Harvard University. Previously, he was Chief Executive Officer of the Tel Aviv University Economic Corporation and Chief Executive Officer of RAMOT at Tel Aviv University, a technology transfer company. He served as Vice President at New York University Medical

Center and Vice Provost of New York University. He also served as the Managing Director of Yeda R&D Company of the Weizmann Institute of Science. Mr. Kohlberg received a diploma in French cultural and historical studies from the University of Strasbourg, an M.B.A. from INSEAD and an LL.B. from Tel Aviv University.
Efrat Makov has served as an external director since September 2018. Ms. Makov currently serves as a director of BioLight Life Sciences Ltd., which is traded on the TASE. She served as the Chief Finance Officer of Alvarion Ltd., a global provider of autonomous Wi-Fi networks which at the time was listed on the Nasdaq Global Market, from 2007 to 2010. She previously served as Chief Finance Officer of Aladdin Knowledge Systems Ltd., an information security leader specializing in authentication, software DRM and content security, which was listed on Nasdaq, from 2005 to 2007. From 2002 to 2005, Ms. Makov served as Vice President of Finance at Check Point Software Technologies Ltd. (Nasdaq:CHKP), a worldwide leader in IT security. Ms. Makov is an Israel and U.S. Certified Public Accountant.
Dennison (Dan) Veru has served as a director since August 2016. Mr. Veru is Co-Chairman of Palisade Capital Management, an asset management company, and has been its Chief Investment Officer (Institutional) since 2000, with oversight responsibilities for all of Palisade’s investment strategies that trade publicly-traded securities. Mr. Veru previously held a variety of analytical positions at Drexel Burnham Lambert and later at Smith Barney. From 1992 through 1999, Mr. Veru was the President and Director of Research at Awad Asset Management and helped oversee the firm’s growth from start-up to more than $1 billion of small-cap institutional and high net worth assets. Prior to Awad, Mr. Veru held a variety of analytical roles at Drexel Burnham Lambert and later at Smith Barney Harris Upham. In addition to his professional responsibilities, Mr. Veru is a member of the Board of Overseers of the St. Luke’s and Roosevelt hospital, a member of the finance committee of the Dwight-Englewood School, and a member of the Board of the McCarton School for autistic children. He is a frequent guest on CNBC, Bloomberg News, Fox News and CNN, and also contributes market opinions to various financial publications. Mr. Veru holds a B.A. in government from Franklin & Marshall College.
Aggregate Compensation of Office Holders
The aggregate compensation we and our subsidiary paid to our executive officers and directors for the year ended December 31, 2017, was approximately $1.2 million. This amount includes approximately $0.1 million paid, set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include share-based compensation expenses, or business travel, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. As of November 1, 2018, options to purchase 1,929,277 ordinary shares granted to our officers and directors were outstanding under our share option plan at a weighted average exercise price of  $3.39 per share.
Individual Compensation of Office Holders
The table and summary below outlines the compensation granted to our Chief Executive Officer, Chief Medical Officer, Chief Financial and Operating Officer, Vice President of Research and Development and Controller with respect to the year ended December 31, 2017. For purposes of the table and the summary below, “compensation” includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation.

Name and Principal Position	Salary(1) (USD in thousands)	Bonus(2) (USD in thousands)	Equity-Based Compensation(3) (USD in thousands)	Total (USD in thousands)
Dr. Frank G. Haluska Chief Executive Officer	440	—	476	916
Dr. Yan Moore(4) Chief Medical Officer	309	25	115	449
Mr. Jonathan Burgin Chief Financial and Operating Officer	217	—	43	260
Dr. Michal Gilon – Ohev-Zion Vice President of Research and Development	134	—	18	152
Mr. Or Dolev Controller	114	—	8	122

(1)
Salary includes the Chief Executive Officer’s gross salary plus payment by us of social benefits on behalf of the Chief Executive Officer. Such benefits may include, to the extent applicable to the Covered Executive, payments, contributions and/or allocations for savings funds (e.g., Managers’ Life Insurance Policy), pension, severance, risk insurance (e.g., life, or work disability insurance), payments for social security and tax gross-up payments, vacation, medical insurance and benefits, convalescence or recreation pay and other benefits and perquisites consistent with our policies.

(2)
Represents annual bonuses granted to the Chief Executive Officer based on formulas set forth in the respective resolutions of our compensation committee and board of directors with respect to 2017.

(3)
Represents the equity-based compensation expenses recorded in our consolidated financial statements for the year ended December 31, 2017, based on the options’ fair value on the grant date, calculated in accordance with applicable accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note 9D to our annual consolidated financial statements included in this prospectus.

(4)
Dr. Yan Moore resigned from the company on September 14, 2018.

Employment and Consulting Agreements
The material employment terms for Dr. Haluska, our Chief Executive Officer, are as follows: (1) an annual salary of  $400,000; (2) an annual bonus, subject to achievement of objectives set by the board of directors, in the target amount of  $200,000; (3) payment of nine months’ of salary upon termination (or resignation for a good reason event), a partial annual bonus (pro rata) and partial vesting acceleration of option warrants (and in the case of termination or voluntary resignation with regard to changes in control of the company, a full annual bonus and full vesting acceleration of option warrants); (4) social benefits and reimbursement of expenses; and (5) an allocation of the number of nonqualified options that were required to bring the Chief Executive Officer's holdings to 7% of our fully diluted share capital (after the allotment and exercise of options), as calculated after completion of any fundraising until (and not including) a public offering in the United States, but in any case no later than July 20, 2019. In total, we allocated Dr. Haluska options to purchase 1,636,926 shares. The options vest in four annual tranches from the date of his employment (May 2016), and the exercise price is the fair value of our shares at the approval date of each allotment by our board of directors, but no less than $2.60 per share. Following completion of a private placement in June 2018, the Chief Executive Officer waived his entitlement to future option grants as a term of his employment.
Our other employees are employed under the terms prescribed in their respective employment contracts. The employees are entitled to the social benefits prescribed by law and as otherwise provided in their agreements. These agreements each contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions. Under currently applicable labor laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. See “Risk Factors — Risks Related to Our Operations — Under applicable employment laws, we may not be able to enforce covenants not to compete” for a further description of the enforceability of non-competition clauses. We also provide certain of our employees with a company car, which is leased from a leasing company.
Executive officers are also employed on the terms and conditions prescribed in employment agreements. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. See “Risk Factors — Risks Related to Our Operations — If we are unable to retain qualified employees, our ability to implement our business plan may be adversely affected.”
Corporate Governance Practices
After the closing of this offering, we will be a “foreign private issuer” under the SEC and Nasdaq rules. As a foreign private issuer, we are permitted to follow certain Israeli corporate governance practices instead of the Nasdaq rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirements. Pursuant to the “foreign private issuer exemption”:
•
we will not have to comply with the requirements that we have a nominating committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•
the quorum for a meeting of shareholders will be at least two shareholders present in person, by proxy or by a voting instrument, who hold in the aggregate at least 25% of our issued share capital (and in an adjourned meeting, with some exceptions, any number of shareholders) instead of 33 1∕3% of our issued share capital as required under the Nasdaq corporate governance rules;

•
we may adopt equity incentive plans and approve material changes to such plans without shareholder approval; in addition, we intend to follow Israeli corporate governance practice in lieu of Nasdaq Rule 5635(c), which requires shareholder approval prior to an issuance of securities in connection with equity based compensation to officers, directors, employees or consultants;

•
as opposed to making periodic reports to shareholders and proxy solicitation materials available to shareholders in a manner specified by the SEC and Nasdaq rules, the generally accepted practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. We will mail such reports to shareholders only upon request; and

•
we will follow Israeli corporate governance practice instead of the Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company).

In all other respects, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq rules. If at any time we cease to be a foreign private issuer under the rules of Nasdaq and the Exchange Act, as applicable, our board of directors will take all action necessary to comply with the corporate governance rules applicable to domestic U.S. issuers, including establishing a nominating committee composed entirely of independent directors, subject to a permitted “phase-in” period. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. Following the closing of this offering, we will continue to comply with Israeli corporate governance requirements under the Companies Law applicable to public companies.
Board of Directors
Our board of directors consists of nine directors, including two directors who are deemed external directors per the requirements of the Companies Law (see “— External directors”). These two directors, as well as six additional directors, qualify as independent directors under the corporate governance standards of the Nasdaq rules and the independence requirements of Rule 10A-3 of the Exchange Act.
Under our articles of association, our board of directors must consist of not less than three and no more than eleven directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.
In addition, our articles of association allow our board of directors to appoint new directors to fill vacancies which occurred for any reason or as additional directors, provided that the number of board members shall not exceed the maximum numbers of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his tenure in accordance with our articles of association. Our board of directors may continue to operate for as long as the number of directors is not less than the minimum number of directors mentioned above.
Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms, or more, under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors.
In addition, under the Companies Law, our board of directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. See “— External directors — Qualifications of external directors.” He or she must be able to thoroughly comprehend the financial statements of the company and initiate discussion regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one (1) director with the requisite financial and accounting expertise and that Lawrence Howard, Ruth Alon, Reginald Hardy, Efrat Makov and Dennison Veru have such expertise.
Arrangements Concerning Election of Directors; Family Relationships
There are no family relationships among any of our officers (including directors).
Alternate Directors
Our articles of association provide, as allowed by the Companies Law, that any director may, by written notice to us, appoint another person who is qualified to serve as a director to serve as an alternate director. An alternate director has the same rights and responsibilities as a director, except for the right to appoint an alternate director. The appointment of an alternate director does not negate the responsibilities of the appointing director, who will continue to bear responsibility for the actions of the alternate, giving consideration to the circumstances of the appointment. The Companies Law specifies certain qualifications for alternate directors, and provides that one director may not serve as an alternate on the board of directors for another director, nor as an alternate on a committee of which he or she is already a member. The Companies Law stipulates that an external director may not appoint an alternate director except under very limited circumstances. As of the date of this prospectus, no director has appointed any other person as an alternate director.
External Directors
As a public Israeli company, we are required by the Companies Law to have at least two external directors who meet certain independence criteria to ensure that they are unaffiliated with us and our controlling shareholder.

An external director must also have either financial and accounting expertise or professional qualifications, as defined in the regulations promulgated under the Companies Law, and at least one of the external directors is required to have financial and accounting expertise. An external director is entitled to reimbursement of expenses and compensation as provided in the regulations promulgated under the Companies Law, but is otherwise prohibited from receiving any other compensation from us, directly or indirectly, during his or her term and for two years thereafter.
Under the Companies Law, external directors must be elected at a shareholders’ meeting by a simple majority of the votes cast on the matter, provided that such majority includes a majority of the votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the election (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder), unless the votes cast by such shareholders against the election did not exceed 2% of our aggregate voting rights. External directors serve for up to three terms of three years each, and our audit committee and board of directors may nominate them for additional terms under certain circumstances. Even if an external director is not nominated by our board of directors for reelection for a second or third term, shareholders holding at least 1% of our voting rights have the right to nominate the external director for reelection. In such a case, the reelection can be approved by a majority of the votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the election (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) and the votes cast by such shareholders approving the election exceed 2% of our aggregate voting rights. A term of an external director may be terminated prior to expiration only by a shareholder vote, by the same threshold required for election, or by a court, but in each case only if the external director ceases to meet the statutory qualifications for election or if the external director violates his or her duty of loyalty to us. If at the time of election of an external director all of the members of the board of directors (excluding controlling shareholders or relatives of controlling shareholders) are of the same gender, the external director to be elected must be of the other gender.
Under the Companies Law, each committee of a company’s board of directors that is authorized to exercise powers of the board of directors is required to include at least one external director, and all external directors must be members of the company’s audit committee and compensation committee.
We currently have two external directors: Ms. Ruth Alon, whose first term commenced on September 5, 2017, and Ms. Efrat Makov, whose first term commenced on September 20, 2018. Our board of directors has determined that our external directors have accounting and financial expertise and/or possess the requisite professional qualifications as required under the Nasdaq rules. In addition, our board of directors has determined that all members of our audit committee are financially literate as determined in accordance with Nasdaq rules and that Mr. Dennison Veru and Ms. Efrat Makov are qualified to serve as “audit committee financial experts” as defined by SEC rules.
Committees of the Board of Directors
Our board of directors has established the following committees. Each committee operates in accordance with a written charter that sets forth the committee’s structure, operations, membership requirements, responsibilities and authority to engage advisors.
Audit committee
Under the Companies Law, the Exchange Act and Nasdaq rules, we are required to establish an audit committee.
The responsibilities of an audit committee under the Companies Law include identifying and addressing flaws in the business management of the company, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of the company’s independent accounting firm. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.

In accordance with U.S. law and Nasdaq requirements, our audit committee is also responsible for the appointment, compensation and oversight of the work of our independent auditors and for assisting our board of directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements.
Under the Companies Law, the audit committee must consist of at least three directors who meet certain independence criteria and must include all of the company’s external directors. The chairman of the audit committee is required to be an external director. Under the Nasdaq rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. Each of the members of the audit committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.
Our audit committee currently consists of Ms. Ruth Alon, Ms. Efrat Makov and Mr. Dennison Veru. A majority of the members are external directors or independent directors as defined in the Companies Law. All of the members are also independent as defined in SEC rules and Nasdaq listing requirements. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq rules. Our board of directors has determined that Mr. Dennison Veru and Ms. Efrat Makov are audit committee financial experts as defined by the SEC rules and have the requisite financial experience as defined by the Nasdaq rules.
Compensation committee
Under both the Companies Law and Nasdaq rules, we are required to establish a compensation committee.
The responsibilities of a compensation committee under the Companies Law include recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the board of directors.
The Companies Law stipulates that the compensation committee must consist of at least three directors who meet certain independence criteria and must include all of the company’s external directors, who are required to constitute a majority of its members. The chairman of the compensation committee must be an external director. The remaining members are required to meet certain independence criteria and be paid in accordance with the regulations governing the compensation of external directors.
Under Nasdaq rules, we are required to maintain a compensation committee consisting of at least two independent directors; each of the members of the compensation committee is required to be independent under Nasdaq rules relating to compensation committee members, which are different from the general test for independence of board and committee members.
Our compensation committee currently consists of Ms. Ruth Alon, Mr. Reginald L. Hardy and Ms. Efrat Makov. All of the members, except for Mr. Hardy, are external directors as defined in the Companies Law and all of the members are independent as defined in the Nasdaq listing requirements.
Internal Auditor
Under the Companies Law, the board of directors is required to appoint an internal auditor recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company’s actions comply with applicable law and proper business procedures. The internal auditor may not be an interested party, a director or an officer of the company, or a relative of any of the foregoing, nor may the internal auditor be our independent accountant or a representative thereof. Mr. Joseph Ginossar, CPA, who is the chief executive officer of Fahn Kanne Control Management Ltd. (the Business Risk Services division of Grant Thornton Israel), currently serves as our internal auditor.
Fiduciary Duties and Approval of Related Party Transactions
Fiduciary duties of directors and officers
Israeli law imposes a duty of care and a duty of loyalty on all directors and officers of a company. The duty of care requires a director or officer to act with the level of care with which a reasonable director or officer in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, under the circumstances, to obtain information on the advisability of a given action brought for his approval or performed by virtue of his position and other important information pertaining to such action. The duty of loyalty requires the director or officer to act in good faith and for the benefit of the company.
Approval of related party transactions
Under the Companies Law, a related party transaction may be approved only if it is for the benefit of the company. A transaction that is not an extraordinary transaction in which a director or officer has a personal interest requires the approval of the board of directors, unless the articles of association of the company provide otherwise. If the transaction is an extraordinary transaction, it must be approved by the audit committee and the board of directors, and, under certain circumstances, by the shareholders of the company. An “extraordinary transaction” is a transaction other than in the ordinary course of business, other than on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.
Pursuant to the Companies Law, extraordinary transactions in which a controlling shareholder has a personal interest require the approval of the audit committee, or the compensation committee if the transaction is in connection with employment or service with the company, the board of directors and the shareholders of the company. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company.
The Companies Law prohibits any director who has a personal interest in an extraordinary transaction from being present for the discussion and voting pertaining to such transaction in the audit committee or board of directors. Nevertheless, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction; in this case, however, the transaction also requires shareholder approval.
Director and officer compensation
Under the Companies Law, we are required to approve, at least once every three years, a compensation policy with respect to our directors and officers. Following the recommendation of our compensation committee, the compensation policy must be approved by our board of directors and our shareholders. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company. In general, the terms of compensation of directors (other than cash compensation up to the maximum amount set forth in regulations governing the compensation of external directors), the chief executive officer and any employee or service provider who is considered a controlling shareholder must be approved separately by the compensation committee, the board of directors and the shareholders. The compensation terms of other officers who report directly to the chief executive officer require the approval of the compensation committee and the board of directors.
Directors’ Service Contracts
There are no arrangements or understandings between us and any of our subsidiaries, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our company or any of our subsidiaries.
Equity Incentive Plans
2011 Share Option Plan
On December 19, 2011, our board of directors adopted a share option plan, or the 2011 Plan, to allocate options to purchase our ordinary shares to our directors, officers, employees and consultants, and those of our affiliated companies (as such term is defined under the 2011 Plan), or the Grantees. The 2011 Plan is administered by our board of directors or a committee that was designated by our board of directors for such purpose, or the Administrator.
Under the 2011 Plan, we may grant options to purchase ordinary shares, or Options, under four tracks: (i) Approved 102 capital gains Options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the ITO, and granted under the tax track set forth in Section 102(b)(2) of the ITO, or the Approved 102 Capital Gains Options. The holding period under this tax track is 24 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO, or any applicable tax ruling or guidelines; (ii) Approved 102 Earned Income Options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO, or the Approved 102 Earned Income Options. The holding period under this tax track is 12 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 Options (the Options will not be allocated through a trustee and will not be subject to a holding period), or the Unapproved 102 Options; and (iv) 3(i) Options (the Options will not be subject to a holding period). These Options shall be subject to taxation pursuant to Section 3(i) of the ITO, or Section 3(i).
Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to our employees and directors and the grant of Options under Section 3(i) can be granted to our consultants and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a “relative,” (i) the right to at least 10% of the company’s issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company’s issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company’s profits; or (iv) the right to appoint a company’s director). Grantees who are not Israeli residents may be granted options that are subject to the applicable tax laws in their respective jurisdictions.
We determine, in our sole discretion, under which of the first three tax tracks above the Options are granted and we notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) Options.
The number of ordinary shares authorized to be issued under the 2011 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), or issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded up to the closest number of ordinary shares.
In the event of a (i) merger or consolidation in which we (in this context, specifically Anchiano Therapeutics Ltd.) is not the surviving entity or pursuant to which the other company becomes Anchiano Therapeutics Ltd.’s parent company or that pursuant to which Anchiano Therapeutics Ltd. is the surviving company but another entity holds 50% or more of Anchiano Therapeutics Ltd. voting rights, (ii) an acquisition of all or substantially all of our ordinary shares, (iii) the sale of all or substantially all Company assets, or (iv) any other event with a similar impact, the Company may exchange all of its outstanding Options granted under the 2011 Plan that remain unexercised prior to any such transaction for options to purchase shares of the successor corporation (or those of an affiliated company) following the consummation of such transaction.
Unless otherwise determined by the Administrator, the exercise price of an Option granted under the 2011 Plan will be the average of the market price of the Company’s ordinary shares during the 22 business days prior to the date on which our board of directors authorized the grant of Options; provided, however, that such exercise price cannot be lower than the market price at the close of the trading day at which it was granted by our board of directors. The exercise price will be specified in the grant letter every Grantee received from us in which the Grantee notifies of the decision to grant him/her Options under the 2011 Plan.
Unless otherwise determined by the Administrator, the Options granted under the Plan will become vested and may be exercised in 16 equal portions of 6.25% of the total number of Options, at the end of each quarter following the day the Options were granted. Unless otherwise determined by our board of directors, the Options may be exercised for ten years following the date of grant, unless terminated earlier, and as long as the Grantee is employed by the Company (or by an affiliated company), or provides service to the Company (or an affiliated company).
The Administrator may, in its absolute discretion, accelerate the time at which Options granted under the 2011 Plan or any portion of which will vest.
Unless otherwise determined by the Administrator, in the event that the Grantee’s employment was terminated, not for Cause (as defined in the 2011 Plan), the Grantee may exercise that portion of the Options that had vested as of the date of such termination until the end of the specified term in the grant letter or the 2011 Plan. The portion of the Options that had not vested at such date, will be forfeited and can be re-granted according to the terms of the 2011 Plan.
2017 Equity-Based Incentive Plan
On February 22, 2017, our board of directors adopted our 2017 Equity-Based Incentive Plan, or the 2017 Plan, to allocate a variety of share-based awards to our directors, officers, employees, consultants, advisors and service providers, and those of our affiliates (companies that control us, are controlled by us or are under common control with us), or the Participants. The 2017 Plan is currently administered by our board of directors, and may be administered by a committee designated by our board of directors for such purpose, or the Administrator.
Under the 2017 Plan, we may grant options to purchase ordinary shares or ADSs, restricted shares or ADSs, restricted share units and other awards based on our ordinary shares, all of which are referred to as Awards. We may grant Awards under the same four tracks as described above with respect to the 2011 Plan, subject to the same conditions as apply for the 2011 Plan. In addition, we may grant incentive stock options and nonqualified stock options to Participants who are residents of the United States, and we may grant awards to Participants who are residents of other countries that comply with the laws of those jurisdictions.
The number of ordinary shares authorized to be issued under the 2017 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded down to the closest number of ordinary shares.
In the event of a (i) merger, consolidation, amalgamation or the like with or into another corporation, (ii) an acquisition (including an exchange) of all or substantially all of our ordinary shares, (iii) the sale of all or substantially all of our assets, or (iv) any other event determined by the Administrator to have a similar impact, then — unless otherwise determined by our board of directors in its sole and absolute discretion — any Award then outstanding will be assumed or an equivalent Award shall be substituted by the successor corporation, under substantially the same terms as the Award.
The exercise price of an option granted under the 2017 Plan will, in general, be no less than the fair market value of the Company’s ordinary shares on the date of grant, subject to any minimum exercise price prescribed by law. The Administrator determines the vesting provisions for each Award and may, in its sole discretion, accelerate the time at which options granted under the 2017 Plan will vest. Unless otherwise determined by the Administrator, options may be exercised for ten years (five years in the case of an incentive stock option granted to a 10% shareholder), and as long as the Participant is employed by the Company (or by an affiliated company) or provides services to the Company (or an affiliated company). If a Participant’s employment is terminated, other than for cause, the Participant may generally exercise vested options for a limited period following termination.
As of September 30, 2018, our board of directors has approved the issuance, under our incentive plans, of options to purchase 2,167,476 ordinary shares currently outstanding at an average exercise price of $3.44 per share.

Principal Shareholders
The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus and after this offering by:
•
each person or entity known by us to own beneficially 5% or more of our outstanding ordinary shares;

•
each of our directors and executive officers individually; and

•
all of our executive officers and directors as a group.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the table below, we deem ordinary shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of the date of this prospectus, if any, to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ordinary shares beneficially owned after the offering is based on      ordinary shares to be outstanding immediately after the offering, which includes the ADSs being offered for sale in this offering. The percentage of ordinary shares beneficially owned prior to the offering is based on 15,575,682 ordinary shares outstanding as of the date of this prospectus.
The percentages of ordinary shares beneficially owned after the offering assume that the underwriters will not exercise their over-allotment option to purchase additional ADSs in the offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.
None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. As of the date of this registration statement, there were no record holders of our ordinary shares in the United States.
Certain of our existing principal shareholders and/or certain of their affiliates have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The following table does not reflect any purchases by these shareholders.
Unless otherwise noted below, each shareholder’s address is c/o Anchiano Therapeutics Ltd., 1/3 High-Tech Village, Givat Ram, P.O. Box 392649, Jerusalem, 9139102 Israel.
Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
	Number	Percentage	Number	Percentage
5% or greater shareholders
Clal Biotechnology Industries Ltd.(1)	5,822,157	35.04%
Shavit Capital Funds(2)	3,748,268	21.74%
Edgewater Partner Holdings Ltd.(3)	1,923,077	12.35%
Palisade Medical Equity I, LP(4)	1,848,200	11.87%
Directors and executive officers
Dr. Frank G. Haluska	865,318	5.27%
Jonathan Burgin	51,537	*
Dr. David Kerstein	—	—

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
	Number	Percentage	Number	Percentage
Dr. Ron Knickerbocker	—	—
Dr. Michal Gilon Ohev-Zion	22,254	*
Sean Daly	—	—
Dr. Stephen Hoffman	—	—
Ruth Alon	133	*
Robert Connelly	—	—
Reginald Hardy	—	—
Dr. Lawrence Howard	—	—
Isaac Kohlberg	—	—
Efrat Makov	—	—
Dennison Veru	—	—
All directors and executive officers as a group (14 persons)	939,242	5.70%

*
Less than one percent (1%).

(1)
Consists of 4,780,972 ordinary shares and warrants to purchase 1,041,185 ordinary shares. Clal Industries Ltd. owns 47% of the outstanding shares of, and controls Clal Biotechnology Industries Ltd., or CBI (TASE: CBI). The remaining 53% of CBI’s outstanding shares are publicly-held and listed on the TASE. Clal Industries Ltd. is wholly owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à.r.l., which is owned by AI Diversified Parent S.à.r.l., which is owned by AI Diversified Holdings Limited, or AIDH Limited. AIDH Limited is controlled by AI SMS L.P., or AI SMS. Access Industries Holdings LLC, or AIH, owns a majority of the equity of AI SMS, and Access Industries, LLC, or LLC, holds a majority of the outstanding voting interests in AIH. Access Industries Management, LLC, or AIM, controls LLC and AIH, and Len Blavatnik controls AIM. The address of each of Clal Industries Ltd. and CBI is Triangle Tower, 3 Azrieli Center, Tel Aviv 67023, Israel and the address of each of foregoing other than Clal Industries Ltd. and CBI is 40 West 57th Street, 28th Floor, New York, NY 10019.

(2)
Consists of 2,082,371 ordinary shares and warrants to purchase 1,665,897 ordinary shares. The principal address of Shavit Capital Funds is 1b Jerusalem Technology Park, 1 Agudat Sport Hapo’el Way, Jerusalem Israel. Includes 1,256,835 ordinary shares and warrants to purchase 1,005,468 ordinary shares held by Shavit Capital Fund III (US), L.P., 174,795 ordinary shares and warrants to purchase 139,836 ordinary shares held by Shavit Capital Fund 3 (Israel), L.P., 423,738 ordinary shares and warrants to purchase 338,991 ordinary shares held by Shavit Capital Fund IV (US), L.P. and 227,003 ordinary shares and warrants to purchase 181,602 ordinary shares held by Shavit Capital Fund 4 (Israel), L.P. (collectively, the “Funds”), which are members of a “group” for purposes of Section 13(d) of the Exchange Act. Mr. Gabriel Leibler is the sole shareholder and board member of the sole shareholder of: (i) the general partner of the general partner of the Shavit Capital Fund III (US), L.P. and (ii) the general partner of the general partner of the Shavit Capital Fund IV (US), L.P. Therefore, Mr. Leibler may be deemed to control the investment decisions of the Funds.

(3)
Consists entirely of ordinary shares. Edgewater Partner Holdings Ltd. is beneficially owned by Mr. Youqiang Yu, and as such, Mr. Yu may be deemed to beneficially own the ordinary shares beneficially owned by Edgewater Partner Holdings Ltd. The shareholder’s business address is c/o Edgewater Partner Holdings Ltd., Novasage Chambers, Level 2, CCCS Building, Beach Road, Apia, Samoa.

(4)
Consists entirely of ordinary shares. Palisade Medical Equity I, LP is beneficially owned by Alison Berman, its president and chief executive officer, and as such, Ms. Berman may be deemed to beneficially own the ordinary shares beneficially owned by Palisade Medical Equity I, LP. The shareholder’s business address is c/o Palisade Medical Equity, One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024, United States.

Certain Relationships and Related Party Transactions
The following is a description of the material transactions we entered into with related parties since the beginning of fiscal year 2016. We believe that we have executed all of our transactions with related parties on terms no less favorable to us than those we could have obtained from unaffiliated third parties.
Upon the consummation of this offering, we will have adopted a related party transaction policy that provides that our board of directors, acting through our audit committee, is responsible for the review, approval, or ratification of related party transactions between us and related persons. Under Israeli law, related party transactions are subject to special approval requirements, see “Management — Fiduciary Duties and Approval of Related Party Transactions.”
Employment Agreements
We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. See “Risk Factors — Risks Related to Our Operations — Under applicable employment laws, we may not be able to enforce covenants not to compete” for a further description of the enforceability of non-competition clauses. For further information, see “Management — Employment and Consulting Agreements.”
Directors and Officers Insurance Policy
Our articles of association permit us to insure each of our directors and officers to the fullest extent permitted by the Companies Law. We have obtained Directors and Officers insurance for each of our executive officers and directors.
Private Financings
In February 2018, CBI, which at the time was our controlling shareholder, extended bridge financing to us in the principal amount of  $1.0 million, which was pending completion of the private placement of equity securities described below, and subsequently provided an additional $2.0 million principal amount of bridge financing. The unpaid principal amount of the bridge financing bore annual interest at the rate payable on three-month United States Treasury bills. The repayment of the bridge financing was made by deducting the repayment amount from the $5.0 million purchase price of the securities acquired by CBI pursuant to the Securities Purchase Agreement described below.
Pursuant to a Securities Purchase Agreement, dated March 29, 2018, between us and the investors identified therein, in June 2018 we issued 5,960,787 ordinary shares, and warrants to purchase an additional 4,768,629 ordinary shares. The gross proceeds from the sale of the ordinary shares amounted to $22.9 million. The warrants can be exercised for ordinary shares at an NIS-denominated price of NIS 16.20 per share (approximately $4.37 per share as of November 1, 2018). If all of the warrants are exercised, it would result in aggregate gross proceeds to us of approximately $20.8 million. Offering expenses were approximately $1.0 million. For information regarding the current shareholdings of Shavit Capital Funds and CBI, see “Principal Shareholders.”
Information Rights Agreement
We have entered into an information rights agreement, effective upon the closing of this offering, with one of our principal shareholders, CBI. The information rights agreement provides CBI with rights to receive our annual and quarterly financial statements, auditor consent letters and valuation reports, and other information reasonably required by CBI to enable it to prepare its financial statements. The information rights agreement also requires that we provide CBI with information material to the Company and mandated to be disclosed by the requirements applicable to CBI, as well as certain other material information of the Company. The information rights agreement contains customary confidentiality provisions and terminates when CBI, and any company that controls CBI, is no longer required to issue public reports relating to us pursuant to the Israeli Securities Law or the Exchange Act.
Participation in the Offering
Certain of our existing principal shareholders have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The underwriting discount for the ADSs sold to such shareholders in the offering will be the same as the underwriting discount for the ADSs sold to the public.

Description of SHARE Capital
The following description of our share capital and provisions of our articles of association, which will be effective upon the closing of this offering, are summaries and do not purport to be complete.
General
Upon the closing of this offering, our authorized share capital will consist of 100 million ordinary shares, no par value, of which      shares will be issued and outstanding (assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs).
All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.
As of November 1, 2018, 4,768,629 of our ordinary shares are issuable upon the exercise of warrants issued in our June 2018 fundraising, all of which were vested as of such date. The warrants have an NIS-denominated exercise price of NIS 16.20 per share (approximately $4.37 as of November 1, 2018). Investors in the June 2018 fundraising received certain price protection rights with respect to their ordinary shares and warrants in the event of a future share issue by us wherein the price per share in such future issue does not increase by at least approximately 42.86% over the price per share in the June 2018 fundraising. It is contemplated that these price protection rights will terminate upon the closing of this offering.
Registration Number and Purposes of the Company
Our registration number with the Israeli Registrar of Companies is 51-467262-5. Our purpose as set forth in our articles of association is to engage in any lawful activity.
Voting Rights and Conversion
All ordinary shares will have identical voting and other rights in all respects.
Transfer of Shares
Our fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.
Election of Directors
Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Companies Law described under “Management — External Directors.”
Under our articles of association, our board of directors must consist of not less than three but no more than eleven directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.
In addition, our articles of association allow our board of directors to appoint new directors to fill in vacancies which occurred for any reason or as additional directors, provided that the number of board members shall not exceed the maximum numbers of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his tenure in accordance with our articles of association.

Our external directors have a term of office of three years under Israeli law and may be elected for additional three-year terms under the circumstances described above. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors. In addition, according to our articles of association, directors other than external directors are elected at every annual general meeting of the shareholders and serve on the board until the following annual general meeting of the shareholders, unless they are removed by a majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our articles of association.
Dividend and Liquidation Rights
We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.
Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of September 30, 2018, we did not have distributable earnings pursuant to the Companies Law.
In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For more information, see “Dividend Policy.”
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.
Shareholder meetings
Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.
Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:
•
amendments to our articles of association;

•
appointment or termination of our auditors;

•
appointment of external directors;

•
approval of certain related party transactions;

•
increases or reductions of our authorized share capital;

•
mergers; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are not required to give notice of any annual general meeting or special general meeting to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to our shareholders at least 14 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.
Voting Rights
Quorum requirements
Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the next business day at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 33 1∕3% of the outstanding share capital as required under the Nasdaq rules.
Vote requirements
Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our articles of association, an amendment to our articles of association regarding any change to the board composition will require a simple majority. Under the Companies Law, each of  (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management — Fiduciary Duties and Approval of Related Party Transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management — Fiduciary Duties and Approval of Related Party Transactions — Director and officer compensation.” Under our articles of association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records
Under the Companies Law, shareholders are provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.
Modification of Class Rights
Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.
Shareholder Duties
Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related party transactions.
In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, has the power to appoint or to prevent the appointment of a director or officer of the company or another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.
Acquisitions under Israeli Law
Full tender offer
A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.
Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.
If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special tender offer
The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if  (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.
Merger
The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.
Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management — Fiduciary Duties and Approval of Related Party Transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.
Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.
Anti-takeover measures under Israeli law
The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, no preferred shares are authorized under our articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting rights.”
Borrowing Powers
Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.
Changes in Capital
Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Description of American Depositary Shares
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS will represent      ordinary shares (or a right to receive     ordinary shares) deposited with Bank Leumi or Bank Hapoalim, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
Shares.   The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other securities. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Fees and Expenses
Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account trade. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be most favorable to ADS holders, subject to its obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

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are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

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the depositary has no duty to make any determinations or provide any information as to our status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit reduced rate of withholdings or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

Shares Eligible for Future Sale
Prior to this offering our ordinary shares have been traded only on the TASE. In connection with this offering, we have applied to have the ADSs listed on the Nasdaq Capital Market under the symbol “ANCN.”
Upon closing of this offering, we will have      outstanding ordinary shares (including those represented by ADSs), assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering, excluding any portion of such ADSs purchased by certain of our existing principal shareholders and/or their affiliates, will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates. Under Rule 144, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates may sell only the volume of shares described below and their sales are subject to additional restrictions described below.
Sales of substantial amounts of our ordinary shares in the public market would adversely affect prevailing market prices of our ordinary shares and ADSs. Our ordinary shares will be held by our existing shareholders. Because substantially all of these shares were sold outside the United States to persons residing outside the United States at the time, and are currently traded on the TASE, they will continue to be freely tradable on TASE without restriction or further registration, except for the restrictions described below, and except for the lock-up restrictions described under “Underwriting” below.
Lock-up agreements
We and our directors, executive officers and certain shareholders have agreed that, subject to certain exceptions, without the prior written consent of Oppenheimer & Co., we will not, during the period beginning on the date of this prospectus and ending 180 days thereafter:
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offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any of our ordinary shares or ADSs, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any of our ordinary shares or ADSs held by such persons or acquired by such persons after the date of this prospectus, or that may be deemed to be beneficially owned by such persons; or

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exercise or seek to exercise or effectuate in any manner any rights of any nature that such persons have or may have to require us to register under the Securities Act the undersigned’s sale, transfer or other disposition of any of our ordinary shares, ADSs or other securities held by such persons, or to otherwise participate as a selling security holder in any manner in any registration effected by us under the Securities Act.

Each of these agreements is subject to certain exceptions, as set forth in “Underwriting.”
Rule 144
Shares held for six months
In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the closing of this offering, a person, including an affiliate, who has beneficially owned our ordinary shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from us or from an affiliate of us as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us (which information will be deemed to be available as long as we continue to file required reports with the SEC). In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions, notice requirements, and a volume limitation that limits the number of shares that may be sold thereby, within any three-month period, to the greater of:
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1% of the number of ordinary shares then outstanding; or

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the average weekly trading volume of our ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 144 also provides that affiliates that sell our ordinary shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities, other than the holding period requirement.
Shares held by non-affiliates for one year
Under Rule 144 as currently in effect, a person who is not considered to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144. Therefore, unless subject to a lock-up agreement or otherwise restricted, such shares may be sold immediately upon the closing of this offering.
Rule 701
In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the closing of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, as described below.
Rule 701 will apply to the options granted under our incentive plans prior to the closing of this offering, along with the shares acquired upon exercise of these options, including exercises after the closing of this offering. Securities issued in reliance on Rule 701 are restricted securities and may be sold beginning 90 days after the closing of this offering in reliance on Rule 144 by:
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persons other than affiliates, without restriction; and

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affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144,

in each case, without compliance with the six-month holding period requirement of Rule 144.
Form S-8 registration statements
Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register, in the aggregate, a number of ordinary shares equal to     % of our outstanding ordinary shares following this offering, issued or reserved for issuance under our incentive plans. The registration statement on Form S-8 will become effective automatically upon filing. Ordinary shares issued upon exercise of a share option or other award and registered pursuant to the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

Taxation and Government Programs
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Israeli Tax Considerations and Government Programs
The following is a summary of the current tax regime in the State of Israel, which applies to us and to persons who hold our ordinary shares or ADSs.
This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons who do not hold our ordinary shares or ADSs as a capital asset. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.
HOLDERS AND POTENTIAL INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSs, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.
General Corporate Tax Structure in Israel
Israeli resident companies are generally subject to corporate tax on both ordinary income and capital gains, currently at the rate of 23% of a company’s taxable income. The corporate tax rate has been declining in recent years, and it was 24% for the 2017 tax year. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.
Under the Israeli Encouragement of Capital Investments Law, 1959, or Encouragement Law, income generated by a “Benefited Enterprise” will be exempt from tax for up to 10 years from the year it so elects. Our subsidiary made such an election in 2009. The exemption is contingent upon compliance with the criteria prescribed in the Encouragement Law, including receipt of approval of biotechnology company status. We are in the process of obtaining such approval.
Taxation of Our Shareholders
Capital gains
Capital gains tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of capital assets by a non-resident of Israel if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Income Tax Ordinance (New Version), 1961, or the Tax Ordinance, distinguishes between “Real Gain” and “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s price that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is not subject to tax.
Real Gain accrued by individuals on the sale of our ordinary shares or ADSs will be taxed at the rate of up to 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or “Together with Another Person,” 10% or more of one of the “Means of Control” of the Israeli resident company) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. For purposes of this paragraph, the term “Together with Another Person” means together with his or her “Relative,” as well as with a person who is not his or her Relative and who has a permanent cooperation with him or her under an agreement in material matters of the Company, directly or indirectly. The term “Relative” means any of the following: (i) a spouse, brother, sister, parent, parent of a parent, descendant and descendant of a spouse, and spouse of any of the aforementioned; and (ii) a descendant of a brother or sister and a brother or sister of a parent. Also, for purposes of this paragraph, the term “Means of Control” generally includes the right to vote in a general meeting of shareholders, the right to receive profits, the right to nominate a director or an officer, the right to receive assets upon liquidation (after payment of debts), or the right to instruct someone who holds any of the aforesaid rights regarding the manner in which he or she is to exercise such right(s), and whether by virtue of shares, rights to shares or other rights, or in any other manner, including by means of voting agreements or trust agreements. In addition, capital gains generated by an individual claiming deduction of financing expenses in respect of such gain will be taxed at the rate of up to 30%.
Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income — in 2018, a tax rate of 23% for corporations and a marginal tax rate of up to 47% for individuals. In addition, in 2018 a 3% excess tax is levied on individuals whose total taxable income in Israel exceeds NIS 641,880 (approximately $175,000).
Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares or ADSs by a shareholder who is a non-resident of Israel may be exempt from Israeli taxation, provided that all of the following conditions are met: (i) the ordinary shares or ADSs were purchased upon or after the listing of the securities on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributable, (iii) if the seller is a corporation, no more than 25% of its Means of Control, as defined above, are held, directly and indirectly, by shareholders who are Israeli residents, alone or Together with Another Person, as defined above, or along with another Israeli resident, and (iv) if the seller is a corporation, there are no Israeli residents that are directly or indirectly entitled to 25% or more of the revenues or profits of the corporation. In addition, the sale of ordinary shares or ADSs may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Tax Treaty generally exempts U.S. residents from Israeli capital gains tax in connection with such sale, provided (i) the U.S. treaty resident did not own, directly or indirectly, 10% or more of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, if an individual, is present in Israel for less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.
Upon the sale of securities, the purchaser, the Israeli stockbroker or the Israeli financial institution through which the shares are held is obligated, subject to the above exemptions, to withhold tax from the Real Gain at the rate of 25% or 23% in respect of an individual or corporation, respectively.
Upon the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advance payment must be made on January 31 and July 31 of every tax year, in respect of sales of securities made within the previous six months by Israeli residents for whom tax has not already been deducted. However, if all tax due was withheld at source according to applicable provisions of the Tax Ordinance and the regulations promulgated thereunder, there is no need to file a return and no advance payment must be paid. Capital gains are also reportable on the annual income tax return.
Dividends
We have never paid cash dividends. A shareholder who is an Israeli resident individual generally will be subject to income tax at a rate of 25% on dividends we pay. However, a 30% tax rate will apply if the dividend recipient is a Substantial Shareholder, as defined above, at the time of distribution or at any time during the preceding 12 month period. If the dividend is paid from our income that was entitled to a reduced tax rate applicable to a Benefited or Privileged Enterprise under the Encouragement Law, the tax rate is 20% for dividends distributed from profits derived after January 1, 2014. If the recipient of the dividend is an Israeli resident corporation, such dividend generally will be exempt from Israeli income tax, provided that the source of the dividend is income that was derived or accrued within Israel.
Dividends distributed by an Israeli resident company to a non-resident of Israel (either individual or corporation) are generally subject to tax at the rate of 25% (30% if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable tax treaty. Under the U.S.-Israel Tax Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if, during that portion of the taxable year which precedes the payment of the dividend and during the whole of its prior taxable year (if any), the U.S. resident is a corporation that holds at least 10% of the outstanding voting shares of the Israeli corporation and not more than 25% of the gross income of the Israeli corporation for such prior taxable year (if any) consists of certain types of interest or dividends, the tax rate is 12.5%; (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income that was entitled to a reduced tax rate applicable to a Benefited or Privileged Enterprise under the Encouragement Law, the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The reduced rates under the U.S.-Israel Tax Treaty will not apply if the dividend income is attributable to a permanent establishment of the U.S. treaty resident in Israel.
We are obligated to withhold tax upon the distribution of dividends.
A non-resident of Israel who receives dividends from which Israeli tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.
Foreign exchange regulations
Non-residents of Israel who hold our ordinary shares or ADSs are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, in non-Israeli currency at the prevailing rate of exchange. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and these controls may be restored at any time by administrative action.
Estate and gift tax
Israeli law presently does not impose estate or gift taxes.
U.S. Federal Income Tax Consequences
The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our shares. This description addresses only the U.S. federal income tax consequences to U.S. Holders (as defined below) that are initial purchasers of our shares pursuant to the offering and that will hold such shares as capital assets for U.S. federal income tax purposes. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:
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banks, certain financial institutions or insurance companies;

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real estate investment trusts, regulated investment companies or grantor trusts;

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dealers or traders in securities, commodities or currencies;

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tax-exempt entities or organizations;

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certain former citizens or residents of the United States;

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persons that received our shares as compensation for the performance of services;

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persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

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partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

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S corporations;

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U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

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persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares; or

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persons holding our shares in connection with a trade or business conducted outside the United States.

Moreover, this description does not address the U.S. federal estate, gift, or alternative minimum tax consequences, Medicare contribution tax on net investment income, or any U.S. state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of our shares.
Subject to the discussion below under “Country of tax residence,” this description assumes that we are not treated as a U.S. corporation for U.S. federal income tax purposes.
This description is based on the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our shares or that such a position would not be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our shares in their particular circumstances.
For purposes of this description, the term “U.S. Holder” means a beneficial owner of our shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (1) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) that has elected to be treated as a domestic trust for U.S. federal income tax purposes.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our shares, the U.S. federal income tax consequences relating to an investment in our shares will depend in part upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor regarding the U.S. federal income tax consequences of acquiring, owning and disposing of our shares in its particular circumstances.
We were a PFIC for U.S. federal income tax purposes in 2017 and it is likely that we will be a PFIC in 2018. See “— Passive foreign investment company consequences” below.
Persons considering an investment in our shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.
Taxation of Dividends and Other Distributions on Our Shares
Subject to the discussion below under “Passive foreign investment company consequences,” if you are a U.S. Holder, the gross amount of any distribution made to you with respect to our shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our shares distributed pro rata to all our shareholders, will generally be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to non-corporate U.S. Holders may qualify for the lower rates of taxation applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such lower rate of taxation shall not apply if our company is a PFIC for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. Additionally, our dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. Holders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of adjusted tax basis in our shares and thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder has held our shares for more than one year as of the time such distribution is received. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.
Dividends paid to a U.S. Holder with respect to our shares will generally be foreign source income for foreign tax credit purposes. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends generally constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.
The amount of a distribution paid to a U.S. Holder in a foreign currency will be the dollar value of the foreign currency calculated by reference to the spot exchange rate on the day the U.S. Holder receives the distribution, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of foreign currency into U.S. dollars should generally be income or loss. If dividends received in foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend.
Sale, Exchange or Other Disposition of Our Shares
Subject to the discussion below under “Passive foreign investment company consequences,” if you are a U.S. Holder, you will generally recognize gain or loss on the sale, exchange or other disposition of our shares equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our shares, and such gain or loss will be capital gain or loss. The adjusted tax basis in our shares will generally be equal to the cost of such share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period determined at the time of such sale, exchange or other disposition for such shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses is subject to limitations. Any such gain or loss will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes.
Passive Foreign Investment Company Consequences
If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.
A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:
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at least 75% of its gross income is “passive income”; or

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at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our shares, regardless of whether we continue to meet the tests described above.
We believe that we were a PFIC in 2017 and, based on estimates of our gross income and gross assets, our intended use of the proceeds of this offering, and the nature of our business, we believe that we will be classified as a PFIC for the taxable year ending December 31, 2018. Because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine with certainty whether we will be characterized as a PFIC for the 2018 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets and activities in those years. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this offering in our business.
U.S. Holders should be aware of certain tax consequences of investing directly or indirectly in us in any year in which we are a PFIC. A U.S. Holder is subject to different rules depending on whether the U.S. Holder makes a “mark-to-market” election with respect to our shares (if such election is available).
We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, known as a QEF election, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described below.
Mark-to-Market Election.   If our shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our shares, provided the U.S. Holder completes the relevant portions of and files IRS Form 8621 in accordance with the instructions thereto. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the shares at the end of the taxable year over such holder’s adjusted tax basis in the shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder, and any loss in excess of such amount will be treated as capital loss. Amounts treated as ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains.
Generally, our shares will be considered marketable stock if they are “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. Our shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Capital Market is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of our company’s subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.
Default PFIC Rules.   A U.S. Holder who does not make a timely mark-to-market election (or, if available, a timely qualified electing fund election), referred to in this disclosure as a “Non-Electing U.S. Holder,” will be subject to special rules with respect to (a) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing U.S. Holder on the shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing U.S. Holder in the three preceding taxable years, or, if shorter, the Non-Electing U.S. Holder’s holding period for his shares), and (b) any gain realized on the sale or other disposition of such shares. Under these rules:
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the excess distribution or gain would be allocated ratably over the Non-Electing U.S. Holder’s holding period for the Shares;

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the amount allocated to the current taxable year and any year prior to us becoming a PFIC would be taxed as ordinary income; and

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the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If a Non-Electing U.S. Holder who is an individual dies while owning our shares, the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of the shares. Non-Electing U .S. Holders are encouraged to consult their tax advisors regarding the application of the PFIC rules to their specific situation.
To the extent a distribution on our shares does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions. The tax consequences of such distributions are discussed above under “Taxation and Government Programs —  U.S. Federal Income Tax Consequences — Taxation of dividends and other distributions on our shares.” Each U.S. Holder is encouraged to consult its own tax advisor with respect to the appropriate U.S. federal income tax treatment of any distribution on our shares.
In any year in which are a PFIC, the general tax treatment for U.S. Holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.
The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisors with respect to the purchase, ownership and disposition of our shares, any elections available with respect to such shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of our shares.
Certain Reporting Requirements
Certain U.S. Holders may be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, and IRS Form 5471, Information Return of U.S. Persons With Respect to Certain Foreign Corporations, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor regarding these requirements.
Furthermore, certain U.S. Holders owning “specified foreign financial assets” with an aggregate value in excess of  $50 thousand (and in some circumstances, a higher threshold) may be required to file IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, which may include our shares, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The IRS has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). U.S. Holders are urged to consult their tax advisors regarding the application of these requirements to their ownership of our shares.
If a U.S. Holder owns shares during any year in which we are a PFIC, the U.S. Holder will generally be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to our company, generally with the U.S. Holder’s federal income tax return for that year.

Backup Withholding Tax and Information Reporting Requirements
U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of our shares. Information reporting will generally apply to payments of dividends on, and to proceeds from the sale, exchange or other disposition of, our shares made within the United States, or by a U.S. payer or U.S. middleman, to a holder of our shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payer may be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale, exchange or other disposition of, shares within the United States, or by a U.S. payer or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.
Country of Tax Residence
For U.S. federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. We are incorporated under the laws of the State of Israel and, therefore, we should be a non-U.S. corporation under this general rule. However, Section 7874 of the Code, contains rules that may result in a foreign corporation being treated as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex and there is little guidance regarding certain aspects of their application.
Under Section 7874 of the Code, a corporation created or organized outside the United States will be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) the former shareholders of the acquired U.S. corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not have “substantial business activities” in the foreign corporation’s country of incorporation relative to its expanded affiliated group’s worldwide activities. For this purpose, “expanded affiliated group” generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value, and “substantial business activities” generally means at least 25% of employees (by number and compensation), assets and gross income of our expanded affiliated group are based, located and derived, respectively, in the country of incorporation.
We do not believe that we should be treated as a U.S. corporation as a result of the Reincorporation under Section 7874 of the Code because we believe that we have substantial business activities in Israel. However, the IRS may disagree with our conclusion on this point. In addition, there could be legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could result in us being treated as a U.S. corporation.
If it were determined that we should be treated as a U.S. corporation for U.S. federal income tax purposes, we could be liable for substantial additional U.S. federal income tax on our taxable income since the Reincorporation.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Underwriting
We entered into an underwriting agreement with the underwriters named below on            , 2019. Oppenheimer & Co. is acting as the representative of the underwriters. The underwriting agreement provides for the purchase of a specific number of ADSs by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of ADSs, but is not responsible for the commitment of any other underwriter to purchase ADSs. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs set forth opposite its name below:
Underwriter	Number of ADSs
Oppenheimer & Co.
Ladenburg Thalmann & Co. Inc.

Total

The underwriters have agreed to purchase all of the ADSs offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. The ADSs offered hereby are expected to be ready for delivery on or about            , 2019 against payment in immediately available funds.
The underwriters are offering the ADSs subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose initially to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of  $      per ADS to brokers and dealers. After the ADSs are released for sale to the public, the representative may change the offering price, the concession, and other selling terms at various times.
We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of        additional ADSs from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions. If this option is exercised in full, the total price to public will be $     , and the total proceeds to us, before expenses, will be $      million.
The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses:
	Per ADS	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$
We estimate that our total expenses of the offering, excluding the estimated underwriting discounts and commissions, will be approximately $     . We have agreed to reimburse the underwriters up to $75,000 for expenses related to any filing with, and any clearance of this offering by FINRA.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
Certain of our existing principal shareholders have indicated an interest in purchasing up to an aggregate of  $17.5 million of the ADSs in this offering at the initial public offering price. Such indications of interest are not binding agreements to purchase, and these shareholders and/or their affiliates may determine to purchase fewer ADSs than they indicate an interest in purchasing, or none at all. In addition, the underwriters could determine to sell fewer ADSs to these shareholders and/or their affiliates than they have indicated an interest in purchasing, or none at all. The underwriting discount for the ADSs sold to such shareholders in the offering will be the same as the underwriting discount for the ADSs sold to the public.
We and our directors, executive officers and certain shareholders have agreed that, subject to certain exceptions described below, without the prior written consent of Oppenheimer & Co., we will not, during the period beginning on the date of this prospectus and ending 180 days thereafter (1) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any of our ordinary shares or ADSs, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any of our ordinary shares or ADSs held by such persons or acquired by such persons after the date of this prospectus, or that may be deemed to be beneficially owned by such persons, or (2) exercise or seek to exercise or effectuate in any manner any rights of any nature that such persons have or may have to require us to register under the Securities Act the sale, transfer or other disposition of any of our ordinary shares, ADSs or other securities held by such persons, or to otherwise participate as a selling security holder in any manner in any registration effected by us under the Securities Act.
The lock-up restrictions described in the immediately preceding paragraph do not apply with respect to (a) transfers (i) as a bona fide gift or for bona fide estate planning purposes, (ii) upon death or by will, testamentary document or intestate succession, (iii) to an immediate family member of the holder or to any trust for the direct or indirect benefit of the holder or the immediate family of the holder, (iv) not involving a change in beneficial ownership, (v) if the holder is a trust, to any beneficiary of the holder or the estate of any such beneficiary, (vi) to the holder’s affiliates or to any investment fund or other entity controlled or managed by the holder, or (vii) by operation of law or by an order of a court or regulatory agency; (b) if the holder is a corporation, partnership, limited liability company or other entity, (i) distributions to stockholders, direct or indirect affiliates, current or former partners (general or limited), members or managers of the holder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers or (ii) sales or transfers to another such entity that is a direct or indirect affiliate of the holder or to any investment fund or other entity controlled or managed by, or under common control or management with, the holder; (c) sales under any existing Rule 10b5-1 plan or the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that (i) such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and (ii) no public announcement or filing under the Exchange Act regarding the establishment of such plan is required or is voluntarily made by or on behalf of the holder or the Company during the restricted period; or (d) transfers of made with the prior written consent of the representative; provided, in the case of clauses (a)-(b)(i), that such transfer does not involve a disposition for value and the transferee agrees in writing with the representative and the Company to be bound by the terms of the lock-up.
Rules of the SEC may limit the ability of the underwriters to bid for or purchase ADSs before the distribution of the ADSs is completed. However, the underwriters may engage in the following activities in accordance with the rules:
•
Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotments and syndicate covering transactions — The underwriters may sell more ADSs in connection with this offering than the number of ADSs that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional ADSs in this offering described above. The underwriters may close out any covered short position either by exercising its over-allotment option or by purchasing ADSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market, as compared to the price at which they may purchase ADSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the ADSs that could adversely affect investors who purchase ADSs in this offering.
•
Penalty bids — If the representative purchases ADSs in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those ADSs as part of this offering.

•
Passive market making — Market makers in the ADSs who are underwriters or prospective underwriters may make bids for or purchases of ADSs, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the ADSs may have the effect of raising or maintaining the market price of the ADSs or preventing or mitigating a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the ADSs if it discourages resales of the ADSs.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may occur on the Nasdaq or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.
Electronic Delivery of Preliminary Prospectus
A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.
Listing
Our ordinary shares are quoted on the TASE under the symbol “ANCN.” We have applied to list the ADSs on the Nasdaq Capital Market under the symbol “ANCN.” We expect the listing to occur concurrently with the closing of this offering. No assurance can be given that our application will be approved.
Affiliations
The underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which it has received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriters and their affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with the underwriters and their affiliates. It is expected that we will continue to use the underwriters and their affiliates for various services in the future.
Notice to Non-U.S. Investors
Belgium
The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the ADSs has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any ADSs, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the ADSs or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the company to be in violation of the Belgian securities laws.
Canada
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
France
Neither this prospectus nor any other offering material relating to the ADSs has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the ADSs to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such ADSs may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Israel
This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the ADSs is directed only at, investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Italy
The offering of the ADSs offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the ADSs offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the ADSs offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the ADSs offered hereby or distribution of copies of this prospectus or any other document relating to the ADSs offered hereby in Italy must be made:
(1)
by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(2)
in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(3)
in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden
This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the ADSs offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).
Switzerland
The ADSs offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the ADSs being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The ADSs being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of ADSs.
Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in ADSs.
United Kingdom/Germany/Norway/The Netherlands
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in this prospectus in name(s) of Member State(s) where prospectus will be approved or passported for the purposes of a non-exempt offer once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in name(s) of relevant Member State(s) except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(1)
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)
to any legal entity which has two or more of   (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3)
by the representative to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(4)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented, warranted and agreed that:
(1)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to the company; and

(2)
it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

Legal Matters
The validity of the ordinary shares underlying the ADSs and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Goldfarb Seligman & Co., Tel Aviv, Israel. The validity of the ADSs being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Mayer Brown LLP, New York, New York. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Zysman, Aharoni, Gayer & Co., Tel Aviv, Israel. Certain legal matters concerning this offering relating to U.S. federal law will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.
Experts
The consolidated financial statements of Anchiano Therapeutics Ltd. as of December 31, 2017, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2017, have been included herein in reliance upon the report of Somekh Chaikin, a Member Firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2017 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations, together with other matters described in the notes, raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, the audit report refers to a change in the presentation currency to the U.S. dollar.

Enforceability of Civil Liabilities
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a substantial portion of our assets and many of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these directors and officers may not be collectible within the United States.
We have irrevocably appointed Anchiano Therapeutics, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is One Kendall Square, Building 600, Suite 6-106, Cambridge, MA 02139.
We have been informed by our legal counsel in Israel, Goldfarb Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.
Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:
•
the judgment is enforceable in the state in which it was given;

•
the judgment was rendered by a court of competent jurisdiction under the rules of private international law prevailing in Israel;

•
the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

•
adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

•
the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•
the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

•
an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

Expenses Related to this Offering
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with this offering. All amounts listed below are estimates except the SEC registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee. All amounts in the table are estimated except the SEC registration fee and the FINRA filing fee.
Itemized expense	Amount
SEC registration fee	$	*
FINRA filing fee		*
Nasdaq Capital Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

Where You Can Find Additional Information
We have filed a registration statement on Form F-1 with the SEC under the Securities Act, relating to this offering of our ADSs. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.
You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this website at http://www.sec.gov.
We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year ended December 31, 2018, and each subsequent fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also intend to file with the SEC reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year. We will cease to qualify as a foreign private issuer if a majority of our shares are owned by U.S. residents and a majority of our directors or executive officers are U.S. citizens or residents or if we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we cease to qualify as a foreign private issuer as of June 30, 2019, the next determination date of our foreign private issuer status, we will be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers starting January 1, 2020.
In addition, since our ordinary shares are traded on the TASE, we have filed Hebrew language periodic and immediate reports with, and furnish information to, the TASE and the Israel Securities Authority, or the ISA, as required under the Securities Law. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (www.maya.tase.co.il).
We maintain a corporate website at http://www.anchiano.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Anchiano Therapeutics Ltd.
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Anchiano Therapeutics Ltd.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Anchiano Therapeutics Ltd. and subsidiaries (the Company) as of December 31, 2017, 2016 and 2015, the related consolidated statements of comprehensive loss, shareholders’ equity (deficiency), and cash flows for each of the years in the two year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has incurred recurring losses from operations that, together with other matters described in the aforesaid note, raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these issues are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle
As discussed in Note 2B to the consolidated financial statements, the Company has elected to change its presentation currency to the US dollar.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Somekh Chaikin

Certified Public Accountants (Isr.)
Member Firm of KPMG International
We have served as the Company’s auditor since 2004.
Tel Aviv, Israel
September 26, 2018

Anchiano Therapeutics Ltd.
Consolidated Statements of Financial Position as at December 31,

$ thousands	Note	2017	2016	2015*
Assets
Cash and cash equivalents	4	1,454	4,564	2,203
Other investments		—	—	151
Receivables	5	400	868	969
Total current assets		1,854	5,432	3,323
Non-current assets
Long-term prepaid expenses		11	7	7
Asset for employee benefits, net		3	3	—
Fixed assets, net		219	213	176
Total non-current assets		233	223	183
Total assets		2,087	5,655	3,506
Liabilities
Trade payables		160	107	588
Other payables	6	2,381	2,111	584
Short-term employee benefits		155	141	158
Total current liabilities		2,696	2,359	1,330
Non-current liabilities
Liabilities for employee benefits, net		—	—	37
Total non-current liabilities		—	—	37
Total liabilities		2,696	2,359	1,367
Contingent liabilities and commitments	7
Equity	8
Share capital	17D	—	—	—
Additional paid-in capital		60,043	54,983	49,334
Currency translation differences reserve		457	197	185
Capital reserve from share-based payments	9	1,767	1,186	948
Accumulated loss		(62,876)	(53,070)	(48,328)
Total equity (deficiency)		(609)	3,296	2,139
Total liabilities and equity		2,087	5,655	3,506

/s/ Lawrence Howard Chairman of the Board	/s/ Frank Haluska Chief Executive Officer	/s/ Jonathan Burgin Chief Operating Officer & Chief Financial Officer

*
Please refer to Note 2B for functional and presentation currency.

Date of approval of the financial statements: September 26, 2018
The accompanying notes are an integral part of the consolidated financial statements.

Anchiano Therapeutics Ltd.
Consolidated Statements of Operations for the Year Ended December 31,

$ thousands (other than per share amounts)	Note	2017	2016
Research and development expenses	11	6,229	2,384
General and administrative expenses	12	3,163	2,258
Operating loss		9,392	4,642
Financing income	13	(1)	(44)
Financing expenses	13	92	7
Financing expenses (income), net		91	(37)
Loss before income tax		9,483	4,605
Income tax	14	323	137
Net loss		9,806	4,742
Loss per share (in $):
Basic and diluted loss	15	1.09	0.87

The accompanying notes are an integral part of the consolidated financial statements.

Anchiano Therapeutics Ltd.
Consolidated Statements of Operations and Other Comprehensive Loss for the Year Ended December 31,

$ thousands	2017	2016
Loss for the year	9,806	4,742
Other comprehensive income items that will not be transferred to statement of operations
Currency translation differences	(260)	(12)
Total comprehensive loss for the year	9,546	4,730

The accompanying notes are an integral part of the consolidated financial statements.

Anchiano Therapeutics Ltd.
Consolidated Statements of Changes in Equity (Deficiency)

$ thousands	Share capital*	Additional paid-in capital	Currency translation differences reserve	Capital reserve from share-based payments	Accumulated loss	Total equity (deficiency)
Balance as at January 1, 2017	—	54,983	197	1,186	(53,070)	3,296
Issuance of shares, net	—	4,911	—	—	—	4,911
Expiration of options	—	149	—	(149)	—	—
Share-based payment	—	—	—	730	—	730
	—	5,060	—	581	—	5,641
Comprehensive income for the year	—	—	260	—	—	260
Loss for the year	—	—	—	—	(9,806)	(9,806)
	—	—	260	—	(9,806)	(9,546)
Balance as at December 31, 2017	—	60,043	457	1,767	(62,876)	(609)
Balance as at January 1, 2016	—	49,334	185	948	(48,328)	2,139
Issuance of shares, net	—	5,617	—	—	—	5,617
Expiration of options	—	32	—	(32)	—	—
Share-based payment	—	—	—	270	—	270
	—	5,649	—	238	—	5,887
Comprehensive income for the year	—	—	12	—	—	12
Loss for the year	—	—	—	—	(4,742)	(4,742)
	—	—	12	—	(4,742)	(4,730)
Balance as at December 31, 2016	—	54,983	197	1,186	(53,070)	3,296

*
See Note 17D.

The accompanying notes are an integral part of the consolidated financial statements.

Anchiano Therapeutics Ltd.
Consolidated Statements of Cash Flows for the Year Ended December 31,

$ thousands	Note	2017	2016
Cash flows from operating activities
Loss for the year		(9,806)	(4,742)
Financing costs, net		259	55
Depreciation		51	41
Share-based payments	9	730	270
Taxes on income	14	323	137
Change in receivables	5	204	116
Change in trade payables		44	(491)
Change in other payables	6	46	940
Change in employee benefits		(2)	(60)
Change in long-term prepaid expenses		(3)	1
Taxes paid		(362)	—
Interest received	13	1	1
Net cash used in operating activities		(8,515)	(3,732)
Cash flows from investing activities
Change in other investment		—	153
Purchase of fixed assets		(34)	(75)
Net cash from (used in) investing activities		(34)	78
Cash flows from financing activities
Proceeds from issuance of shares	8	5,665	6,503
Issuance costs		(423)	(440)
Net cash from financing activities		5,242	6,063
Increase (decrease) in cash and cash equivalents		(3,307)	2,409
Cash and cash equivalents at the beginning of the year		4,564	2,203
Effect of exchange rate differences on cash and cash equivalents		197	(48)
Cash and cash equivalents at the end of the year	4	1,454	4,564

The accompanying notes are an integral part of the consolidated financial statements.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 1 — GENERAL
A.
Anchiano Therapeutics Ltd. (the “Company”) was incorporated and registered in Israel on September 22, 2011, in accordance with the Companies Law, 1999 (the “Companies Law”), as a private company limited by shares originally called BioCanCell Ltd., changed in August 2018 to the Company. The official address of the Company is 1/3 High Tech-Village, Edmond J. Safra Campus, Givat Ram, Jerusalem. The Company is a successor entity of BioCanCell Therapeutics Inc., which was incorporated in 2004 and began trading on the Tel Aviv Stock Exchange in 2006. On the balance sheet date, the controlling shareholder of the Company was Clal Biotechnology Industries Ltd. (hereinafter: “CBI”) of the Access Industries Group (the ultimate parent company), however as of the approval date hereof, the Company has no controlling shareholder.

The Company wholly owns a subsidiary, Anchiano Therapeutics Israel Ltd. (formerly BioCanCell Therapeutics Israel Ltd.), which itself wholly owns a Delaware-incorporated subsidiary, called Anchiano Therapeutics, Inc. (formerly BioCanCell USA, Inc.) for the purpose of operating in the United States, this company is subject to the tax laws of the State of Delaware.
B.
Reporting entity

(1)
The consolidated financial statements of the Company as at December 31, 2017 include those of the Company, Anchiano Therapeutics Israel Ltd. and Anchiano Therapeutics, Inc., which are wholly owned by the Company.

(2)
The Group is involved in research and development of drugs for treatment of cancer. The Group’s products are in the research and development stage, and therefore there is no certainty regarding the Group’s ability to complete product development, obtain regulatory approvals and achieve marketing success. The Company has incurred recurring losses from operations. Continuation of the development stages related to the planned activities depend on future events, including raising additional capital and achieving operating profits in the future. The Group is taking steps to raise the capital required for the continuation of its operations, however as at the reporting date, there is substantial doubt as to the Group’s ability to continue operating as a going concern. As of the approval date hereof and based on the Group’s assessments, the Group’s financial resources are expected to suffice until the second quarter of 2019. The financial statements do not include any measurement or presentation adjustment for assets and liabilities that would be required if the Group does not continue operating as a going concern.

C.
Definitions

In these financial statements -
(1)
The Company — Anchiano Therapeutics Ltd.

(2)
The Group — Anchiano Therapeutics Ltd. and its subsidiaries.

(3)
Subsidiaries — the Company’s subsidiary, Anchiano Therapeutics Israel Ltd. and its subsidiary, Anchiano Therapeutics Inc., the financial statements of which are fully consolidated with those of the Company and which are fully owned and controlled by the Company.

(4)
Related party — Within its meaning in IAS 24 (2009), Related Party Disclosures.

(5)
Dollars or “$” — U.S. dollars.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 2 — BASIS OF PREPARATION
A.
Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.
The consolidated financial statements were authorized for issue by the Company’s Board of Directors on September 26, 2018.
B.
Functional and presentation currency

The New Israeli Shekel (“NIS”) is the currency that represents the principal economic environment in which the Group operates and is thus its functional currency. However, for financial reporting purposes, these financial statements, which were prepared using the functional currency, have been translated into a different presentation currency, the U.S. dollar. As the Company intends to raise funds and list its shares on a U.S. stock exchange, it ceased using the NIS and began using the U.S. dollar as its presentation currency to facilitate U.S. investors understanding of the Company’s financial statements. The assets and liabilities are translated at the exchange rates at the balance sheet date; Income and expenses are translated at average exchange rates and shareholders’ equity is translated based on historical exchange rates. Translation adjustments are not included in determining net loss but are included in foreign exchange translation adjustment to other comprehensive loss, a component of shareholders’ equity (deficiency).
C.
Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following assets and liabilities: share-based payment and assets and liabilities for employee benefits.
D.
Operating cycle

The regular operating cycle of the Company is one year. As a result, current assets and current liabilities also include items the realization of which is intended to take place within the period of the Company’s regular operating cycle.
E.
Classification of expenses recognized in the statement of operations

The classification of expenses recognized in the statement of operations is based on the nature of the expense. Additional information regarding the nature of the expense is included in the notes to the financial statements.
F.
Use of estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
The preparation of accounting estimates used in the preparation of the Group’s financial statements requires that management of the Company makes assumptions regarding circumstances and events that involve considerable uncertainty. Management of the Company prepares the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 2 — BASIS OF PREPARATION (continued)

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
G.
Determination of fair value

Preparation of the financial statements requires the Group to determine the fair value of certain assets and liabilities.
Note 9D, Share-Based Payment, includes further information about the assumptions that were used to determine fair value.
NOTE 3 — Significant Accounting Policies
The accounting policies set out below have been applied consistently by Group entities for all periods presented in these consolidated financial statements.
A.
Basis of consolidation

A subsidiary is an entity controlled by the Company. The consolidated financial statements of the subsidiary are included in the consolidated financial statements from the date of obtaining control. The accounting policies of the subsidiary are aligned with the policies adopted by the Group.
Transactions eliminated on consolidation Intra-group balances and any unrealized income and expenses arising from intra-group transactions, are eliminated in the preparation of the consolidated financial statements.
B.
Foreign currency

Transactions in foreign currencies are translated to the functional currency of the Group at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. Exchange rate differences are recognized in statement of operations.
C.
Financial instruments

(1)
Non-derivative financial assets

Non-derivative financial assets include cash and cash equivalents, receivables, and trade and other payables. Non-derivative financial instruments are recognized initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.
A financial asset is recognized when the Group accepts the contractual conditions of the instrument. A financial asset is derecognized when the Group’s contractual rights to receive the cash flows deriving from the financial asset expire, or the Group transfers the financial asset to others without retaining control of the asset or transfers all the risks and rewards deriving from the asset. Regular way purchases and sales of financial assets are recognized on the date of the transaction, meaning on the date the Group undertook to purchase or sell the asset. Financial liabilities are derecognized when the obligation of the Group, as specified in the agreement, expires or when it is discharged or cancelled.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 3 — Significant Accounting Policies (continued)

Receivables
Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Subsequent to initial recognition, receivables are measured at amortized cost using the effective interest method, taking into account transaction costs, less impairment losses.
Cash and cash equivalents
Cash comprises cash balances available for immediate use and call deposits. Cash equivalents comprise short-term highly liquid investments with original maturities of three months or less, which are readily convertible into known amounts of cash and are exposed to insignificant risks of change in value.
Non-derivative financial liabilities
Non-derivative financial liabilities include trade and other payables.
(2)
Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity.
Incremental costs directly attributable to an expected issuance of an instrument that will be classified as an equity instrument are recognized as an asset (deferred issuance expenses) in the statement of financial position under receivables.
The costs are deducted from the equity upon the initial recognition of the equity instruments.
In cases where the issuance is no longer likely to take place, the costs are recorded as general and administrative expenses in the statement of operations.
D.
Fixed assets — Recognition and Measurement

Fixed asset items are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Depreciation is a systematic allocation of the depreciable amount of an asset over its useful life.
E.
Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.
Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is recognized as an intangible asset only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group has the intention and sufficient resources to complete research and development and to use or sell the asset.
None of the Company’s development costs meet the above conditions, and therefore are recognized in the statement of operations as incurred.
F.
Impairment

(1)
Financial assets

A financial asset is tested for impairment when objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 3 — Significant Accounting Policies (continued)

Impairment losses are recognized in the statement of operations.
An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognized. For financial assets measured at amortized cost, the reversal is recognized in profit or loss.
(2)
Non-financial assets

The carrying amounts of the Group’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the recoverable amount of the asset is estimated.
The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the Group discounts the future cash flows using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, the assets are grouped together into the smallest group of assets that generates cash from continuing use that are largely independent of other assets or groups of assets (the “Cash-Generating Unit”).
An impairment loss is recognized if the carrying amount of an asset or cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss.
Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
G.
Employee benefits

The Group has a number of post-employment benefit plans as described below:
(1)
Employee benefit plans

Up to April 1, 2014 the Group’s net obligation in respect of defined benefit plans is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is presented at its present value, and the fair value of any plan assets is deducted. The discount rate is the yield at the reporting date on high-quality linked corporate debentures, that have maturity dates approximating the terms of the Group’s obligations and that are denominated in dollars. The calculations are performed by an actuary.
Re-measurements of the net defined benefit liability (asset) comprise actuarial gains and losses, the return on the plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest). Re-measurements are recognized immediately directly in retained earnings through other comprehensive income. The liability for a benefit accumulated until the date of change of this plan is $204 thousand, and is presented net of the fair value of plan assets in the amount of  $207 thousand.
On April 1, 2014, the Company entered into an agreement with Israeli employees whereby as from that date they are eligible for severance pay under Section 14 of the Severance Pay Law, 1963, and therefore as from that date, the plan is classified as a defined contribution plan. A defined contribution plan is a post-employment benefit plan under which the Group pays fixed

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 3 — Significant Accounting Policies (continued)

contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an expense in profit or loss in the periods during which related services are rendered by employees.
(2)
Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided or upon the actual absence of the employee when the benefit is not accumulated (such as maternity leave).
The employee benefits are classified as short-term benefits or as other long-term benefits depending on when the Group expects the benefits to be wholly settled.
A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.
(3)
Termination benefits

Termination benefits are recognized as an expense when the Group is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment.
(4)
Share-based payment transactions

The grant date fair value of share-based payment awards granted to employees is recognized as a salary expense, with a corresponding increase in equity, over the period that the employees become eligible for the awards. The amount recognized as an expense that is conditional upon meeting service conditions, is adjusted to reflect the number of awards that are expected to vest. For share-based payment awards with non-vesting conditions or with market performance vesting conditions, the grant date fair value of the share-based payment awards is measured to reflect such conditions, and therefore the Group recognizes an expense in respect of the awards whether or not the conditions have been met.
H.
Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.
Legal claims
A provision for claims is recognized if, as a result of a past event, the Group has a present legal or constructive obligation and it is more likely than not that an outflow of economic benefits will be required to settle the obligation and the amount of obligation can be estimated reliably. When the value of time is material, the provision is measured at its present value.
Commitments to pay royalties
The Group does not recognize commitments to pay royalties until the event underlying the commitment occurs.
I.
Grants for participation in research and development expenses

Grants are recognized initially at fair value when there is reasonable assurance that they will be received and the Group will comply with the conditions associated with the grant. Grants that compensate the Group for expenses incurred are presented as a deduction from the corresponding expense.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 3 — Significant Accounting Policies (continued)

Grants from the Israel Innovation Authority (“IIA”) in respect of research and development projects are accounted for as forgivable loans according to IAS 20. Grants received from the IIA are recognized as a liability according to their fair value on the date of their receipt, unless on that date it is reasonably certain that the amount received will not be refunded. The amount of the liability is reexamined each period, and any changes in the present value of the cash flows discounted at the original interest rate of the grant are recognized in profit or loss. The Group operates in the biotechnology industry and there is significant uncertainty (due to the preliminary stage it is in and the substantial financing that is required) regarding the success of the products under development and the return of the grant. Additionally, there is no requirement under the grants to transfer the intellectual property underlying the research and development projects funded by the grants if the Group abandons the research and development or otherwise cannot generate product or licensing revenues from such research and development. The Company believes that as at the reporting date, the conditions for recognition of a liability have not been met. Accordingly, the Group did not record a liability in respect of those grants.
J.
Leases

The Group’s leases are classified as operating leases and the leased assets are not recognized in the Group’s statement of financial position. Payments made under operating leases are recognized in the statement of operations on a straight-line basis over the term of the lease.
K.
Financing income and expenses

Financing income comprises interest income on funds invested and exchange rate differences. Interest income is recognized as it accrues, using the effective interest method.
Financing expenses include bank and other commissions. Borrowing costs are recognized in statement of operations using the effective interest method.
In the statements of cash flows, interest received and interest paid are presented as cash flows from operating activities.
Foreign currency gains and losses are reported on a net basis as either financing income or financing expenses depending on foreign currency fluctuations.
L.
Loss per share

The Group presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is also the diluted loss calculated by dividing the loss attributable to ordinary shareholders of the Group by the weighted average number of ordinary shares outstanding during the period.
M.
Income tax expenses

Current taxes
Current tax is the expected tax payable (or receivable) on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date.
Deferred taxes
Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.
A deferred tax asset is recognized for unused tax losses, tax benefits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 3 — Significant Accounting Policies (continued)

Offset of current tax assets and liabilities
Current tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and there is intent to settle current tax liabilities and assets on a net basis or the tax assets and liabilities will be realized simultaneously.
N.
New standards and interpretations not yet adopted

IFRS 9 (2014), Financial Instruments
IFRS 9 (2014), Financial Instruments (in this section, “IFRS 9 (2014)”) replaces the current guidance in IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 (2014) includes revised guidance on the classification and measurement of financial instruments, a new expected credit loss model for most financial debt assets and new guidance and requirements with respect to hedge accounting.
IFRS 9 (2014) is effective for annual periods beginning on or after January 1, 2018 with early adoption being permitted.
The Group has examined the effects of applying IFRS 9 (2014), and in its opinion the effect on the financial statements will be immaterial.
IFRS 16, Leases
IFRS 16, Leases (in this section, “IFRS 16” or the “Standard”) replaces International Accounting Standard 17, Leases (IAS 17) and the interpretations related to the standard. The provisions of the Standard cancel the current requirement for lessees to classify the lease as operational or financial. Instead, for lessees the new standard presents one model for the accounting treatment of all leases, whereby the lessee recognizes a right-of-use asset and liability for the lease in its financial statements. Nonetheless, the Standard includes two exceptions to the general model, whereby a lessee can elect not to implement the recognition requirements of the right-of-use asset and liability with respect to short-term leases of up to one year and/or leases where the underlying asset has a low value.
The Standard will be implemented for annual periods commencing January 1, 2019, with the possibility for early implementation. The Standard includes various alternatives for implementation of the transitional provisions, so that it is possible to select one of the following alternatives, consistently for all leases at the time of first-time implementation: full retrospective application or implementation of the cumulative impact, namely, application of the Standard (with the possibility of certain practical expedients) from the date of first-time application by adjusting the opening balance of the retained earnings at that date.
The Group intends to apply the Standard starting from January 1, 2019 using the cumulative impact approach, while adjusting the accumulated loss as of January 1, 2019.
The Group intends to elect to apply the transitional provisions whereby on the date of the first-time application it will recognize a lease liability at the present value of the balance of the future lease payments discounted at the incremental interest rate of the lessee as at that date and at the same time it will recognize in the same amount as the liability, a right of use asset in the lease, adjusted for lease payments made in advance or that were accrued and that were recognized as an asset or liability prior to the first-time application. As a result, application of the Standard is not expected to have an impact on the balance of the retained earnings (deficit) as of the first-time application.
In respect of leases in which the Group is the lessee and that were classified at the time of the first-time application as an operating lease, except for cases where the Group elected to apply the expedients of the Standard, as stated, the Group is required to recognize on the date of the first-time application a

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 3 — Significant Accounting Policies (continued)

right-of-use asset and a lease liability in respect of all leases for which it has the right to control the use of the identified assets for a defined time period. These changes, as stated, are expected to lead to an increase of about $1.9 million in the balance of right-of-use assets on the date of first-time application and an increase of about $1.8 million in the balance of the lease liabilities at the date of the first-time application. Accordingly, depreciation and amortization expenses will be recognized for the right-of-use assets, and the need will be evaluated to record impairment of the right-of-use assets in accordance with the provisions of IAS 36. In addition, financing expenses will be recognized for lease liabilities. Therefore, from the date of the first-time application, rent expenses related to assets leased under an operating lease, which were presented in the “general and administrative expenses” item and “research and development expenses” in the statement of operations, will be capitalized as assets and expensed as part of the depreciation expenses in successive periods.
Note 4 — Cash and Cash Equivalents
	December 31, 2017	December 31, 2016
	$ thousands
Denominated in NIS:
Cash	304	239
Cash equivalents	18	10
Denominated in other currencies:
Cash	1,132	4,315
	1,454	4,564

The Group’s exposure to interest rate risk, foreign currency risk and a sensitivity analysis in respect of cash and cash equivalents is included in Note 10, Financial Instruments.
Note 5 — Receivables
	December 31, 2017	December 31, 2016
	$ thousands
Government authorities	73	129
Deferred issuance expenses	265	559
Prepaid expenses	47	169
Other	15	11
	400	868

For the Group’s exposure to foreign currency and liquidity risks from receivables, see Note 10, Financial Instruments.
Note 6 — Other Payables
	December 31, 2017	December 31, 2016
	$ thousands
Institutions and employees for salary	96	143
Accrued expenses	2,285	1,968
	2,381	2,111

For the Group’s exposure to foreign currency and liquidity risks from other payables, see Note 10, Financial Instruments.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 7 — CONTINGENT LIABILITIES AND COMMITMENTS
A.
Liability for royalty payments to the Israel Innovation Authority

The Group has financed part of its research and development activities with grants from the IIA. In return for IIA grants, the Group will be required to pay royalties of between 3% and 5% from the revenue from sales of the product developed using IIA grants, up to the full payment of the grant, linked to the dollar/NIS exchange rate plus an agreed rate of interest. No new applications have been submitted to the IIA since 2013.
As at December 31, 2017, the Group’s maximum liability for repayment of the royalties is estimated at $4 million. The transfer outside of Israel of all or part of its production requires higher payments of royalties, of up to 200% of the total liability. The Group has yet to start paying royalties. The financial statements do not include a liability for royalties for these grants, since the conditions for recognition of the liability have not been fulfilled (see also Note 3J above).
B.
Royalties agreement

The research and development activities of the Group are based on an exclusive license granted to the Group to use patent-protected technology and/or applications for the registration of patents developed by the Group.
The rights to these patents originally belonged to Yissum Technology Transfer, the research development company of The Hebrew University of Jerusalem (hereinafter — “Yissum”). Under the 2005 license agreement between Yissum and the Group, and the amendments to the agreement (the “License Agreement”), Yissum granted an exclusive license to the Group for the global development, use, manufacture and commercialization of products that are based on the patents. In return, the Group undertook to pay royalties to Yissum at the following rates:
(1)
4% of sales net of distribution costs

(2)
10% of the total consideration received by the Group from any third party obtaining a sub-license to use the Group’s technologies

The rate of royalties from sales in countries where a patent has not been registered, in which a third party sells identical products, will be reduced by 50%.
The Group does not recognize a liability for royalties until the event underlying the liability actually occurs and therefore the financial statements do not include a liability for these royalties.
Regarding the payment period of the royalties, it was determined that for the country in which the patent was registered, the payment period of the royalties will continue until the later of: (A) the expiry date of the patent in that country; (B) the expiry of the exclusivity period (set by an authorized entity in that country) for a product based on the patent; or (C) nine years from the date of the first commercial sale in that country. For countries in which no patent has been registered with success, the payment period of the royalties for sales in a specific country will continue until the later of: (A) the expiry date of the regulatory exclusivity in that country; or (b) nine years from the date of the first commercial sale in that country.
The license will remain valid for all countries also after the end of the royalty period, for countries in which a patent was registered and for countries in which a patent was not registered, at which time the Group will have an irrevocable, unlimited license that is exempt from payment of royalties (for sales in that country).
The Group has undertaken to indemnify Yissum and The Hebrew University of Jerusalem, their employees, officers, representatives and any person acting on their behalf  (hereinafter — the “Indemnitees”) for any liability, including product liability, damages, losses, expenses, fees and

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 7 — CONTINGENT LIABILITIES AND COMMITMENTS (continued)

reasonable legal expenses (hereinafter — the “Damages”) that they may incur due to the acts and omissions of the Group, and/or arising from the use, development, production, marketing, sale and/or grant of a biotechnology sublicense, unless the Damages are due to gross or malicious negligence by the Indemnitees. In addition, before the clinical trials started and prior to the first commercial sale, the Group undertook to purchase comprehensive liability insurance for product liability and the Group’s undertaking for their indemnification and to add Yissum as an additional insured party. The Group also undertook to purchase, at its expense, when the clinical trials begin, a liability insurance policy for clinical trials in an appropriate amount and in accordance with customary commercial practice. The Group acquired insurance for the clinical trials it finances.
C.
Clinical Trial Agreements between the Group and medical centers

In accordance with clinical trial agreements, the Group has undertaken to indemnify medical centers, including their participating medical teams, against any claim arising from the trials. The Group insured the medical centers and participating employees with a liability insurance policy in the amount of  $5,000,000 per case. These liabilities will continue to be in effect after the conclusion of the clinical trial.
D.
Research and development services agreement

Pursuant to a research and development services agreement with Yissum, most of the Group’s research and development was performed by the research laboratory staff at The Hebrew University of Jerusalem until the end of 2017. As of the beginning of 2018, the Group continues to carry out research and development through employees that it employs directly.
E.
Car rentals

The Group has agreements to lease vehicles for 12 – 36 months each. In respect of these agreements, the Group has made deposits to secure future lease commitments. As at the balance sheet date, the balance of these deposits is $11 thousand. The deposits are linked to the Israeli Consumer Price Index (“CPI”) and do not bear interest.
At the end of the reporting period, the minimum rent to be paid for the lease agreements is as follows:
$ thousands
2018	53
2019	32
2020	14
99

F.
Office rental

In November 2013, the Company signed a rental agreement with the Development & Management of Jerusalem Industrial Zones Administration Ltd. in the Edmund J. Safra High-Tech Village in Givat Ram, Jerusalem, from March 2014 to September 2016, which was extended until September 2021. The total annual rental fees will be $60 thousand. Under the agreement, a guarantee of  $18 thousand was provided through Bank Leumi in favor of the property owner. The minimum future rental fee for the rental agreements is $14 thousand. In January 2018, the Group signed an agreement to rent offices and new laboratories (for further information, see Note 17A, Subsequent Events).
From July 2016, the subsidiary Anchiano Therapeutics, Inc. leased office space in the United States in return for $60 thousand per annum. The minimum future rental payments under the rental agreements was $33 thousand. In may 2018 the subsidiary signed an agreement to rent offices (for further information, see Note 17A, Subsequent Events).

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 7 — CONTINGENT LIABILITIES AND COMMITMENTS (continued)

G.
Commitment to pay royalties to the Jerusalem Development Authority

In 2009, the Company received a grant of  $39 thousand from the Jerusalem Development Authority. In return for the grant, the Company is required to pay royalties of 4% of revenues from sales, until the CPI-linked grant is fully repaid. The financial statements do not include a liability for this grant because there is significant uncertainty regarding the repayment of the grant.
H.
Production agreements and development of production processes

In October 2017, the Group signed a new binding order with the European pharmaceutical manufacturer Boehringer Ingelheim (“BI”), for production of Inodiftagene Vixteplasmid for €2.6 million in 2018. According to the terms of the order, if the Group would have canceled all or part of the order, BI was entitled to charge the Group cancellation fees at rates that were a function of the proximity between the cancellation date and the planned date for performing of the work. The production took place during 2018.
I.
Agreement with an investment banker

The Company has an agreement with the U.S. investment bank Raymond James & Associates, Inc., according to which it will provide investment banking services to the Company in return for 7% of the gross consideration of private placements (a fee of only 3.5% of consideration of up to $5 million that is received from the Company’s controlling shareholder). The aggregate fee for the U.S. investment bank is not, in any case, less than $1 million, which was paid during 2018.
NOTE 8 — Equity
Note: All amounts of shares, underlying shares, share prices and exercise prices in these financial statements reflect a reverse share split from June 2018 detailed in Note 17D below.
A.
Share capital

	Number of ordinary shares
	2017	2016
In thousands of shares
Issued and paid up share capital as of January 1	7,400	4,889
Issued during the year	2,213	2,511
Issued and paid up share capital as of December 31	9,613	7,400
Authorized capital	19,000	19,000

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 8 — Equity (continued)

B.
Issuances

Summary of issuances performed between 2016 and 2017 for the purpose of raising capital:
Date	Class	Shares	Consideration (gross in USD thousands)	Participation of the controlling shareholder (USD thousands)	Issuance expenses (USD thousands)
April 2017	Public offering of shares(1)	2,213,430	5,665	—	754*
October 2016	Private placement(2)	2,307,692	5,971	—	847**
June 2016	Rights issue(3)	202,805	532	519	39

*
Of this amount, $350 thousand was not paid in cash as of December 31, 2017.

**
Of this amount, $386 thousand was not paid in cash as of December 31, 2017.

(1)
In April 2017, the Company issued shares to the public in Israel pursuant to a shelf offering report. In the offering, the Company issued 2,213,430 ordinary shares, at a price per share of $2.60 and for a gross consideration of  $5.7 million.

(2)
In October 2016, the Company completed a private placement to two investors, in which the Company allotted 1,846,154 of the Company’s ordinary shares to Palisade Medical Equity I LP (24.95% of the Company’s equity and voting rights subsequent to the allotment, and 24.69% on a fully diluted basis), in consideration for an investment of  $4.8 million, plus 461,538 ordinary shares to Patata Beroa LLC (6.24% of the Company’s equity and voting rights and 6.17% on a fully diluted basis) in consideration for an investment of  $1.2 million (jointly below: the “Private Placement”). The price paid per share amounted to $2.60. The shares allotted to the investors in the Private Placement constitute 31.19% of the Company’s issued and paid-up share capital and of its voting rights subsequent to the Private Placement and 30.86% on a fully diluted basis.

(3)
In June 2016, the Company raised a gross amount of  $532 thousand (of which $519 thousand was from CBI) by way of a rights issue to shareholders, according to a shelf offering report and in accordance with the Company’s shelf prospectus filed with the Israel Securities Authority as of October 21, 2013. The rights holders purchased 202,805 of the Company’s ordinary shares.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 9 — Share-based Payment
A.
The table below summarizes the terms of the grants and the number of options granted by the Company and not yet exercised, forfeited or expired by December 31, 2017:

Grant Date	Number of options	No. of underlying shares(1)	Exercise price per share(1)	Actual vesting date	Contractual life of options
2008	335,000	3,945	$31.09	3 – 4 years(2)	10 years
2009	38,000	447	$77.65	4 years(2)	10 years
2010	30,000*	353	$77.65	3 years(3)	10 years
	140,000	1,649	$69.80	3 years(3)	10 years
2011	300,000*	3,533	$71.04	4 years(2)	10 years
2013	150,000	1,766	$24.98	4 years(2)	10 years
2014	130,000*	14,639	$6.75	4 years(2)	10 years
2015	20,000	2,252	$3.37	4 years(2)	10 years
	201,000*	20,100	$3.49	4 years(2)	10 years
2016	5,627,816*	562,782	$2.60	4 years(4)	10 years
2017	1,649,416*	164,942	$2.90	4 years(4)	10 years
	1,010,000*	101,000	$2.90	4 years(5)	10 years
	3,193,533*	319,353	$2.62	4 years(5)	10 years
	40,000	4,000	$2.50	4 years(5)	10 years
	20,000	20,000	$3.90	2 years(6)	10 years
Total as of December 31, 2017	12,884,765	1,220,761

*
Some or all of the options were granted to related parties and/or key managerial personnel in the Group (3,652,949 options in 2017; 60,000 options in 2015; and 40,000 options in 2014). See also Note 16A.

(1)
After historical adjustments in the Company’s capital, primarily reverse share splits. NIS-denominated exercise prices have been presented in dollars using the Bank of Israel exchange rate in effect on December 31, 2017.

(2)
The options vest in 16 equal quarterly tranches.

(3)
The options vested in 12 equal quarterly tranches.

(4)
The options vest in four equal annual tranches, one year after commencement of the transaction.

(5)
25% of the options vest after one year, and the remainder in 12 equal quarterly tranches over four years.

(6)
The options vest in eight equal quarterly tranches.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 9 — Share-based Payment (continued)

B.
The table below presents the movement in options and the weighted average of the exercise price per share:

	2017		2016
	Underlying shares	Weighted average exercise price per share	Underlying shares	Weighted average exercise price per share
		$		$
Outstanding at the beginning of the year	633,052		81,651
Granted during the year	609,295*	2.80	562,782	2.60
Forfeited during the year	(1,428)	4.04	(8,602)	4.04
Expired during the year	(20,158)	50.70	(2,779)	1.92
Total shares arising from options outstanding at the end of the year	1,220,761	3.12	633,052	2.38

Note: The weighted average contractual life of the options outstanding as at December 31, 2017 is 8.8 years (as at December 31, 2016, 7.95 years).

*
Including options to purchase 20,000 shares whose grant was approved by the Company in 2017 and were actually allotted in 2018.

C.
The table below presents information about the average exercise price of options exercisable at the end of the year:

December 31, 2017		December 31, 2016
Number of underlying shares	Average Exercise price per share	Number of underlying shares	Average Exercise price per share
265,168	$5.10	53,696	$21.08

D.
The fair value of the services received in consideration of the options granted, based on the fair value of the granted options, using the Black Scholes option pricing model:

	Granted in 2017	Granted in 2016
Fair value at the grant date(1)	$1.1 million	$0.9 million
The following parameters were used in the model:
Share price at the grant date	$2.54 – $3.92	$2.30
Exercise price	$2.62 – $3.92	$2.60
Expected volatility(2)	66.9% – 78.1%	69.23%
Expected life of the option(3)	5.13 – 7.06 years	7 years
Risk-free interest rate(4)	0.86% – 2.75%	2.06%
Rate of expected dividends	—	—

(1)
NIS-denominated amounts have been presented in dollars using the Bank of Israel exchange rate in effect on December 31, 2017.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 9 — Share-based Payment (continued)

(2)
The anticipated volatility is based on the historical volatility of the Company’s share price.

(3)
For options granted to the CEO, the expected life is subject to certain conditions as set out in Note 16B and will be assessed in each period in accordance with the probability of their occurrence.

(4)
The risk-free interest rate is based on the yield to maturity of Israeli government bonds for options with an NIS exercise price, and of U.S. Treasury Securities for options with a USD exercise price, having a duration to maturity equal to the expected life of the options.

E.
Salary expenses for share-based payment amounted to approximately $0.7 million for 2017 and $0.3 million for 2016 (see also Notes 11 and 12). Regarding options granted to related parties, see also Note 16, Transactions and Balances with Related Parties.

Note 10 — Financial Instruments
The Group has exposure to the following risks from its use of financial instruments: credit, liquidity and market risks.
A.
Framework for risk management

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework.
The Group’s risk management policy was formulated to identify and analyze the risks that the Group faces, to set appropriate limits for the risks and controls, and to monitor the risks and their compliance with the limits. The risk policy and risk management methods are reviewed regularly to reflect changes in market conditions and in the Group’s operations. The Group acts to develop an effective control environment in which all employees understand their roles and commitment.
B.
Credit risk

Credit risk is the risk of financial loss to the Group if a debtor or counterparty to a financial instrument fails to meet its contractual obligations, and arises mainly from the Company’s receivables.
The Group restricts exposure to credit risk by investing only in bank deposits.
Exposure to credit risk
The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was as follows:
	December 31,
	2017	2016
	Carrying amount
	$ thousands	$ thousands
Cash and cash equivalents	1,454	4,564
Receivables	73	129
	1,527	4,693

C.
Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 10 — Financial Instruments (continued)

This does not take into account the potential effect of extreme circumstances that cannot reasonably be predicted.
See also Note 1B(2) regarding going concern.
The following are the carrying amounts of contractual maturities of financial liabilities, including estimated interest payments:
	December 31,
	2017	2016
	Carrying amount
	$ thousands	$ thousands
Financial liabilities
Trade payables	160	107
Other payables	2,285	1,968
Total	2,445	2,075

The amounts of contractual cash flows and liabilities maturing in the six months subsequent to the balance sheet date are identical to the carrying amounts.
D.
Market risk

Market risk is the risk that changes in market prices, such as foreign currency exchange rates, the CPI, interest rates and the prices of equity instruments, will influence the Group’s results or the value of its holdings in financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.
Currency risk
The Group is exposed to currency risk mainly for cash and purchases for R&D expenses that are denominated in $ and EUR. Therefore, the Company is exposed to exchange rate fluctuations in these currencies against the NIS and takes steps to reduce the currency risk by keeping its liquid resources in accordance with its future needs.
E.
CPI and foreign currency risks

(1)
The table below presents the Group’s exposure to CPI and currency risks, based on notional amounts:

	December 31, 2017
	NIS	NIS CPI-Linked	In other currency	Total
	$ thousands
Assets
Cash and cash equivalents	322	—	1,132	1,454
Receivables	—	73	—	73
	322	73	1,132	1,527
Liabilities
Trade payables	100	—	60	160
Other payables	501	—	1,784	2,285
	601	—	1,844	2,445

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 10 — Financial Instruments (continued)

	December 31, 2016
	NIS	NIS CPI-Linked	In other currency	Total
	$ thousands
Assets
Cash and cash equivalents	249	—	4,315	4,564
Receivables	—	129	—	129
	249	129	4,315	4,693
Liabilities
Trade payables	67	—	40	107
Other payables	429	—	1,539	1,968
	496	—	1,579	2,075

(2)
Sensitivity analysis

A change as of December 31 in the exchange rates of the $and of the EUR against the NIS, as indicated below, or a change in the Israeli CPI would have increased (reduced) profit or loss and equity by the amounts presented below. The analysis below is based on foreign currency exchange rate and CPI variances that the Group considered to be reasonably possible at the end of the reporting period. The analysis assumes that all other variables, in particular interest rates, remain constant.
	December 31, 2017		December 31, 2016
	Increase	Decrease	Increase	Decrease
	Equity and profit or loss	Equity and profit or loss	Equity and profit or loss	Equity and profit or loss
Change of 5% in the CPI	4	(4)	7	(7)
Change of 5% in the $/NIS exchange rate	(47)	47	136	(136)
Change of 5% in the EUR/NIS exchange rate	11	(11)	1	(1)
F.
Interest rate risk

Type of interest for the Group’s interest-bearing financial instruments:
	December 31,
	2017	2016
	$ thousands	$ thousands
Fixed-interest instruments
Financial assets	73	129

G.
Fair value

The carrying amounts of financial assets and liabilities, including cash and cash equivalents, other receivables, other short-term investments, trade payables and other payables are the same or proximate to their fair value.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 11 — Research and Development Expenses
	Year ended December 31,
	2017	2016
	$ thousands	$ thousands
Clinical trial materials	1,982	16
Development of production processes	1,810	1,013
Salaries, wages and incidentals	957	696
Clinical trial management	766	195
Sub-contractors	232	236
Share-based payment	180	10
Patents	119	61
Research materials, auxiliary materials and consumer goods	71	58
Depreciation	48	41
Other	64	58
	6,229	2,384

Note 12 — General and AdmiNIStrative Expenses
	Year ended December 31,
	2017	2016
	$ thousands	$ thousands
Salaries, wages and incidentals	1,080	794
Share-based payment	550	260
Remuneration of directors	132	174
Professionals and consultants	571	618
Rent, maintenance and insurance	249	131
Investor relations and business development	367	78
Travel	162	129
Fees	20	33
Miscellaneous	32	41
	3,163	2,258

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

Note 13 — Financing Expenses (INCOME), Net
	Year ended December 31,
	2017	2016
	$ thousands	$ thousands
Financing income
Interest income from deposits	1	1
Net gain from change in exchange rates	—	43
Financing income recognized in statement of operations	1	44
Financing expenses
Net loss from change in exchange rates	87	—
Interest expenses, bank fees and other	5	7
Financing expenses recognized in statement of operations	92	7

NOTE 14 — INCOME TAX
A.
Information about the tax environment of the Group:

(1)
Anchiano Therapeutics Ltd. is taxed according to Israeli tax laws.

Anchiano Therapeutics Israel Ltd. is taxed according to Israeli tax laws.
Anchiano Therapeutics, Inc. is taxed according to U.S. tax laws.
(2)
Rate of corporate tax

(A)
Below are the tax rates relevant to Israeli companies in 2016 – 2017:

2016 — 25%
2017 — 24%
On January 4, 2016 the Knesset plenum passed the Law for the Amendment of the Income Tax Ordinance (Amendment 216) — 2016, by which, inter alia, the corporate tax rate would be reduced by 1.5% to a rate of 25% as from January 1, 2016.
In addition, on December 22, 2016, the Knesset plenum passed the Economic Efficiency Law (Legislative Amendments for Achieving Budget Objectives in 2017 and 2018) — 2016, which stipulates, among other things, a reduction in the corporate tax rate from 25% to 23% in two steps. The first step will be to a rate of 24% as from January 2017 and the second step will be to a rate of 23% as from January 2018.
(B)
The annual tax rate for 2017 applicable to the the Company’s U.S. subsidiary is up to 40%. On December 22, 2017, the U.S. Tax Reform Act was signed into law. The legislation significantly changes U.S. tax law, inter alia, by lowering the U.S. federal corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. Therefore, the aggregate annual federal and state tax rate applicable for the Company’s U.S. subsidiary in 2018 is up to 32%.

The U.S. subsidiary provides the Group with general and clinical trial management services. For these services, the subsidiary is compensated on a cost-plus basis, and records income taxes accordingly.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 14 — INCOME TAX (continued)

(3)
Benefits under the Law for the Encouragement of Capital Investments — beneficiary enterprise

Anchiano Therapeutics Israel Ltd. has elected 2009 as the year of election, under the Law for the Encouragement of Capital Investments, 1959. The income generated by the “Beneficiary Enterprise” is exempt from tax over a period of 10 years. The benefits are contingent upon compliance with the terms of the Encouragement Law, including approval to being considered a biotechnology company. The Company is taking steps to obtain such approval.
B.
Tax assessments in Israel and the United States

The Company and Anchiano Therapeutics Israel Ltd. have final tax assessments up to and including the 2012 tax year, as well as deductions assessments that are considered final up to and including 2012.
Anchiano Therapeutics, Inc. commenced operations in 2016 and the Company has filed its tax returns for that year only.
C.
Carryforward tax losses

(1)
The Company has carryforward tax losses of  $3.7 million and carryforward capital losses of $13.3 million from the liquidation of BioCanCell Therapeutics, Inc. (at the end of the 2016 tax year — $2.6 million and carryforward capital losses of  $12 million) (see (3) below).

(2)
Anchiano Therapeutics Israel Ltd. has carryforward losses for tax purposes of  $50.5 million and carryforward capital losses of  $1.4 million (at the end of the 2016 tax year — $39.5 million and carryforward capital losses of  $1.3 million).

(3)
BioCanCell Therapeutics Inc. was dissolved at the end of 2012 and therefore the Company estimates that its accumulated losses will not be utilized in the future.

D.
Unrecognized deferred tax assets

The Group companies do not create deferred taxes for temporary differences and carryforward losses that require recognition of deferred tax assets, as they do not expect to utilize them in the foreseeable future. According to Israeli tax laws, there is no time limitation on the utilization of losses for tax purposes.
E.
Unrecognized deferred tax assets

	December 31,
	2017	2016
	$ thousands
Losses for tax purposes	54,290	42,003
Deductible temporary differences	7,038	3,742
Capital loss for tax purposes	14,828	13,370
	76,156	59,115

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 14 — INCOME TAX (continued)

F.
Reconciliation between the theoretical tax on pre-tax loss and the tax expenses

	Year ended December 31,
	2017	2016
	$ thousands
Loss before income tax	(9,483)	(4,605)
Principal statutory tax rate of the Company	24%	25%
Tax calculated at the Company’s principal tax rate	(2,276)	(1,151)
Addition (saving) in tax liability for:
Unrecognized expenses	62	69
Different tax rate in subsidiaries operating outside of Israel	129	52
Change in temporary differences for which deferred taxes were not recognized	558	(506)
Losses and benefits for tax purposes for the year, for which deferred taxes were not recorded	1,850	1,673
Taxes on income from continuing operations	323	137

Note 15 — Loss per Share
A.
Basic loss per share

The calculation of the basic loss per share as of December 31, 2017 and 2016 was based on the loss attributable to holders of ordinary shares in the amount of  $9.8 million (in 2016: $4.7 million), divided by the weighted average number of ordinary shares outstanding of 9,025,000 shares (in 2016: 5,433,000 shares), calculated as follows:
Weighted average number of ordinary shares:
	Year ended December 31,
	2017	2016
In thousands of shares
Balance as at January 1	7,400	4,889
Effect of shares issued during the year	1,625	544
Weighted average number of ordinary shares used to calculate basic loss per share	9,025	5,433

B.
Diluted loss per share

The Company did not present data for the diluted loss per share due to the anti-dilutive effect of exercisable securities. See Note 9 for information about options for the purchase of Company shares which may have a dilutive effect in the future.
At the end of 2017, options exercisable into 1,221,000 shares (including options exercisable into 20,000 shares not yet allotted, See Note 9B) (in 2016: options exercisable into 633,000 shares) were not included in the calculation of the weighted average number of ordinary shares (diluted), since their effect is anti-dilutive.

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 16 — Transactions and Balances with Related Parties
A.
Benefits for key managers (including directors)

Senior managers in the Group are eligible, in addition to their salary, to non-cash benefits (such as the use of a company car). The Group also contributes to their post-employment benefit plans.
The senior managers also participate in the Company’s share options plan. See Note 9, Share-Based Payment.
Benefits for key managers (including directors):
	Year ended December 31,
	2017		2016
	Number of people in the year	Expenditure in $ thousands	Number of people in the year	Expenditure in $ thousands
Short-term employee benefits (including salaries)	3	970	4	624
Post-employment benefits	1	13	2	21
Share-based payments	5	628	5	260
Salary and insurance for directors	9	146	9	187
		1,757		1,092

B.
CEO Compensation

In September 2017, options to purchase 164,942 shares were allotted to the CEO in accordance with his employment agreement, at an exercise price of  $2.90 per share (the fair value of the Company’s shares on the approval date of the Board of Directors on this matter), vesting in four tranches at the end of each year, from the beginning of his employment in May 2016, at a total cost of  $0.3 million. Of these, options to purchase 143,458 shares were allotted in accordance with the approval of the general meeting of the Company’s shareholders of November 17, 2016, while the remaining options to purchase 21,484 shares were allotted in accordance with the approval of the general meeting of July 20, 2017.
In addition, following the recommendation of the Company’s compensation committee and the approval of the Board of Directors, the general meeting approved the following mechanism for additional grants in the future: The Company will allot the additional number of nonqualified options that are required to bring the CEO’s holding to 7% of the Company’s fully diluted share capital (after the allotment and exercise of the options) after completion of any capital raising up to (and not including) the earlier of  (A) a public offering of the Company in the United States, or (b) two years from the approval date of the general meeting. These allotments vest in four annual tranches from the date of the CEO’s employment (May 2016), and the exercise price is the fair value of the Company’s shares at the approval date of the allotment by the Board of Directors, but no less than $2.60. Following completion of a private placement in June 2018, the CEO waived his entitlement to future grants in accordance with this mechanism.
C.
Directors and officers (D&O) insurance policies

In August 2017, the Group purchased a D&O insurance policy, with a liability limit of  $10 million for one claim or in aggregate for each insurance period. The policy was valid until August 31, 2018, and was renewed on similar terms. The annual insurance premiums of the policy are $21 thousand. Officers will not pay a deductible, while the Company will cover deductible expenses of  $7.5 thousand worldwide, except for the United States and Canada, where the deductible is $35 thousand ($100 thousand in claims related to U.S. securities law).

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 17 — SUBSEQUENT EVENTS
A.
In January 2018, the Company signed an agreement to rent a laboratory and offices in Jerusalem’s Har Hotzvim industrial zone. The term of the agreement is five years; the Company has an option to extend the agreement by another five years. The monthly rental fees (including management fees) are $34,000, linked to the CPI. Pursuant to the agreement, bank guarantees were provided to the property owner in the aggregate amount of  $106,000.

In addition, in May 2018, Anchiano Therapeutics, Inc. signed an agreement to rent office space in Cambridge, Massachusetts, for a period of three and a half years. The annual rent is approximately $143,000.
B.
During February, March and April 2018, the Company received three bridge loans of  $1 million each from CBI, then the Company’s controlling shareholder. The loans bore annual interest at the rate paid on U.S. 3-Month Treasury Bills.

In addition, in May 2018, the Company received a bank loan of about $1 million, bearing annual interest at the rate of 8.6%. All the loans were repaid upon the completion of the fundraising in June 2018, described in Note 17E below.
C.
In March 2018, the Company’s Board of Directors approved the allotment of 130,000 options exercisable into 130,000 ordinary shares of the Company in aggregate, following the reverse share split described in Note 17D below, to officers of the Company, valued at $337,000.

D.
In June 2018, the Company completed a 10:1 reverse share split, canceled the par value of its shares and increased the authorized capital to 30 million shares.

E.
In June 2018, the Company completed a fundraising of  $22.9 million from investors from the United States and Israel, as well as existing shareholders, led by Shavit Capital Funds. In consideration for the investment, the Company issued 5,960,787 ordinary shares (constituting approximately 38% of the Company’s issued and paid-up share capital after completion of the transaction) at a price per share of about $3.842, as well as warrants to acquire additional shares equal to 80% of the shares issued, at an exercise price per share of NIS 16.20 (about $4.44). The warrants will be exercisable at any time as from the closing date of the transaction up to four years from the closing date of the transaction. However, if there is no qualified IPO (as defined below) by December 31, 2018, the warrants will be exercisable up to five years from the closing date of the transaction. The warrants may be exercised on a cashless basis. A “qualified IPO” means: an initial public offering of the Company’s shares (or securities representing the Company’s shares, such as ADRs) on the stock exchange, in accordance with the U.S. Securities Act of 1933, with a net consideration to the Company of at least $30 million.

In addition, investors were granted price protection in the event of a future share issue by the Company wherein the price does not increase by at least approximately 42.86% over the price per share in the fundraising (or the adjusted price per share, if the price has already been adjusted), and additional rights.
The consideration was allocated to two derivative financial instruments: financial instrument —  warrants; and financial instrument — price protection mechanism for securities (“Derivative Financial Instruments”). These instruments were measured at fair value on the date of the transaction, since they constitute a Level 3 derivative financial instrument, using the Probability- Weighted Expected Return Method, the main assumptions underlying which are a share price of NIS 13.20 (about $3.62 at the time of allocation), expected volatility of 52%, cost of capital of 14%, a risk-free interest rate range of 0.21% to 1.58% and no dividend payments during the valuation period. The fair value as of the transaction date of the Derivative Financial Instruments (warrants and price protection mechanism) is

Anchiano Therapeutics Ltd.

Notes to the Consolidated Financial Statements as at December 31, 2017

NOTE 17 — SUBSEQUENT EVENTS (continued)

$6.5 million and $5.5 million, respectively. The remaining balance was allocated to the Company’s equity. The Derivative Financial Instruments will be measured at fair value at the end of every reporting period and the difference in the fair value will be recognized in the statement of operations as financing expenses.
The issuance costs amounted to approximately $1.0 million, of which $0.5 million was deducted from equity and $0.5 million was charged to the statement of operations as financing expenses.
F.
In June 2018, 909,203 options were granted at a cost of approximately $1.7 million to the Company’s CEO in accordance with the terms of his employment, which included entitlement to stock option allocations when the Company raised funds. As part of the fundraising described in Note 17E above, the CEO waived his entitlement to additional future grants beyond the current option grant.

G.
In June 2018, the Company signed an agreement with Syneos Health to act as the Company’s clinical research organization (CRO) and to manage the Group’s first registrational bladder cancer clinical trial. The scope of the agreement (direct and indirect expenses) is $12.5 million. According to the terms of the agreement, the Group paid Syneos an advance of  $1.1 million.

Anchiano Therapeutics Ltd.
Condensed Consolidated Interim Statements of Financial Position as at

$ thousands	September 30, 2018	December 31, 2017
	(Unaudited)
Current assets
Cash and cash equivalents	10,912	1,454
Receivables	3,009	400
Total current assets	13,921	1,854
Non-current assets
Long-term prepaid expenses	808	11
Long-term pledged deposits	124	—
Asset for employee benefits, net	3	3
Fixed assets, net	347	219
Total non-current assets	1,282	233
Total assets	15,203	2,087
Current liabilities
Trade payables	808	160
Other payables	1,608	2,381
Short-term employee benefits	539	155
Derivative instruments	7,005	—
Total current liabilities	9,960	2,696
Non-current liabilities
Derivative instruments	5,010	—
Total liabilities	14,970	2,696
Equity
Share capital*	—	—
Additional paid-in capital	70,469	60,043
Capital reserve from share-based payments	3,328	1,767
Currency translation differences reserve	782	457
Accumulated loss	(74,346)	(62,876)
Total equity (deficiency)	233	(609)
Total liabilities and equity	15,203	2,087

*
See Note 5D.

/s/ Lawrence Howard Lawrence Howard Chairman of the Board	/s/ Frank Haluska Frank Haluska Chief Executive Officer	/s/ Jonathan Burgin Jonathan Burgin Chief Operating Officer & Chief Financial Officer
Date of approval of the financial statements: November 8, 2018
The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Anchiano Therapeutics Ltd.
Condensed Consolidated Interim Statements of Operations (unaudited)

	For the nine-month period ended		For the three-month period ended
$ thousands (other than per share amounts)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Research and development expenses	5,722	5,222	1,372	1,125
General and administrative expenses	4,346	2,288	1,133	777
Operating loss	10,068	7,510	2,505	1,902
Financing income	(12)	(38)	(12)	(36)
Financing expense	953	176	72	2
Financing expense (income), net	941	138	60	(34)
Loss before taxes on income	11,009	7,648	2,565	1,868
Income tax	461	210	68	57
Net loss for the period	11,470	7,858	2,633	1,925
loss per share (in $):
Basic and diluted loss*	0.98	0.89	0.17	0.20
Number of shares used to compute basic and diluted loss per share (thousands of shares)	11,666	8,816	15,574	9,539

*
Following reverse share split. See Note 5D.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Anchiano Therapeutics Ltd.
Condensed Consolidated Interim Statements of Operations and Other Comprehensive Loss (Unaudited)

	For the nine-month period ended		For the three-month period ended
$ thousands	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Loss for the period	11,470	7,858	2,633	1,925
Other comprehensive loss (income) items that will not be transferred to statement of operations
Currency translation difference	(325)	(320)	15	24
Total comprehensive loss for the period	11,145	7,538	2,648	1,949

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Anchiano Therapeutics Ltd.
Condensed Consolidated Interim Statements of Changes in Equity (Deficiency) (Unaudited)

	Share capital*	Additional paid-in capital	Currency translation differences reserve	Capital reserve for share-based payments	Accumulated loss	Total equity (deficiency)
	$ thousands
For the nine-month period ended September 30, 2018
Balance as of January 1, 2018	—	60,043	457	1,767	(62,876)	(609)
Issuance of shares, net	—	10,419	—	—	—	10,419
Exercise of options	—	7	—	(1)	—	6
Share-based payment	—	—	—	1,562	—	1,562
Comprehensive income for the period	—	—	325	—	—	325
Loss for the period	—	—	—	—	(11,470)	(11,470)
Balance as of September 30, 2018	—	70,469	782	3,328	(74,346)	233
For the nine-month period ended September 30, 2017
Balance as of January 1, 2017	—	54,983	197	1,186	(53,070)	3,296
Issuance of shares, net	—	4,911	—	—	—	4,911
Expiration of options	—	141	—	(141)	—	—
Share-based payment	—	—	—	450	—	450
Comprehensive income for the period	—	—	320	—	—	320
Loss for the period	—	—	—	—	(7,858)	(7,858)
Balance as of September 30, 2017	—	60,035	517	1,495	(60,928)	1,119

*
See Note 5D.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Anchiano Therapeutics Ltd.
Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

	For the nine-month period ended
	September 30, 2018	September 30, 2017
	$ thousands
Cash flows from operating activities
Loss for the period	(11,470)	(7,858)
Financing expenses, net	866	250
Depreciation	46	37
Share-based payment	1,562	450
Taxes on income	461	210
Change in receivables	(2,414)	158
Change in trade payables	706	60
Change in other payables	(314)	141
Change in employee benefits	400	9
Change in long-term prepaid expenses	(803)	1
Taxes paid	(244)	(81)
Interest paid	(23)	—
Interest received	4	(3)
Net cash used in operating activities	(11,223)	(6,626)
Cash flows from investing activities
Long-term pledged deposits	(125)	—
Purchase of fixed assets	(187)	(26)
Net cash used in investing activities	(312)	(26)
Cash flows from financing activities
Receipt of loan from bank	1,050	—
Repayment of loan from bank	(1,033)	—
Receipt of loan from controlling shareholder	3,000	—
Repayment of loan from controlling shareholder	(3,000)	—
Proceeds from issuance of warrants and derivative instruments	11,989	—
Proceeds from issuance of shares	10,911	5,665
Issuance costs	(1,755)	(430)
Net cash provided by financing activities	21,162	5,235
Increase (decrease) in cash and cash equivalents	9,627	(1,417)
Cash and cash equivalents balance at beginning of period	1,454	4,564
Effect of exchange rate differences on cash and cash equivalents	(169)	189
Cash and cash equivalents at end of period	10,912	3,336

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Anchiano Therapeutics Ltd.
Notes to the Condensed Consolidated Interim Financial Statements as of September 30, 2018 (Unaudited)

Note 1 — General
A.
The Company was incorporated and registered in Israel on September 22, 2011 under the Israel Companies Law, 1999 (the “Companies Law”), as a private company limited by shares originally called BioCanCell Ltd., changed in August 2018 to Anchiano Therapeutics Ltd. (the “Company”), and its official address is 1/3 High-Tech Village, Edmond J. Safra Campus, Givat Ram, Jerusalem. As of the second quarter of 2018, the Company has no controlling shareholder.

B.
Definitions

In these financial statements —
(1)
The Company — Anchiano Therapeutics Ltd. (formerly BioCanCell Ltd.)

(2)
Subsidiaries — The Company’s subsidiary, Anchiano Therapeutics Israel Ltd. (formerly BioCancell Therapeutics Israel Ltd.) and its subsidiary Anchiano Therapeutics, Inc. (formerly BioCancell USA, Inc.), whose financial statements are fully consolidated with those of the Company and which are wholly owned and controlled by the Company.

(3)
The Group — The Company and the Subsidiaries.

(4)
Dollars or “$” — U.S. dollars.

C.
The reporting entity

The condensed consolidated interim financial statements of the Company as of September 30, 2018 include those of the Company and of the wholly-owned Subsidiaries.
The Group is engaged in research and development of drugs for the treatment of cancer. The Group’s products are in the development stage. Therefore, there is no certainty regarding the Group’s ability to complete development of the products, obtain regulatory permits, and achieve marketing success. The Company has incurred recurring losses from operations. The continuation of the stages of development related to the Company’s planned activities depends on future events, including raising additional capital and achieving operational profitability. The Group is working to raise the capital needed for its continuing operations, although, as of the date of the statement of financial position, there is significant doubt as to the Company’s ability to continue operating as a “going concern”. As of the signing date of the financial statements, and based on the Group’s assessments, the Group’s financial resources are expected to suffice until the second quarter of 2019.
These financial statements do not include any measurement or presentation adjustments for assets and liabilities that would be required if the Group does not continue operating as a going concern.
Note 2 — Basis of Financial Statement Presentation
A.
Declaration of Compliance with International Financial Reporting Standards

The condensed consolidated interim financial statements were prepared by the Group in conformity with IAS 34 Interim Financial Reporting. They do not include all the information required in full annual financial statements and should be read in conjunction with the consolidated financial statements for the year ended December 31, 2017, which were prepared in conformity with IFRS as issued by the International Accounting Standards Board (“IASB”).
The condensed consolidated interim financial statements were approved for publication by the Board of Directors of the Group on November 8, 2018.

Anchiano Therapeutics Ltd.
Notes to the Condensed Consolidated Interim Financial Statements as of September 30, 2018 (Unaudited)

Note 2 — Basis of Financial Statement Presentation (continued)

B.
Use of estimates and judgment

The preparation of financial statements in conformity with IFRS requires the Group’s management to use judgment in its assessments, estimates and assumptions that affect the implementation of policies and the amounts of assets and liabilities, revenues and expenses. The actual results may differ from these estimates.
Management’s judgment when implementing the Group’s accounting policy and the key assumptions used in assessments involving uncertainty are consistent with those used in the annual financial statements.
The Company uses critical estimates to measure the fair value of derivative instruments. For further information, see Note 5E.
Note 3 — Significant Accounting Principles
Except as stated in this note and in Note 5E below, the Group’s accounting policies in these condensed consolidated financial statements are the accounting policies applied in the annual financial statements.
Below is a description of the principal changes to the accounting policies in these condensed consolidated financial statements and their impact:
First-time application of new accounting standards, amendments to standards and interpretations
Commencing from the first quarter of 2018, the Group applies International Financial Reporting Standard IFRS 9 (2014), Financial Instruments (in this section: “the Standard” or “IFRS 9”), which replaces International Accounting Standard 39, Financial Instruments: Recognition and Measurement (in this section “IAS 39”). Application of the Standard did not have material impact on the financial statements.
Note 4 — Share-based Payment
The table below summarizes the terms of the grants and the number of options granted by the Company during the period:
Grant date/eligible employees	Terms of Options	No. of underlying shares (thousands)	Vesting terms	Contractual life of the options (years)
Grant of options to officers of the Company in March 2018	Each option is exercisable into one ordinary share without par value, at the Fair Market Value of the shares at the time of the grant.	130	25% of the options vest after one year, and the remainder in 12 equal quarterly tranches.	10
Grant of options to the Company’s CEO in June 2018	Each option is exercisable into one ordinary share without par value, at the Fair Market Value of the shares at the time of the grant.	909	Vesting in four equal annual tranches from May 2016	10
Total options		1,039

Anchiano Therapeutics Ltd.
Notes to the Condensed Consolidated Interim Financial Statements as of September 30, 2018 (Unaudited)

Note 4 — Share-based Payment (continued)

The fair value at the grant date of the options was estimated using the Black and Scholes option pricing model.
Parameters used to measure fair value at the grant date of the share-based option plans:
	Grant to officers	Grant to the CEO
Fair value at the grant date	$0.3 million	$1.7 million
Parameters included in the fair value calculation:
Share price at the grant date	$4.02	$3.61
Exercise price	$4.00	$3.67
Expected volatility	68.3% – 71.8%	56.3%
Expected life of the option	5.5 – 7 years	Up to 11/2023
Risk-free interest rate	2.63% – 2.74%	2.7%
Rate of expected dividends	—	—
The expected volatility is based on historical fluctuations of the price of the Company’s shares. The expected life of the options was based on Management’s estimate of the period that the employees will hold the options, taking into consideration their position in the Company and the Company’s experience regarding termination of employment. The risk-free interest rate was determined based on yields of U.S. Treasury Notes with time to maturity equal to the expected life of the options.
The total expense recognized as a salary expense in the nine- and three-month period ended September 30, 2018 amounted to approximately $1.1 million and $0.2 million, respectively.
For further information as to the accounting treatment, see Note 3.G.(4) and Note 16.B. to the annual financial statements as of December 31, 2017.
Note 5  — Significant Events during the Report Period
A.
In January 2018, the Company signed an agreement to rent a laboratory and offices in Jerusalem’s Har Hotzvim industrial zone. The term of the agreement is five years; the Company has an option to extend the agreement by another five years. The monthly rental fees (including management fees) are $34 thousand, linked to the CPI. Pursuant to the agreement, bank guarantees were provided to the property owner in an aggregate amount of approximately $0.1 million and three months’ rent was paid in advance.

In addition, in May 2018, Anchiano Therapeutics, Inc. signed an agreement to rent office space in Cambridge, Massachusetts, for a period of three and a half years. The annual rent is approximately $0.1 million.
B.
During February, March and April 2018, the Company received three bridge loans of  $1 million each from Clal Biotechnology Industries Ltd. (“CBI”), then the Company’s controlling shareholder. The loans bore annual interest at the rate paid on U.S. 3-Month Treasury Bills. In addition, in May 2018, the Company received a bank loan of about $1 million, bearing annual interest at the rate of 8.6%. The loans were repaid upon the completion of the fundraising in June 2018, described in Note 5E below, in June 2018.

C.
During the period the Company allocated 130,000 options in aggregate to officers of the Company, and 909,203 options to the Company’s CEO in accordance with the terms of his employment, which included rights to the granting of options at the time of a fundraising. As part of the fundraising described in Note 5E below, the CEO waived his entitlement to additional future grants beyond the current option grant. For further details of the options grants, see Note 4 above.

Anchiano Therapeutics Ltd.
Notes to the Condensed Consolidated Interim Financial Statements as of September 30, 2018 (Unaudited)

Note 5  — Significant Events during the Report Period (continued)

D.
In June 2018, the Company completed a 10:1 reverse share split, canceled the par value of its shares and increased the authorized capital to 30 million shares.

E.
In June 2018, the Company completed a fundraising of  $22.9 million from investors from the United States and Israel, as well as existing shareholders, led by Shavit Capital Funds. In consideration for the investment, the Company issued 5,960,787 ordinary shares (constituting approximately 38% of the Company’s issued and paid-up share capital after completion of the transaction) at a price per share of about $3.842, as well as warrants to acquire additional shares equal to 80% of the shares issued, at an exercise price per share of NIS 16.20 (about $4.47). The warrants will be exercisable at any time as from the closing date of the transaction up to four years from the closing date of the transaction. However, if there is no qualified IPO (as defined below) by December 31, 2018, the warrants will be exercisable up to five years from the closing date of the transaction. The warrants may be exercised on a cashless basis. A “qualified IPO” means: an initial public offering of the Company’s shares (or securities representing the Company’s shares, such as ADRs) on the stock exchange, in accordance with the U.S. Securities Act of 1933, with a net consideration to the Company of at least $30 million.

In addition, investors were granted price protection in the event of a future share issue by the Company wherein the price does not increase by at least approximately 42.86% over the price per share in the fundraising (or the adjusted price per share, if the price has already been adjusted), and additional rights. The issuance costs amounted to approximately $1.0 million, of which approximately $0.5 million was deducted from equity and $0.5 million was charged to the statement of operations as financing expenses. The consideration was allocated to two derivative financial instruments: financial instrument — warrants; and financial instrument — price protection mechanism for securities (“Derivative Financial Instruments”). These instruments were measured at fair value on the date of the transaction, since they constitute a Level 3 derivative financial instrument, using the Probability-Weighted Expected Return Method, the main assumptions underlying which are a share price of NIS 13.20 (about $3.62 at the time of allocation), expected volatility of 52%, cost of capital of 14%, a risk-free interest rate range of 0.21% to 1.58% and no dividend payments during the valuation period. The fair value as of the transaction date of the Derivative Financial Instruments (warrants and price protection mechanism) was approximately $6.5 million and $5.5 million, respectively. The remaining balance was allocated to the Company’s equity.
As of September 30, 2018, the fair value of the Derivative Financial Instruments (warrants and price protection mechanism) is approximately $5.0 million and $7.0 million, respectively. The change in fair value between June 30, 2018 and September 30, 2018 totals $26 thousand, which was recognized in the statement of operations as financing expenses. The main assumptions underlying the valuation as of September 30, 2018, are a share price of NIS 11.13 (about $3.07), expected volatility of 49%, cost of capital of 14%, a risk-free interest rate range of 0.23% to 1.68% and no dividend payments during the valuation period.
F.
In June 2018, the Company signed an agreement with Syneos Health to act as the Company’s clinical research organization (CRO) and to manage the Group’s first pivotal bladder cancer clinical trial.
The scope of the agreement (direct and indirect expenses) is $12.5 million. According to the terms of the agreement, the Group paid Syneos an advance of  $1 million. This agreement is governed by a Master Services Agreement with INC Research, LLC (now Syneos Health) dated October 25, 2017.

American Depositary Shares
Anchiano Therapeutics Ltd.

PRELIMINARY PROSPECTUS

Oppenheimer & Co.
Ladenburg Thalmann
           , 2019

PART II

Information Not Required in Prospectus
Item 6.   Indemnification of Office Holders (including Directors).
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.
Under the Companies Law, the Securities Law, 5728-1968 (the “Securities Law”) and the Restrictive Trade Practices Law, 5748-1988 (the “Antitrust Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•
expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•
financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

•
expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.
•
Under the Companies Law, the Securities Law and the Antitrust Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•
a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•
a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•
a monetary liability imposed on the office holder in favor of a third party;

•
a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•
expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•
monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•
an act or omission committed with intent to derive illegal personal benefit; or

•
a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.
Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.
We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).
The term “Maximum Indemnification Amount” shall have the following meaning, which shall be determined on the date that any payment is made by virtue of an indemnification undertaking: (a) NIS 2.0 million ($0.5 million), if the Company’s shareholders’ equity is less than NIS 32.0 million ($8.75 million) (including if the Company’s shareholders’ equity is negative) and the Company’s working capital is negative; (b) NIS 8.0 million ($2.3 million), if the Company’s shareholders’ equity is less than NIS 32.0 million ($8.75 million) (including if the Company’s shareholders’ equity is negative) and the Company’s working capital is positive; or (c) 25% of the Company’s shareholders’ equity but in any event no more than NIS 40.0 million ($11.0 million), if the Company’s shareholders’ equity is NIS 32.0 million ($8.75 million) or more. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.
Item 7.   Recent Sales of Unregistered Securities.
During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.
The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act (all share numbers reflect the 1-for-10 reverse stock split effected in June 2018):
•
In June 2016, we issued 202,805 ordinary shares to the public in Israel pursuant to a rights offering to shareholders registered under the Israel Securities Law, 5728-1968, raising gross proceeds of approximately $5.3 million. Offering expenses were approximately $39 thousand.

•
Pursuant to a share purchase agreement, in October 2016 we issued 2,307,692 ordinary shares in a private placement to two investors, Palisade Medical Equity I, L.P. and Patata Beroa LLC, in return for an aggregate investment of  $6.0 million. Offering expenses were approximately $0.8 million.

•
In April 2017, we issued 2,213,430 ordinary shares to the public pursuant to a prospectus registered under the Israel Securities Law, 5728-1968, raising gross proceeds of approximately $5.7 million. Offering expenses were approximately $0.8 million.

•
Pursuant to a Securities Purchase Agreement between us and the investors identified therein (Shavit Capital Fund III (US), L.P., Shavit Capital Fund 3 (Israel), L.P., Shavit Capital Fund IV (US), L.P., Shavit Capital Fund 4 (Israel), L.P., Clal Biotechnology Industries Ltd., Meitav Dash Ltd., Sherfam Inc., Capital Point Ltd., ARC Group Holdings LLC, Tachlit Indices Ltd., James Tanenbaum, Anna Pinedo, Frank Haluska, Do-Tsach Ltd., Marc Joseph Irrevocable Trust, Collace Services Ltd., Neil Cohen, Harry Grynberg, Josh Weintraub, Gabriel Menaged, Gil Sudai, Adam Frieman, Gary Leibler, Erez Yuval, Roni Rosenheimer and David Frohmann), in June 2018 we issued 5,960,787 ordinary shares, and warrants to purchase an additional 4,768,629 shares. The gross proceeds from the sale of the shares amounted to $22.9 million. The warrants can be exercised for ordinary shares at an NIS-denominated price of NIS 16.20 per share (approximately $4.37 per share as of November 1, 2018); if all of the warrants are exercised, this would result in aggregate gross proceeds to us of approximately $21.5 million. Offering expenses were approximately $1.0 million.

•
From October 1, 2015 through November 1, 2018, we granted share options to employees, directors and consultants under our stock option plans to purchase an aggregate of 2,191,633 shares, with exercise prices ranging from approximately $2.50 to $4.00 per share, of which, as of the date of this registration statement, options to purchase 140,000 shares have been forfeited or expired and cancelled without being exercised.

Other than as described above, no underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.
Item 8.   Exhibits and Financial Statement Schedules.
Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1#	Articles of Association of the Registrant
4.1*	Form of Deposit Agreement between the registrant, the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder
4.2*	Specimen American Depositary Receipt (included in Exhibit 4.1)
4.3	Specimen Certificate for ordinary shares
5.1*	Form of Opinion of Goldfarb Seligman & Co., Israeli counsel to the Registrant (including consent)
10.1*	Form of Indemnification Agreement
10.2	Amended and Restated Exclusive License Agreement between Yissum Research Development Company of the Hebrew University of Jerusalem and the Company, dated November 14, 2005, as amended by Amendment No. 1 dated November 22, 2005, Amendment No. 2 dated September 11, 2007, Amendment No. 3 dated January 24, 2011 and Amendment No. 4 dated November 6, 2013
10.3†*	Clinical Supply Agreement among BioCancell Therapeutics Israel Ltd., Boehringer Ingelheim Biopharmaceuticals GmbH and Boehringer Ingelheim RCV GmbH & Co KG, dated April 3, 2013
10.4#*	Rental Agreement between the Administration for Development and Management of Industrial Zones in Jerusalem Ltd. and BioCancell Therapeutics Israel Ltd. dated November 7, 2013
10.5	Master Services Agreement between BioCancell Therapeutics Israel Ltd. and INC Research, LLC dated October 25, 2017.
10.6#	2011 Incentive Plan for Employees, Officers and Consultants
10.7#	Compensation Policy for Officers, dated February 2017
10.8	2017 Equity-Based Incentive Plan
10.9†*	Supply Agreement by and between BioCancell Therapeutics Israel Ltd. and Polyplus-Transection SA, dated April 21, 2015
10.10	Information Rights Agreement between Anchiano Therapeutics Ltd. and Clal Biotechnology Industries Ltd., dated December 19, 2018
21.1	List of subsidiaries of the Registrant
23.1	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm for the Registrant
23.2*	Consent of Goldfarb Seligman & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page hereto)

*
To be filed by amendment.

#
English translation of original Hebrew document.

†
Confidential treatment requested as to certain portions, which portions have been separately filed with the SEC.

Item 9.   Undertakings.
a.
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d.
The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel on January 7, 2019.
ANCHIANO THERAPEUTICS LTD.
By:
/s/ Dr. Frank G. Haluska

Name: Dr. Frank G. Haluska
Title: Chief Executive Officer
Power of Attorney
Each of the undersigned officers and directors of Anchiano Therapeutics Ltd. hereby constitutes and appoints Dr. Frank G. Haluska, with full power to act alone, the individual’s true and lawful attorney- in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of Anchiano Therapeutics Ltd. on Form F-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ Dr. Frank G. Haluska Dr. Frank G. Haluska	Chief Executive Officer and Director (Principal Executive Officer)	January 7, 2019
/s/ Jonathan Burgin Jonathan Burgin	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	January 7, 2019
/s/ Dr. Stephen Hoffman Dr. Stephen Hoffman	Chairman of the Board of Directors	January 7, 2019
/s/ Ruth Alon Ruth Alon	Director	January 7, 2019
/s/ Robert Connelly Robert Connelly	Director	January 7, 2019
/s/ Reginald Hardy Reginald Hardy	Director	January 7, 2019
/s/ Dr. Lawrence Howard Dr. Lawrence Howard	Director	January 7, 2019
/s/ Isaac Kohlberg Isaac Kohlberg	Director	January 7, 2019

Signatures	Title	Date
/s/ Efrat Makov Efrat Makov	Director	January 7, 2019
/s/ Dennison Veru Dennison Veru	Director	January 7, 2019

Signature of authorized representative in the United States
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Cambridge, the State of Massachusetts, on January 7, 2019.
By: ANCHIANO THERAPEUTICS, INC.
By:
/s/ Dr. Frank G. Haluska

Name: Dr. Frank G. Haluska
Title:   Chief Executive Officer